Exhibit 10.1

CREDIT AGREEMENT

dated as of

July 24, 2026

among

Topaz Holdings LLC,

As Holdings,

Arrow Bidco, LLC,

Target Logistics Management, LLC,

RL Signor Holdings, LLC,

TLM Equipment, LLC,

Target Culinary, LLC, and

US Iron Bidco, LLC,

as the Borrowers,

the Other Loan Parties party hereto from time to time,

the Lenders party hereto from time to time

and

JPMorgan Chase Bank, N.A.,
as Administrative Agent

JPMorgan Chase Bank, N.A.,
PNC Capital Markets LLC

and

Wells Fargo Bank, National Association
as Joint Lead Arrangers and Bookrunners

and

Huntington National Bank

and

Morgan Stanley Senior Funding, Inc.

as Co-Documentation Agents

i

v

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Base Certificate
Exhibit C	—	Form of Compliance Certificate
Exhibit D	—	Joinder Agreement
Exhibit E-1	—	U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-2	—	U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-3	—	U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-4	—	U.S. Tax Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F	—	Form of Intercompany Note

SCHEDULES:

Commitment Schedule
Schedule 1.01	—	Location of Collateral
Schedule 3.05	—	Properties
Schedule 3.12	—	Material Contracts
Schedule 3.14	—	Insurance
Schedule 3.15	—	Capitalization and Subsidiaries
Schedule 3.29	—	Other Financing Arrangements
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.10	—	Existing Restrictions

CREDIT AGREEMENT dated as of July 24, 2026 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) among TOPAZ HOLDINGS LLC, a Delaware limited liability company, as Holdings, ARROW BIDCO, LLC, a Delaware limited liability company, TARGET LOGISTICS MANAGEMENT, LLC, a Massachusetts limited liability company, RL SIGNOR HOLDINGS, LLC, a Delaware limited liability company, TLM EQUIPMENT, LLC, a Delaware limited liability company, TARGET CULINARY, LLC, a Delaware limited liability company, and US IRON BIDCO, LLC, a Delaware limited liability company, as Borrowers, each Guarantor party hereto, each other Loan Party party hereto from time to time, the Lenders and Issuing Banks party hereto from time to time, and JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Lenders.

RECITALS

A.            The Borrowers have requested that the Lenders provide an asset-based credit facility and make loans pursuant thereto on a revolving basis and, as applicable, issue letters of credit thereunder.

B.            The Lenders have agreed to provide such facility subject to the terms and conditions of this Agreement.

In consideration of the mutual covenants and agreements herein contained and of the commitments and loans hereinafter referred to and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

Article I

Definitions

Section 1.01      Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to (a) a rate of interest, refers to the Alternate Base Rate, and (b) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Account” has the meaning assigned to such term in the Security Agreement.

“Account Debtor” means any Person obligated on an Account.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which any Loan Party or a Restricted Subsidiary (a) acquires any or all or substantially all of the assets of any Person (or any line of business or division thereof), whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person that have ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to the Daily Simple SOFR; provided that if the Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to the Term SOFR Rate for such Interest Period; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Borrower” means Arrow Bidco, LLC, a Delaware limited liability company.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.

“Agent Parties” means, collectively, the Administrative Agent and its Related Parties.

“Aggregate Revolving Commitment” means, at any time, the aggregate of the Revolving Commitments of all of the Lenders, as increased or reduced from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Revolving Commitment is $660,000,000.

“Aggregate Revolving Exposure” means, at any time, the aggregate Revolving Exposure of all the Lenders at such time.

“Agreement” has the meaning specified in introductory paragraph hereof.

“Allocable Amount” has the meaning assigned to such term in Section 10.12.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two (2) U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.15 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.15(b)), then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Ancillary Document” has the meaning set forth in Section 9.06(b).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Holdings or any of its Subsidiaries from time to time concerning or relating to bribery or corruption (including, for the avoidance of doubt, the United States Foreign Corrupt Practices Act of 1977, as amended).

“Anti-Money Laundering Laws” means all laws, rules, and regulations related to money laundering, anti-terrorism, proceeds of crime, or financial record keeping, including without limitation the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act).

“Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans, LC Exposure or Swingline Loans, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the Aggregate Revolving Commitment (provided that, if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Aggregate Revolving Exposure at that time), and (b) with respect to Protective Advances or with respect to the Aggregate Revolving Exposure, a percentage based upon its share of the Aggregate Revolving Exposure and the unused Commitments; provided that, in accordance with Section 2.21, so long as any Lender is a Defaulting Lender, such Defaulting Lender’s Commitment shall be disregarded in the calculations under clauses (a) and (b) above.

“Applicable Period” has the meaning assigned to such term in the definition of “Applicable Rate”.

“Applicable Rate” means, for any day, with respect to any Loan, the applicable rate per annum set forth below under the caption “ABR Spread” or “Term Benchmark/RFR Spread”, as the case may be, based upon the Administrative Borrower’s Total Leverage Ratio as of the most recent determination date; provided that at no point shall the Applicable Rate exceed the Maximum Rate; provided, further that the “Applicable Rate” shall be the applicable rates per annum set forth below in Category 2 during the period from the Effective Date to, and including, the last day of the fiscal quarter of the Administrative Borrower ending on or about December 31, 2026:

Total Leverage Ratio	Term Benchmark/RFR Spread	ABR Spread
Category 1 less than 1.50 to 1.00	2.25%	1.25%
Category 2 greater than or equal to 1.50 to 1.00 but less than 2.50 to 1.00	2.50%	1.50%
Category 3 greater than or equal to 2.50 to 1.00 but less than 3.50 to 1.00	2.75%	1.75%
Category 4 greater than or equal to 3.50 to 1.00	3.00%	2.00%

For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter of the Administrative Borrower based upon the Administrative Borrower’s annual or quarterly Consolidated financial statements delivered pursuant to Section 5.01(a) or Section 5.01(b) and the related compliance certificate delivered pursuant to Section 5.01(e) and (b) each change in the Applicable Rate resulting from a change in the Total Leverage Ratio shall be effective during the period commencing on and including the first (1st) calendar day of the month following the date of delivery to the Administrative Agent of such Consolidated financial statements indicating or reflecting such change and ending on the date immediately preceding the effective date of the next such change, provided that if the Administrative Borrower fails to deliver the annual or quarterly Consolidated financial statements for any period by the deadline required under Section 5.01, the Administrative Agent (at its own option or at the request of the Required Lenders) may deem the Total Leverage Ratio to be Category 4 for the period commencing on the date such annual or quarterly financials were actually due under Section 5.01 and ending on the date such annual or quarterly financial statements are delivered to the Administrative Agent. In the event that, at any date prior to the Termination Date, any financial statement or compliance certificate delivered pursuant to Section 5.01(a), Section 5.01(b) or Section 5.01(e) is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, and only in such case, then the Administrative Borrower shall promptly (i) deliver or cause to be delivered to the Administrative Agent a corrected compliance certificate for such Applicable Period, (ii) determine the Applicable Rate for such Applicable Period based upon the corrected compliance certificate, and (iii) pay to the Administrative Agent any accrued additional interest owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance herewith, and, if such payment is made, any Default under clause (b) of Article VII that shall have occurred solely on account of the failure of any Borrower to pay interest when due as a result of such inaccuracy shall be automatically waived without any further action by the Administrative Agent or the Lenders. The preceding sentence is in addition to the rights of the Administrative Agent and Lenders with respect to Section 2.14(e) and Article VII and other of their respective rights under this Agreement.

“Approved Appraiser” means a reputable independent professional appraiser or appraisal firm as may be selected from time to time by the Administrative Borrower and approved by the Administrative Agent or the Required Lenders, which approval shall not be unreasonably withheld.

“Approved Bank” means (i) the Administrative Agent or any of its Affiliates or (ii) any other Lender or an Affiliate thereof or any other bank approved by the Administrative Agent (such approval not to be unreasonably withheld, delayed or conditioned).

“Approved Borrower Portal” has the meaning assigned to such term in Section 8.14(a).

“Approved Counterparty” means (a) a commercial bank having (i) capital and surplus of not less than $1,000,000,000 and (ii) a long-term senior unsecured debt rating is no worse than A-/A3 by S&P or Moody’s, (b) any Lender or Affiliate of a Lender, (c) any existing counterparty to a hedge agreement with a Loan Party or (d) any other financial institution reasonably acceptable to the Administrative Borrower and the Administrative Agent.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.04), in the form of Exhibit A or any other form approved by the Administrative Agent and the Borrower.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Available Excluded Contribution Amount” means the aggregate amount of cash or Permitted Investments or the fair market value of other assets or property (as reasonably determined by the Administrative Borrower, but excluding any Specified Equity Contribution) received by Holdings (and promptly contributed by Holdings to the Administrative Borrower) after the Effective Date from (without duplication):

(1) contributions in respect of, or the sale of, Equity Interests of Holdings or any direct or indirect parent thereof, other than Disqualified Capital Stock (other than any amounts received from the Administrative Borrower or any of its Restricted Subsidiaries); and

(2) the sale of Equity Interests of Holdings (other than (x) to the Administrative Borrower or any Restricted Subsidiary, (y) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or (z) Disqualified Capital Stock), provided that, (x) such amounts which are or have been used to incur Indebtedness pursuant to Section 6.01(y) or otherwise been applied to make a Restricted Payment pursuant to Section 6.08(a)(viii), or a voluntary prepayment, repurchase, redemption, or other defeasance or sinking fund payment in respect of Indebtedness pursuant to Section 6.08(b)(vi), shall not constitute (and shall be excluded from being added to) the Available Excluded Contribution Amount and (y) the Available Excluded Contribution Amount shall be reduced to the extent of any usage thereof to make an Investment pursuant to Section 6.04(w), a Restricted Payment pursuant to Section 6.08(a)(viii) or a voluntary prepayment, repurchase, redemption, or other defeasance or sinking fund payment in respect of Indebtedness pursuant to Section 6.08(b)(vi), which such usage, in each case, shall be notified to the Administrative Agent pursuant to Section 5.01(d).

“Available Revolving Commitment” means, at any time, with respect to any Lender, the Revolving Commitment minus the Revolving Exposure of such Lender (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.15.

“Average Balance” means an average daily closing balance (calculated as of the last day of each calendar month).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following bank services provided to any Loan Party or its Restricted Subsidiaries by any Lender or any of its respective Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of any Loan Party or its Restricted Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Reserves” means all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.

“Bankruptcy Code” means the U.S. Bankruptcy Code, being Title 11 of the U.S. Code.

“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets (except, in the case of immunity from attachment of assets, to the extent the liabilities of such Person (including judgments against it) are otherwise paid out of, or payable from, a fund of a Governmental Authority which was created and is then maintained for such purpose and is funded in an amount at least sufficient to satisfy such liabilities) or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, (a) with respect to any RFR Loan, the Daily Simple SOFR or (b) with respect to any Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to Daily Simple SOFR or the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.15.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the Adjusted Daily Simple SOFR; or

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Administrative Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to the above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Administrative Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Administrative Borrower, may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides, in consultation with the Administrative Borrower, that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines, in consultation with the Administrative Borrower, that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides, in consultation with the Administrative Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.15 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.15.

“Beneficial Owner” means, with respect to any U.S. federal withholding Tax, the beneficial owner, for U.S. federal income tax purposes, to whom such Tax relates.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Bona Fide Debt Fund” means any fund or investment vehicle predominantly engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and other similar extensions of credit in the ordinary course.

“Borrower” or “Borrowers” means, individually or collectively, as applicable, the Administrative Borrower, Target Logistics Management, LLC, a Massachusetts limited liability company, RL Signor Holdings, LLC, a Delaware limited liability company, TLM Equipment, LLC, a Delaware limited liability company, Target Culinary, LLC, a Delaware limited liability company, and US Iron Bidco, LLC, a Delaware limited liability company.

“Borrower Communications” has the meaning assigned to such term in Section 8.14(a).

“Borrower Materials” has the meaning assigned to such term in Section 5.01.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect (including the borrowing of an Extended Loan), (b) a Swingline Loan and (c) a Protective Advance.

“Borrowing Base” means, at any time, the sum, without duplication, of:

(a)            85% of the Loan Parties’ Eligible Accounts Receivable at such time, plus

(b)            85% of the Loan Parties’ Eligible Unbilled Accounts Receivable, provided that the portion of the Borrowing Base attributable to this clause (b) shall not exceed the lesser of (i) 5% of the amount attributable to all Eligible Accounts Receivable in the Borrowing Base and (ii) $2,500,000; plus

(c)            the lesser of (i) 95% of the net book value of the Loan Parties’ Eligible Rental Equipment and (ii) 80% multiplied by (A) the monthly Net Orderly Liquidation Value – In Place with respect to Eligible Rental Equipment identified in the Current Valuation Report multiplied by (B) the net book value of the Loan Parties’ Eligible Rental Equipment; plus

(d)            25% of the net book value of the Loan Parties’ Idle Rental Equipment, provided that the portion of the Borrowing Base attributable to this clause (d) shall not at any time exceed 7.5% of the total Borrowing Base; plus

(e)            100% of Qualified Cash; provided that the maximum amount of Qualified Cash which may be included in the Borrowing Base at any time shall not exceed 10% of the total Borrowing Base; minus

(f)            Reserves.

The Administrative Agent shall have the right, from time to time, in its Permitted Discretion, to establish or adjust Reserves, upon at least three (3) Business Days’ prior written notice to the Administrative Borrower (which notice shall include a description of such Reserve being established or adjusted). During such three (3) Business Day period, (x) there shall be no making of Loans or issuance or renewal of Letters of Credit that would result in Excess Availability being less than the amount by which the Borrowing Base would be reduced after the imposition of such Reserve and (y) the Administrative Agent shall, if requested, discuss any such Reserve or change with the Administrative Borrower and, to the extent applicable, the Administrative Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or change no longer exists or exists in a manner that would result in the establishment of a lower Reserve or result in a lesser change, in each case, in a manner and to the extent reasonably satisfactory to the Administrative Agent. Notwithstanding anything to the contrary herein, (i) the amount of any such Reserve or change shall have a reasonable relationship to the event, condition or other matter that is the basis for such Reserve or such change and (ii) no Reserves or changes shall be duplicative of Reserves or changes already expressly accounted for through eligibility criteria. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(f). For the avoidance of doubt, no Idle Rental Equipment shall be included in clause (c) above.

“Borrowing Base Assets” means assets of a type that could be included in the calculation of the Borrowing Base.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Administrative Borrower, in substantially the form of Exhibit B or another form which is reasonably acceptable to the Administrative Agent.

“Borrowing Request” means a request by the Administrative Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in Houston, Texas and New York, New York, so long as (a) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan and (b) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, such day is also a U.S. Government Securities Business Day.

“Capital Expenditures” of any Person means, without duplication, any expenditure for any purchase or other acquisition of any asset with a useful life of more than one year which would be classified as a fixed or capital asset on a consolidated balance sheet of such Person under GAAP.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital or finance lease on the balance sheet of that Person; provided that the adoption or issuance of any accounting standards after the Effective Date will not cause any lease that was not or would not have been a Capital Lease prior to such adoption or issuance to be deemed a Capital Lease.

“Capital Lease Deposit Account” means any Deposit Account established by a Borrower for the sole purpose of collecting proceeds of Accounts and Chattel Paper of such Borrower which are not included in the Borrowing Base and which arise under Stand-Alone Customer Capital Leases of equipment by such Borrower acquired by such Borrower under Permitted Stand-Alone Capital Lease Transactions.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Capital Lease and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Dominion Trigger Period” means (a) a period commencing on any date on which Excess Availability shall have been less than the Threshold Amount for at least five (5) consecutive Business Days and continuing until Excess Availability shall have been in excess of the Threshold Amount for twenty (20) consecutive days or (b) a period commencing on any date on which a Specified Event of Default shall have occurred and be continuing until no such Specified Event of Default shall have existed during the preceding twenty (20) consecutive days.

“Certificated Units” means each Unit that is the subject of a Certificate of Title issued under the motor vehicle or other applicable statute of any state, province or other jurisdiction, other than New Mexican Units.

“Certificates of Title” shall mean certificates of title, certificates of ownership or other registration certificates issued or required to be issued under the certificate of title or other similar laws of any state, province or other jurisdiction for any of the Rental Equipment.

“Change in Control” means (a) any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), other than Parent, the Sponsor and/or the Sponsor Affiliates, shall at any time have acquired direct or indirect beneficial ownership of both (x) 35% or more of the voting power of the outstanding Voting Stock of Holdings and (y) more than the percentage of the voting power of such Voting Stock then beneficially owned, directly or indirectly, in the aggregate, by the Parent, the Sponsor and the Sponsor Affiliates collectively, unless the Parent, the Sponsor and/or the Sponsor Affiliates has or have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of managers or similar governing body of Holdings; (b) Holdings shall cease to own, directly or indirectly, 100% on a fully diluted basis of the economic and voting interests in each of the Borrowers’ equity (subject to director qualifying shares and management owned shares in a percentage not in excess of that held by managers on the Effective Date) unless 100% of the equity of such Borrower is sold or otherwise disposed of in a transaction permitted hereunder or (c) a “change of control”, “change in control” or similar term as defined in any document, instrument or agreement evidencing or governing any Material Indebtedness of a Loan Party or any Restricted Subsidiary.

“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of any of the following: (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.16(b), by any lending office of such Lender or by such Lender’s or any Issuing Bank’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 9.17.

“Chattel Paper” has the meaning assigned to such term in the Security Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Existing Loans, Extended Loans (of the same Extension Series), Swingline Loans or Protective Advances.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term SOFR (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended from time to time (except as otherwise provided herein), and the rules and regulations and published interpretations promulgated thereunder.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be, become or be intended to be, subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Secured Parties, to secure the Secured Obligations.

“Collateral Access Agreement” means, to the extent required hereunder, any landlord waiver, bailee letter, warehouse letter, agreement regarding processing arrangements or other access agreement, collateral management agreement, warehouse receipt or other agreement, in each case, in form and substance reasonably satisfactory to the Administrative Agent, between the Administrative Agent and any third party (including any bailee, consignee, manufacturer, fabricator, customs broker, or other similar Person) in possession of any Collateral or any landlord of any real property where any Collateral is located, as such landlord waiver, bailee letter, warehouse letter, agreement regarding processing arrangements or other access agreement, collateral management agreement, warehouse receipt or other agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Collateral Documents” means, collectively, the Security Agreement, any Deposit Account Control Agreement, any Mortgage, any intellectual property security agreements, any estoppel and direct agreements and any other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence security interests or Liens to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages, deeds of trust, subordination agreements, collateral access agreements and landlord waivers, pledges, powers of attorney, consents, assignments, estoppels and/or direct agreements, contracts, financing statements and all other written matter whether theretofore, now or hereafter executed by any Loan Party and delivered to the Administrative Agent for such purpose.

“Collection Account” has the meaning assigned to such term in the Security Agreement.

“Commitment” means, with respect to each Lender, such Lender’s Revolving Commitment, together with the commitment of such Lender to acquire participations in Protective Advances made hereunder and Letters of Credit issued hereunder. The amount of each Lender’s Commitment as of the Effective Date is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. Unless the context shall otherwise requires, the term “Commitment” shall include any Extended Commitment of such Lender.

“Commitment Fee Rate” means (a) if the unused portion of the Aggregate Revolving Commitment is less than 50% of the Aggregate Revolving Commitment then in effect, 0.25% per annum and (b) otherwise, 0.375% per annum.

“Commitment Schedule” means the Schedule attached hereto and identified as such.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Agreement, including through an Electronic System or the Approved Borrower Portal.

“Compliance Certificate” means a certificate of a Financial Officer of the Administrative Borrower substantially in the form of Exhibit C required to be delivered pursuant to Section 5.01(e).

“Confidential Information” means all information relating to Holdings and/or any of its Subsidiaries and their respective businesses or the Transactions (including any information obtained by the Administrative Agent, any Issuing Bank, any Lender, or the Lead Arrangers, or any of their respective Related Parties, based on a review of any books and records relating to Holdings and/or any of its Subsidiaries and their respective Affiliates from time to time, including prior to the date hereof) other than any such information that is publicly available on a non-confidential basis to (or independently developed by) the Administrative Agent, the Lead Arrangers, such Issuing Bank or such Lender, as applicable, prior to disclosure by Holdings or any of its Subsidiaries.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used to modify a financial term, test, statement, or report of Holdings, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of Holdings and its Subsidiaries.

“Consolidated Fixed Charges” means, for any period, without duplication, the sum of (a) Interest Expense and (b) scheduled payments of principal on Total Indebtedness, in each case, of the Administrative Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, the aggregate net income (or loss) attributable to the Administrative Borrower and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded, to the extent otherwise included in the determination of net income, the following, without duplication, (i) any after-tax effect of extraordinary, non-recurring or unusual gains, losses, charges or expenses, including Transaction Expenses, (ii) the cumulative effect of changes in accounting principles or policies, (iii) any after-tax effect of disposed, abandoned, transferred, closed or discontinued operations and related gains or losses, (iv) after-tax gains or losses attributable to asset dispositions or abandonments or the sale or other disposition of Equity Interests outside the ordinary course, (v) the net income of any Non-Recourse Subsidiary, Unrestricted Subsidiary or Person accounted for by the equity method, except to the extent actually paid in cash to the Administrative Borrower or a Restricted Subsidiary, (vi) purchase-accounting adjustments and related amortization or write-offs, (vii) any after-tax effect of income or loss from early extinguishment of Indebtedness or Swap Agreements, (viii) impairment charges, asset write-offs or write-downs and amortization of intangibles, (ix) non-cash compensation charges or expenses and income or loss attributable to deferred compensation plans or trusts and (x) accruals, reserves, charges or expenses established or incurred in connection with any acquisition. In addition, to the extent not already accounted for in Consolidated Net Income, Consolidated Net Income shall include (i) business interruption insurance proceeds actually received by the Administrative Borrower and its Restricted Subsidiaries and (ii) reimbursements of expenses and charges covered by indemnification or other reimbursement provisions actually received by the Administrative Borrower and its Restricted Subsidiaries in connection with any Investment or disposition of assets, in each case, to the extent permitted hereunder.

“Consolidated Total Assets” means, at any date of determination, the total assets of the Administrative Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Administrative Borrower delivered pursuant to the terms of this Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Disbursement Account” means any account designated as a “Controlled Disbursement Account” in writing by the Administrative Borrower to the Administrative Agent and maintained with an Approved Bank as a zero balance, cash management account pursuant to and under any agreement between the Borrowers, the Administrative Agent and the applicable Approved Bank, as modified and amended from time to time, and through which all disbursements of the Borrowers, any other Loan Party and any designated Subsidiary of the Administrative Borrower are made and settled on a daily basis with no uninvested balance remaining overnight.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(a)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)            a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)            a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to such term in Section 9.21.

“Credit Party” means the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender.

“Current Valuation Report” means, as of any date, the most recent appraisal ordered by the Administrative Agent or otherwise provided by the Administrative Borrower in accordance with Section 5.12 for which a report has been received by the Administrative Agent.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to such term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Administrative Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.

“Deposit Account” has the meaning assigned to such term in the Security Agreement.

“Deposit Account Control Agreement” has the meaning assigned to such term in the Security Agreement.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests in a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith (but, in any case, excluding the granting of a Lien on such property).

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock or pursuant to customary provisions relating to redemptions upon a change of control or sale of assets but only so long as such rights of the holders thereof upon a change of control or sale of assets shall not be permitted to be exercised until the earlier of (a) the Maturity Date and (b) the Termination Date), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Indebtedness or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one hundred eighty (180) days after the earlier of (a) the Maturity Date and (b) the Termination Date; provided that if any such Equity Interest is issued pursuant to a plan for the benefit of the employees, directors or officers of Holdings or any Restricted Subsidiary or by any such plan to such Persons, such Equity Interest shall not be regarded as an Equity Interest constituting Disqualified Capital Stock solely because it may be required to be repurchased by Holdings, or any other Restricted Subsidiary in order to satisfy applicable regulatory obligations.

“Disqualified Institutions” means (the list of all such Persons (subject to the terms and conditions set forth herein), the “Disqualified Institutions List”) (a) those banks, financial institutions and other institutional lenders and investors that have been separately identified in writing by Holdings to the Lead Arrangers on or prior to June 20, 2026, (b) those Persons who are competitors of the Administrative Borrower and its Subsidiaries that are separately identified in writing by Holdings to the Administrative Agent from time to time and (c) in the case of each of clauses (a) and (b), any of their Affiliates (excluding, in the case of clauses (a) and (b), any Bona Fide Debt Fund affiliates) that are either (i) identified in writing by Holdings to the Administrative Agent from time to time or (ii) reasonably identifiable solely on the basis of the similarity of such Affiliate’s name; provided that any additional designation permitted by the foregoing clauses (a) through (c) shall not apply retroactively to any prior assignment or participation and shall not become effective until three (3) Business Days after delivery of notice to the Administrative Agent. The Disqualified Institutions List and any updates, deletions or modifications thereto shall be delivered to the Administrative Agent at JPMDQ_Contact@jpmorgan.com (or to such other address as the Administrative Agent may designate to the Administrative Borrower from time to time). The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions relating to Disqualified Institutions.

“Disqualified Institutions List” has the meaning assigned such term in the definition of “Disqualified Institutions”.

“Document” has the meaning assigned to such term in the Security Agreement.

“dollars” or “$” refers to lawful money of the U.S.

“Domestic Subsidiary” means each Restricted Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, for any period, Consolidated Net Income for such period (a) plus, without duplication, to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(i)            Interest Expense;

(ii)            provision for taxes based on income or profits or capital, including, without limitation, foreign, U.S. federal, state, franchise, excise and similar taxes and foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations) paid or accrued during such period and (without duplication) any payments to Parent Entity in respect of any such taxes;

(iii)            depreciation;

(iv)            amortization;

(v)            any fees, expenses and charges (other than depreciation or amortization expenses) related to any equity offering (including by any Parent Entity), Permitted Investment, acquisition (including Permitted Acquisitions), disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Agreement (including a refinancing hereof) (whether or not successful), and any amendment or modification to the terms of any such transaction, including such fees, expenses or charges related to (i) the Transactions or (ii) any amendment or other modification of this Agreement, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(vi)            any other non-cash charges, including any write-offs or write-downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period);

(vii)            the amount of any restructuring charges or reserves, business optimization expenses or non-recurring integration costs deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Effective Date and costs and charges related to the non-ordinary course closure and/or consolidation of facilities, severance, relocation costs, integration and facilities opening costs, transition costs and other restructuring costs;

(viii)            the amount of any non-controlling interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary deducted (and not added back) in such period in the calculation of Consolidated Net Income, excluding cash distributions in respect thereof;

(ix)            the amount of net cost savings, operating expense reductions, charges attributable to the undertaking and/or implementation of cost savings initiatives and improvements, business optimization and other restructuring and integration charges, and other synergies reasonably projected by the Administrative Borrower in good faith to result from actions taken or expected to be taken within 12 months following the date of determination (calculated on a pro forma basis as though such net cost savings, operating expense reductions, charges and other synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that such net cost savings, operating expense reductions or other synergies are reasonably identifiable (in the good faith determination of the Administrative Borrower) and quantifiable and reflected in each Compliance Certificate delivered to the Administrative Agent for any Test Period in which such net cost savings, operating expense reductions, charges or other synergies are reflected in EBITDA;

(x)            [reserved];

(xi)            any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the applicable Person or net cash proceeds of an issuance of Equity Interests of the applicable Person, in each case to the extent deducted (and not added back) in such period in the calculation of Consolidated Net Income;

(xii)            [reserved];

(xiii)            [reserved];

(xiv)            [reserved];

(xv)            payments paid or accrued during such period in respect of purchase price holdbacks or earn-outs to the extent deducted (and not added back) in such period in the calculation of Consolidated Net Income;

(xvi)            adjustments consistent with Regulation S-X of the Securities Act of 1933, as amended;

(xvii)            stock compensation expense recognized in accordance with GAAP under Accounting Standards Codification No. 718 and any successor pronouncements;

(xviii)            transaction costs incurred related to a business combination recognized in accordance with GAAP under Accounting Standards Codification No. 805 and any successor pronouncements, regardless of whether the relevant transaction is consummated;

(xix)            amortization of capitalized information system implementation costs recognized in accordance with GAAP under Accounting Standards Codification No. 350-40 and any successor pronouncements; and

(xx)            costs and expenses incurred in connection with the transportation, mobilization, demobilization, installation, relocation or removal of modular housing units, equipment, and related infrastructure in connection with the establishment, expansion, relocation or closure of lodging communities or project sites, including site preparation, logistics and related costs;

(b)            minus, without duplication, to the extent included (and not subtracted) in determining Consolidated Net Income for such period: all noncash gains increasing Consolidated Net Income for such period (excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period); provided that, to the extent non-cash gains are deducted pursuant to this clause (b)(i) for any previous period and not otherwise added back to EBITDA, EBITDA shall be increased by the amount of any cash receipts (or any netting arrangements resulting in reduced cash expenses) in respect of such non-cash gains received in subsequent periods to the extent not already included therein;

provided that, the sum of (A) the aggregate amount of increases pursuant to clauses (a)(v), (a)(vii), (a)(ix), (a)(xvi) and (a)(xx), plus (B) the aggregate amount of operating expense reductions, operating improvements and synergies given pro forma effect pursuant to Section 1.05, plus (C) the aggregate amount of pro forma operating expense reductions and operating improvements or synergies added back to EBITDA pursuant to the paragraph immediately below, shall not exceed (1) in the aggregate for all Test Periods during the fiscal year ending December 31, 2026, $50,000,000 and (2) for any Test Period thereafter, twenty percent (20%) of EBITDA (determined prior to giving effect to any such addbacks) in the aggregate for such Test Period.

EBITDA shall be calculated for each period on a pro forma basis to give effect to any permitted Acquisition or Disposition (or series of related permitted Acquisitions or Dispositions) involving consideration of greater than $5,000,000 or assets with a fair market value of greater than $5,000,000, respectively, or otherwise resulting in a Restricted Subsidiary ceasing to be a Subsidiary of Holdings (other than any liquidation or dissolution of such Restricted Subsidiary, or the merger of such Restricted Subsidiary into Holdings or another Restricted Subsidiary), in each case, consummated at any time on or after the first (1st) day of the period thereof as if each such Acquisition or Disposition had been effected on the first (1st) day of such period. Pro forma calculations may also include operating expense reductions and operating improvements or synergies for such period resulting from any Acquisition, Disposition or discontinued operation for which pro forma effect is being given that (A) have been realized or (B) for which specified actions have been taken or are reasonably expected to be taken within 12 months of the date of such transaction; provided that such operating expense reductions, operating improvements or synergies are reasonably identifiable and quantifiable, and no operating expense reductions, operating improvements or synergies shall be given pro forma effect to the extent duplicative of any expenses or charges relating to such operating expense reductions, operating improvements or synergies that are added back to EBITDA pursuant to clause (a); provided further that the sum of any pro forma operating expense reductions and operating improvements or synergies added back to EBITDA for any Test Period, plus the sum of (A) the aggregate amount of increases pursuant to clauses (a)(v), (a)(vii), (a)(ix), (a)(xvi) and (a)(xx) of this definition of “EBITDA”, plus (B) the aggregate amount of operating expense reductions, operating improvements and synergies given pro forma effect pursuant to Section 1.05 shall not exceed (1) in the aggregate for all Test Periods during the fiscal year ending December 31, 2026, $50,000,000 and (2) for any Test Period thereafter, twenty percent (20%) of EBITDA (determined prior to giving effect to any such addbacks) in the aggregate for such Test Period. Such pro forma calculations shall be determined in good faith by a Responsible Officer of the Administrative Borrower and notwithstanding anything to the contrary herein, shall be included in any calculation of EBITDA hereunder to the extent the Administrative Borrower has delivered to the Administrative Agent contemporaneously with any applicable calculation or Compliance Certificate hereunder, a certificate of a Financial Officer of the Administrative Borrower setting forth reasonably detailed supporting calculations with respect to such pro forma calculation.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, web portal access for the Borrowers, a Platform and any other internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Accounts Receivable” means, at any time, the Accounts or Chattel Paper of any Loan Party at such time except any Account or Chattel Paper:

(a)            which is not subject to a first priority duly perfected security interest in favor of the Administrative Agent;

(b)            (i) which is subject to any Lien other than (x) a Lien in favor of the Administrative Agent and (y) Permitted Encumbrances that do not have priority over the Lien in favor of the Administrative Agent or (ii) which arises under a Permitted Stand-Alone Capital Lease Transaction;

(c)            with respect to which more than one hundred twenty (120) days have elapsed since the date of the original invoice therefor or which is more than ninety (90) days past the due date for payment;

(d)            which is owing by an Account Debtor for which more than fifty percent (50%) of the Accounts owing from such Account Debtor and its Affiliates to the Loan Parties are ineligible pursuant to clause (c) above;

(e)            which is owing by an Account Debtor to the extent the aggregate amount of all otherwise Eligible Accounts Receivable owing from such Account Debtor and its Affiliates to all Loan Parties exceeds thirty percent (30%) of all of the aggregate Eligible Accounts Receivable, in each case, for the avoidance of doubt, only to the extent of such excess;

(f)            with respect to which any covenant, representation, or warranty relating to such Account or Chattel Paper contained in this Agreement or any Collateral Document has been breached or is not true in any material respect;

(g)            which (i) does not arise from the sale or lease of Rental Equipment, the provision of build-own-operate service or performance of other services in the ordinary course of business, (ii) is not evidenced by an invoice, or other documentation reasonably satisfactory to the Administrative Agent, which has been sent to the Account Debtor, (iii) represents a progress billing (provided, that unbilled Accounts (including progress billings) not to exceed $2,500,000 in the aggregate at any time may constitute Eligible Accounts Receivable to the extent they satisfy the other criteria set forth in this definition), (iv) is contingent upon such Loan Party’s completion of any further performance, or (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment which is billed prior to actual sale to the end user, cash-on-delivery or any other repurchase or return basis;

(h)             for which any Rental Equipment (other than Rental Equipment utilized in build-own-operate services) giving rise to such Account or Chattel Paper has not been shipped to the Account Debtor or for which the services giving rise to such Account or Chattel Paper have not been performed by such Loan Party;

(i)            with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j)            which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(k)            [reserved];

(l)            which is owed by an Account Debtor which (i) is not organized under applicable law of the U.S., any state of the U.S. or the District of Columbia or (ii) does not have its principal place of business in the U.S. or does not maintain it chief executive office in the U.S., in either case, unless such Account is backed by a letter of credit or other credit support reasonably acceptable to the Administrative Agent and which is in the possession of the Administrative Agent;

(m)            which is owed in any currency other than U.S. dollars;

(n)            which is owed by any Governmental Authority, unless (i) the Account Debtor is the United States or any department, agency or instrumentality thereof, and the Account has been assigned to the Administrative Agent in compliance with the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent on such Account have been complied with to the Administrative Agent’s reasonable satisfaction, (ii) such Account is backed by a letter of credit reasonably acceptable to the Administrative Agent and which is in the possession of the Administrative Agent, or (iii) the Administrative Agent otherwise reasonably approves;

(o)            which is owed by any Affiliate, employee, director, or officer of any Loan Party; provided that portfolio companies of the Sponsor, the Parent or the Permitted Investors that do business with the Loan Parties in the ordinary course of business will not be treated as Affiliates for purposes of this clause;

(p)            (i) which is owed by an Account Debtor which is the holder of Indebtedness issued or incurred by any Loan Party; provided, that any such Account shall only be ineligible as to that portion of such Account which is less than or equal to the amount owed by the Loan Party to such Person; or (ii) is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, but only to the extent of such security, deposit, progress payment, retainage or other similar advance;

(q)            which is subject to any counterclaim, deduction, defense, setoff or dispute, but only to the extent of the amount of such counterclaim, deduction, defense, setoff or dispute;

(r)            which is evidenced by any promissory note, Chattel Paper, or instrument (unless determined acceptable to the Administrative Agent in its sole discretion);

(s)            which is owed by an Account Debtor located in any jurisdiction that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless such Loan Party has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent such Loan Party may qualify subsequently as an entity authorized to transact business in such state or jurisdiction and gain access to such courts, without incurring any cost or penalty reasonably viewed by the Administrative Agent to be material in amount, and such later qualification cures any access to such courts to enforce payment of such Account; or which is owed by a Sanctioned Person;

(t)            (i) with respect to which any Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, but only to the extent of such reduction or (ii) any Account which was partially paid and the applicable Loan Party created a new receivable for the unpaid portion of such Account;

(u)            which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(v)            which arises out of the sale or lease of Rental Equipment or build-own-operate services that are the subject of a Surety Bond or is otherwise covered by a Surety Bond or securing any obligations under a Surety Bond;

(w)            which includes or represents accrued sales taxes payable by an Account Debtor, but only to the extent of such accrued sales taxes payable;

(x)            which is offset by a deposit made by an Account Debtor, but only to the extent of such deposit; or

(y)            which the Administrative Agent determines may not be paid by reason of the Account Debtor’s inability to pay (including due to any subordination terms contained in the underlying agreement with the Account Debtor) or which the Administrative Agent otherwise determines is unacceptable in its Permitted Discretion; provided that the Administrative Agent shall have given the Administrative Borrower at least three (3) Business Days’ prior written (including email) notice thereof prior to such Account (or a category of eligibility applicable to such Account) becoming ineligible.

In the event that an Account which was previously an Eligible Accounts Receivable ceases to be an Eligible Accounts Receivable hereunder, the Administrative Borrower shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. In determining the amount of an Eligible Accounts Receivable, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication of any eligibility criteria in effect from time to time, to the extent not reflected in such face amount, the aggregate amount of all cash received in respect of such Account but not yet applied by the applicable Loan Party to reduce the amount of such Account.

“Eligible Assignee” means any Person other than an Ineligible Institution.

“Eligible Rental Equipment” means the Rental Equipment owned by a Loan Party and meeting each of the following requirements:

(a)            such Loan Party has good title to such Rental Equipment;

(b)            such Loan Party has the right to subject such Rental Equipment to a Lien in favor of the Administrative Agent and, subject to Section 5.16(b), such Rental Equipment is subject to a first priority perfected Lien in favor of the Administrative Agent and is free and clear of all other Liens of any nature whatsoever except, in each case, for Permitted Encumbrances which do not have priority over the Lien in favor of the Administrative Agent;

(c)            the full purchase price for such Rental Equipment has been paid by such Loan Party;

(d)            [reserved];

(e)            such Rental Equipment is (i) located on premises owned by a Loan Party, which premises (if such premises constitute Material Real Estate) are subject to a valid and subsisting Lien in favor of the Administrative Agent, (ii) located on premises leased by a Loan Party where (A) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (B) a Rent Reserve or other appropriate Reserve for rent, charges, and other amounts with respect to such facility has been established by the Administrative Agent in its Permitted Discretion, (iii) in transit between locations of the Loan Parties; provided that the amount of the Borrowing Base attributable to any such Rental Equipment in transit pursuant to this clause (iii), together with any Rental Equipment in transit pursuant to the succeeding clause (iv), collectively, shall not at any time exceed $5,000,000, (iv) located on the premises of any customer of any Loan Party or in transit to or from the location of any customer of any Loan Party; provided that the amount of the Borrowing Base attributable to any such Rental Equipment in transit pursuant to this clause (iv), together with any Rental Equipment in transit pursuant to the preceding clause (iii), collectively, shall not at any time exceed $5,000,000, (v) located in any third-party warehouse or in the possession of a bailee, processor or other Person (other than a customer to whom such Rental Equipment is leased), where (A) such warehouseman, bailee, processor or other Person has delivered to the Administrative Agent a Collateral Access Agreement and/or such other documentation as the Administrative Agent may reasonably require or (B) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion or (vi)located at a location listed on Schedule 1.01;

(f)            such Rental Equipment is in good working order and condition (ordinary wear and tear excepted), is used or held for use by such Loan Party in the ordinary course of business of such Loan Party and does not constitute obsolete, permanently idle, or non-redeployable assets; provided that, subject to clause (d) in the definition of “Borrowing Base”, Idle Rental Equipment shall not be disqualified as Eligible Rental Equipment solely as a result of this clause (f);

(g)            such Rental Equipment (i) is not subject to any agreement which restricts the Administrative Agent’s ability to take possession of, sell or otherwise dispose of such Rental Equipment (other than, for the avoidance of doubt, any agreement that restricts the use, sale, transport or disposition of such Rental Equipment solely to the extent necessary to fulfill a Loan Party’s contractual obligations under such agreement with respect to such Rental Equipment, so long as such restrictions do not, and do not purport to, expressly limit or otherwise materially impair the Administrative Agent’s rights or exercise of remedies during an Event of Default that has occurred and is continuing) and (ii) has not been purchased from a Sanctioned Person;

(h)            if such Rental Equipment (other than storage containers) is owned by a Loan Party other than the Unit Subsidiary, such Rental Equipment constitutes Qualified Certificated Units with respect to which all actions required to be taken pursuant to Section 5.14(j) or Section 5.17 have been taken;

(i)            such Rental Equipment is not slow moving, obsolete, unmerchantable, defective, unfit for sale and rent, not salable at prices approximating at least the cost of such Rental Equipment in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(j)            such Rental Equipment does not constitute packaging and shipping material, manufacturing supplies, display items, bill-and-hold goods returned or repossessed goods (other than goods that are undamaged and able to be resold in the ordinary course of business), defective goods, goods held on consignment, goods to be returned to such Loan Parties’ suppliers or goods which are not of a type held for lease or sale in the ordinary course of business;

(k)            such Rental Equipment is not evidenced by a warehouse receipt or a Document;

(l)            such Rental Equipment is not the subject of a Permitted Stand-Alone Capital Lease Transaction; and

(m)            such Rental Equipment does not constitute “Fixtures” under the applicable laws of the jurisdiction in which such Rental Equipment is located.

In the event that Rental Equipment which was previously Eligible Rental Equipment ceases to be Eligible Rental Equipment hereunder, the Administrative Borrower shall notify the Administrative Agent thereof promptly after a Loan Party has knowledge such Rental Equipment ceases to be Eligible Rental Equipment and this shall be reflected on the next Borrowing Base Certificate.

“Eligible Unbilled Accounts Receivable” means, with respect to each Loan Party, each Account of such Loan Party that would be an Eligible Accounts Receivable but for the fact that such Account has not been invoiced; provided that, no more than thirty (30) days have elapsed from the date on which such Loan Party recognizes such Account on its books and records until its issuance of an invoice with respect thereto.

“Environmental Laws” means all laws (including common laws), statutes, treaties, rules, regulations, codes, ordinances, orders, decrees, writs, judgments, injunctions, notices or binding written agreements issued, promulgated or entered into by any Governmental Authority, concerning the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to public or worker health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for personal injury or damages, costs of environmental remediation, feasibility studies, and other response actions, costs of administrative oversight, fines, penalties, natural resource damages or indemnities), relating to (a) any actual or alleged violation of, or liability arising under, any Environmental Law, (b) the manufacture, production, generation, use, handling, transportation, storage, treatment, reclamation, recycling or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the presence, Release, threatened Release or cleanup of any Hazardous Materials or (e) any written contract or other agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, units, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing (until so converted or exchanged).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations and published interpretations thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is (i) treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code and (ii) under common control, within the meaning of Section 4001(a)(14) of ERISA.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the thirty (30) day notice period is waived), (b) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (c) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, with respect to any Plan, (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (e) the incurrence by any Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a Plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the incurrence by any Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of the Borrowers or any ERISA Affiliate from any Plan or Multiemployer Plan, or (h) the receipt by any Loan Party or any ERISA Affiliate of any notice from any Multiemployer Plan, concerning the imposition upon any Loan Party or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, “insolvent” within the meaning of Section 4245 of ERISA, in “endangered” or “critical” status (within the meaning of Sections 431 or 432 of the Code or Sections 304 or 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Availability” means, at any time, an amount equal to (a) the Line Cap minus (b) the Aggregate Revolving Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Deposit Accounts” means (a) each deposit account for which all of the deposits consist solely of amounts utilized to fund payroll, employee benefit or Tax obligations of the Administrative Borrower and its Restricted Subsidiaries, (b) escrow, trust or fiduciary accounts, (c) “zero balance” accounts, (d) trust and suspense deposit accounts of Holdings and any Restricted Subsidiary solely holding amounts held for the benefit of third parties and (e) (i) any accounts, individually with an Average Balance of less than or equal to $2,000,000 or (ii) in the aggregate with all other accounts being treated as Excluded Deposit Accounts under this clause (e), with an Average Balance of less than or equal to $3,000,000; provided that, to the extent deposit accounts not subject to a Deposit Account Control Agreement that are Excluded Deposit Accounts pursuant to this clause (e) (the “Excluded Threshold Accounts”) have an aggregate Average Balance in excess of $3,000,000, the Loan Parties shall, within thirty (30) days after the applicable calendar month end (or such later date acceptable to the Administrative Agent in its reasonable discretion), provide Deposit Account Control Agreements to the Administrative Agent on such Excluded Threshold Accounts sufficient to cause the aggregate Average Balance of the Excluded Threshold Accounts to be less than or equal to $3,000,000 as of such calendar month end if such Deposit Account Control Agreements had then been in effect.

“Excluded Subsidiary” means, subject to Section 5.14(a), any Subsidiary of the Administrative Borrower that, (a) individually accounts for not greater than 2.5% of either the Consolidated Total Assets or EBITDA of the Administrative Borrower and its Restricted Subsidiaries for the most recently ended Test Period, (b) in the aggregate together with all other Restricted Subsidiaries of the Administrative Borrower excluded via this definition, accounts for not greater than 7.5% of either the Consolidated Total Assets or EBITDA of the Administrative Borrower and its Restricted Subsidiaries for the most recently ended Test Period, (c) any Subsidiary with respect to which a Guarantee could result in material adverse tax or regulatory consequences to a Loan Party or one of their respective Subsidiaries as reasonably determined by the Administrative Borrower (in consultation with the Administrative Agent), (d) any Unrestricted Subsidiary, (e) any Subsidiary that is not a Wholly-Owned Subsidiary of the Administrative Borrower and its Restricted Subsidiaries (other than any Borrower), (f) any Domestic Subsidiary that is not a Borrower as of the Effective Date that (i) has no material assets other than equity interests (or equity and debt interests) of one or more Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957(a) of the Code, (ii) is disregarded as an entity separate from its owner for U.S. federal income tax purposes and that owns equity interests in one or more Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957(a) of the Code or that are described in the preceding clause (f)(i) of this paragraph, or (iii) is a Subsidiary of a Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code, (g) any Foreign Subsidiary, (h) each Non-Recourse Subsidiary and (i) any Restricted Subsidiary for which Guarantees or granting Liens to secure the Obligations are (A) prohibited by law or require consent, approval or authorization of a Governmental Authority (unless such consent, approval or authorization has been received) or (B) contractually prohibited on the Effective Date or, following the Effective Date, the date of acquisition so long as such prohibition was in effect on the date of such acquisition and was not created in contemplation of such acquisition; provided that any Restricted Subsidiary that (x) Guarantees any Material Indebtedness of any Loan Party, (y) is party to a Material Contract or (z) owns any Material Intellectual Property shall not constitute an Excluded Subsidiary. For the avoidance of doubt, each of the following Subsidiaries constitutes an Excluded Subsidiary as of the Effective Date: Target Hospitality Canada Inc.; TL Proveeduria y Servicios S. de R.L. de C.V.; Target Management Canada LTD.; Chard Camp Catering Service LTD.; CMD-Camp Catering Limited Partner Inc.; CMD-Camp Catering GP Inc.; CMD-Camp Catering Limited Partnership; and Chard Métis Dene Holdings LP.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Administrative Borrower under Section 2.20(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.18, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.18(f), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Excluded Threshold Accounts” has the meaning assigned to such term in the definition of “Excluded Deposit Accounts”.

“Existing Class” has the meaning provided in Section 2.10.

“Existing Commitment” has the meaning provided in Section 2.10.

“Existing Credit Agreement” means that certain ABL Credit Agreement, dated as of March 15, 2019, among Holdings, the Borrowers, the other Subsidiaries of Holdings party thereto, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent and collateral agent (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof).

“Existing Loans” has the meaning provided in Section 2.10.

“Extended Commitments” has the meaning provided in Section 2.10.

“Extended Loans” has the meaning provided in Section 2.10.

“Extending Lender” has the meaning provided in Section 2.10(a).

“Extension Amendment” has the meaning provided in Section 2.10(b).

“Extension Date” has the meaning provided in Section 2.10(c).

“Extension Election” has the meaning provided in Section 2.10(a).

“Extension Request” has the meaning provided in Section 2.10.

“Extension Series” shall mean all Extended Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Commitments provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, maturity and other terms.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate.

“Fee Letters” means (a) that certain Agent Fee Letter dated as of June 20, 2026, between JPMCB and the Administrative Borrower, as the same may be further amended, restated, supplemented or otherwise modified from time to time and (b) any letter agreements entered into from time to time between the Borrowers, the Lead Arrangers and/or the Administrative Agent, providing for the payments of fees to the Administrative Agent, the Lead Arrangers and/or any Lender in connection with this Agreement or any transactions contemplated hereby.

“Financial Officer” means, as to any Person, the chief financial officer, chief accounting officer, treasurer, assistant treasurer or controller of such Person.

“First Lien Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Total First Lien Secured Indebtedness as of such date to (b) Test EBITDA.

“Fixed Charge Coverage Ratio” means, (a) prior to the delivery by the Administrative Borrower of the financial statements for the fiscal quarter ending December 31, 2028, as of any date of determination, the ratio of (i) EBITDA for the fiscal quarter most recently ended as of such date minus Unfinanced Maintenance Capital Expenditures for such fiscal quarter minus cash income taxes paid and provisions for cash income taxes for such fiscal quarter, multiplied by four (4), to (ii) Consolidated Fixed Charges for the fiscal quarter most recently ended as of such date multiplied by four (4) and (b) commencing with the delivery by the Administrative Borrower of the financial statements for the fiscal quarter ending December 31, 2028, and for each fiscal quarter thereafter, the ratio of (i) EBITDA minus Unfinanced Maintenance Capital Expenditures minus cash income taxes paid and provisions for cash income taxes to (ii) Consolidated Fixed Charges, all calculated for the most recently ended Test Period. For the avoidance of doubt, no growth capital expenditures shall be deducted from the calculation of the Fixed Charge Coverage Ratio.

“Flood Insurance Requirements” means the Administrative Agent has received evidence indicating whether the improvements or any part thereof on any real property required to be subject to a Lien in favor of the Administrative Agent are or will be located within a “Special Flood Hazard Area” as designated on maps prepared by the Federal Emergency Management Agency, and, if so, a flood notification form signed by the Administrative Borrower and evidence that a flood insurance policy or policies are in place for such improvements on the property and contents or other Collateral, as applicable, all in form, substance and amount satisfactory to the Administrative Agent and at a minimum in compliance with applicable Flood Laws.

“Flood Laws” means the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994, the Biggert-Waters Flood Insurance Act of 2012, as such statutes may be amended or re-codified from time to time, any substitutions, any regulations promulgated under such Flood Laws, and all other legal requirements relating to flood insurance.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR, as applicable. For the avoidance of doubt, the initial Floor for each of the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR shall be zero.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means each Restricted Subsidiary that is incorporated under the laws of any jurisdiction other than the United States, any state thereof, or any territory thereof.

“Funding Account” means the deposit account of the Administrative Borrower to which the Administrative Agent is authorized by the Administrative Borrower to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement, as set forth in a written notice delivered to the Administrative Agent on or prior to the Effective Date, or such other deposit account of a Borrower as may be designated by the Administrative Borrower to the Administrative Agent in writing from time to time.

“GAAP” means, subject to Section 1.04, generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity (including any supranational bodies such as the European Union) exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations entered into in connection with any acquisition or disposition or other transaction in the ordinary course of business. “Guaranteed” has the meaning correlative thereto.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Guarantor Payment” has the meaning assigned to such term in Section 10.12.

“Guarantors” means all Loan Guarantors and all non-Loan Parties who have delivered an Obligation Guaranty, and the term “Guarantor” means each or any one of them individually.

“Hazardous Materials” means: (a) any substance, material, or waste that is regulated by, or for which liability or applicable standards of conduct are imposed under, any Environmental Law, including any substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “special waste”, “toxic substances,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Law; (b) those substances listed as hazardous substances by the U.S. Department of Transportation (or any successor agency) (49 C.F.R. §172.101) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. §302.4); and (c) any substance, material, or waste that is petroleum or a petroleum by-product, natural gas, natural gas liquids, asbestos or asbestos-containing material, polychlorinated biphenyls, per- or polyfluoroalkyl substances, flammable, explosive, radioactive, freon gas, radon, or toxic mold.

“Historical Financial Statements” has the meaning assigned to such term in Section 4.01(b).

“Holdings” means Topaz Holdings LLC, a Delaware limited liability company.

“Housing Units” means any modular, mobile or other relocatable housing unit or lodging structure included in Rental Equipment, together with any appliances, fixtures, furniture, equipment, accessories, parts and other contents attached to, installed in, located in or used in connection with such unit.

“Idle Rental Equipment” means Eligible Rental Equipment that (a) is temporarily uncontracted but remains deployable or redeployable, subject to valuation in accordance with GAAP and applicable appraisal caps and (b) otherwise satisfies all criteria set forth in the definition of “Eligible Rental Equipment”.

“Indebtedness” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person (whether created or assumed) for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, (b) all obligations of such Person (whether contingent or otherwise) in respect of bankers’ acceptances, letters of credit, surety or other bonds and similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding (i) any earn out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (ii) trade payables and accrued expenses, in each case arising in the ordinary course of business which are not greater than one hundred twenty (120) days past due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP), (d) all Capital Lease Obligations of such Person, (e) all Indebtedness (as described in the other clauses of this definition) of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness for purposes of this clause (e), shall be an amount equal to the unpaid amount of such Indebtedness or, if less, the fair market value of the encumbered property, (f) all Indebtedness (as described in the other clauses of this definition) of others Guaranteed by such Person or in respect of which such Person otherwise assures a creditor against loss, (g) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Indebtedness or property of others, (h) Disqualified Capital Stock, (i) any Indebtedness (as described in the other clauses of this definition) of a Special Entity for which such Person is liable either by agreement, by operation of law or because of a requirement of any Governmental Authority, but only to the extent of the maximum liability of such Person under such agreement, law or requirement of such Governmental Authority, (j) all amounts owed by such Person under Swap Agreements to the counterparties under such Swap Agreements, and (k) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person. Except as explicitly set forth above, the Indebtedness of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP; provided that Indebtedness shall not include deferred or prepaid revenue, purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller or indebtedness of any Parent Entity of the Administrative Borrower appearing on the consolidated balance sheet of the Administrative Borrower by reason of push-down accounting under GAAP.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(c).

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Intellectual Property” has the meaning assigned to such term in the Security Agreement.

“Intercompany Note” means a master promissory note in the form of Exhibit F.

“Interest Election Request” means a request by the Administrative Borrower to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Expense” means, without duplication, the sum of (a) consolidated interest expense of the Administrative Borrower and its Restricted Subsidiaries for such period, to the extent deducted (and not added back) in computing Consolidated Net Income, including amortization of original issue discount, commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, non-cash interest payments (excluding mark-to-market hedging or derivative adjustments), the interest component of Capital Lease Obligations and net payments, if any, pursuant to interest rate hedging obligations with respect to Indebtedness, and excluding penalties and interest relating to taxes, additional interest relating to customary registration rights, non-cash mark-to-market hedging or derivative interest expense, interest expense of a Parent Entity resulting from push-down accounting, accretion or accrual of discounted liabilities not constituting Indebtedness, purchase accounting discounting expense, amortization of deferred financing fees, debt issuance costs, commissions, fees, expenses and original issue discount, expensing of bridge, commitment and other financing fees, plus (b) consolidated capitalized interest of the Administrative Borrower and its Restricted Subsidiaries, whether paid or accrued, less (c) interest income of the Administrative Borrower and its Restricted Subsidiaries.

“Interest Payment Date” means (a) with respect to any ABR Loan and Swingline Loan, the first (1st) Business Day of each fiscal quarter and the Maturity Date, (b) with respect to any RFR Loan, (i) each date that is on the numerically corresponding day in each calendar month after the Borrowing of such Loan as the date that such Loan was funded (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (ii) the Maturity Date and (c) with respect to any Term Benchmark Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part (and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first (1st) day of such Interest Period) and the Maturity Date.

“Interest Period” means, with respect to any Term Benchmark Borrowing, the period commencing on the date of such Term Benchmark Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), three (3) or six (6) months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Administrative Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day; (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period; and (iii) no tenor that has been removed from this definition pursuant to Section 2.15(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, (a) the formation of any Subsidiary after the Effective Date, (b) the purchase, holding, assumption or acquisition (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) of Indebtedness (or evidence thereof) or Equity Interests or other securities (including any option, warrant or other right to acquire any of the foregoing) of any other Person, (c) making or permitting to exist any loans, advances or other extensions of credit to, the Guarantee of any obligations of (or other contingent obligations with respect to), or making or permitting to exist any capital contribution, investment or any other interest in any other Person or (d) the purchase or other acquisition (in one transaction or a series of transactions) of any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), including an Acquisition.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means each of JPMCB and PNC Bank in its capacity as issuer of Letters of Credit hereunder, and any other Revolving Lender from time to time designated by the Administrative Borrower as an Issuing Bank (in each case, through itself or through one of its designated affiliates or branch offices), with the consent of such Revolving Lender and the Administrative Agent, and their respective successors in such capacity as provided in Section 2.06(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.06 with respect to such Letters of Credit). At any time there is more than one Issuing Bank, all singular references to the Issuing Bank shall mean any Issuing Bank, either Issuing Bank, each Issuing Bank, the Issuing Bank that has issued the applicable Letter of Credit, or both (or all) Issuing Banks, as the context may require.

“Issuing Bank Sublimit” means, as of the Effective Date, (a) $50,000,000, in the case of JPMCB and (b) $50,000,000, in the case of PNC Bank and (c) with respect to any other Issuing Bank, such amount as shall be designated to the Administrative Agent and the Administrative Borrower in writing by such Issuing Bank; provided that any Issuing Bank shall be permitted at any time to increase its Issuing Bank Sublimit upon providing five (5) days’ prior written notice thereof to the Administrative Agent and the Administrative Borrower; provided, further, that no increase to any Issuing Bank’s Issuing Bank Sublimit shall result in the aggregate LC Exposure exceeding the maximum amount therefor in Section 2.06(b).

“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit D.

“JPMCB” means JPMorgan Chase Bank, N.A., in its individual capacity.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means any payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time.

“LCT Test Date” means, with respect to any Limited Conditionality Transaction, the date elected by the Administrative Borrower pursuant to Section 1.08(a) for determining whether such Limited Conditionality Transaction and the transactions related thereto are permitted hereunder.

“Lead Arrangers” means, collectively, the Persons named as Joint Lead Arrangers and Bookrunners on the cover page of this Agreement, in each case, in its capacity as joint lead arranger and bookrunner.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender-Related Person” has the meaning assigned to such term in Section 9.03(b).

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a Lender hereunder pursuant to Section 2.09 or an Assignment and Assumption, other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Banks.

“Letters of Credit” means the standby letters of credit issued pursuant to this Agreement, and the term “Letter of Credit” means any one of them or each of them singularly, as the context may require.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, in the nature of security. For the purposes of this Agreement, Holdings or any Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Limited Conditionality Transactions” means any Permitted Acquisition or other permitted Investment by the Administrative Borrower or any of its Restricted Subsidiaries, any irrevocable debt repurchase, repayment or redemption permitted under Section 6.08(b) and any permitted Restricted Payment, in each case, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“Line Cap” means, as of any date of determination, the lesser of (a) the Borrowing Base and (b) the Aggregate Revolving Commitment.

“Loan Documents” means, collectively, this Agreement, any promissory notes issued pursuant to this Agreement, the Collateral Documents, the Intercompany Note, the Loan Guaranty, any Obligation Guaranty, the Fee Letters and each intercreditor agreement executed by the Borrowers pursuant to this Agreement. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, amendments and restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” means each Loan Party.

“Loan Guaranty” means Article X of this Agreement pursuant to which the Guarantors unconditionally guarantee on a joint and several basis, payment and performance of the Secured Obligations.

“Loan Parties” means, collectively, Holdings, the Borrowers, the Subsidiary Guarantors and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their successors and assigns, and the term “Loan Party” shall mean any one of them or all of them individually, as the context may require.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans and Protective Advances, and shall include each Extended Loan made in extension thereof in accordance with Section 2.10.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.

“Master Lease Agreements” means any lease agreement between the Unit Subsidiary and a Borrower other than the Unit Subsidiary pursuant to which Non-Qualified Units from time to time held by the Unit Subsidiary are leased to another Borrower.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, results of operations, or financial condition of Holdings and its Restricted Subsidiaries, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform any of their payment obligations under the Loan Documents, or (c) the rights and remedies of the Administrative Agent, any Issuing Bank or any Lender under any Loan Document to which it is party.

“Material Contract” means any contract for the provision of beds, facility services or other “workforce hospitality solutions” to “hyperscalers” or to support data center campuses, AI infrastructure, critical minerals development and power generation projects, in each case expected to contribute annual revenues (excluding variable revenues) in excess of $50,000,000.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Administrative Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $30,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Administrative Borrower and its Restricted Subsidiaries in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Administrative Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Intellectual Property” means any Intellectual Property that, individually or in the aggregate, is material to the operation of the business of the Loan Parties, the Restricted Subsidiaries and their respective Subsidiaries.

“Material Intellectual Property Provision” means, notwithstanding anything else in this Agreement or in the other Loan Documents to the contrary, (a) no Investment or Disposition of Material Intellectual Property may be made from any Loan Party to any Subsidiary that is not a Loan Party, other than the grant of a non-exclusive license of such Intellectual Property to such Subsidiary in the ordinary course of business, and (b) no Restricted Subsidiary that is not a Loan Party nor any Unrestricted Subsidiary may hold (including as a result of an exclusive license or exclusive sublicense granted to such Restricted Subsidiary or Unrestricted Subsidiary) any Material Intellectual Property at any time, including property that was Material Intellectual Property at the time of acquisition by (or the grant of an exclusive license or exclusive sublicense to) such subsidiary or becomes Material Intellectual Property thereafter.

“Material Real Estate” means any parcel of Real Property in the United States owned in fee simple by any Loan Party with a fair market value (excluding the value of any Rental Equipment, Housing Units or other rental units located thereon) in excess of $25,000,000.

“Material Subsidiary” means (a) any Restricted Subsidiary guaranteeing Material Indebtedness of any Loan Party, (b) any Restricted Subsidiary of the Administrative Borrower that individually accounts for greater than or equal to 2.5% of Consolidated Total Assets or EBITDA of the Administrative Borrower and its consolidated Restricted Subsidiaries, (c) any Restricted Subsidiary of the Administrative Borrower who, in the aggregate together with all other Restricted Subsidiaries excluded via this definition, has total assets or EBITDA exceeding 7.5% of the Consolidated Total Assets or EBITDA of the Administrative Borrower and its consolidated Restricted Subsidiaries and (d) any Restricted Subsidiary that (i) is party to any Material Contract or (ii) owns any Material Intellectual Property.

“Material Swap Agreement” means any Swap Agreement with a swap termination value of $10,000,000 or greater.

“Maturity Date” means, with respect to any Commitments, the earliest of (i) July 24, 2031 and (ii) the date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof; provided that the Maturity Date may be extended pursuant to an Extension Amendment in accordance with Section 2.10 (it being understood and agreed that such extensions will not operate on the preceding clause (ii)).

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any mortgage, deed of trust, deed to secure debt or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, on Real Property of a Loan Party, including any amendment, restatement, modification or supplement thereto, in form and substance reasonably acceptable to the Administrative Agent and the Administrative Borrower; provided, that no Mortgage will impose any commercial obligation on any Loan Party or contain any representation, warranty or undertaking that is not required for the creation and/or perfection of a security interest in the relevant Real Property or customary in light of applicable laws in the relevant jurisdiction.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA that is subject to the provisions of Title IV of ERISA, to which any Loan Party or ERISA Affiliate is obligated to make contributions, or during the preceding five plan years has made or been obligated to make contributions with respect to employees in the U.S.

“Net Orderly Liquidation Value – In Place” means, with respect to the Eligible Rental Equipment of any Person, the net orderly liquidation value in-place thereof, expressed as a percentage of net book value, as determined by reference to the Current Valuation Report, net of all costs of liquidation thereof.

“Net Proceeds” means, with respect to any Prepayment Event, (a) the cash proceeds received in respect of such Prepayment Event including (without duplication) (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when actually received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum (without duplication) of (i) all reasonable and documented out-of-pocket fees and expenses incurred by the Loan Parties (other than any fees paid to or expenses owing to, Affiliates of any Loan Party) directly related to such Prepayment Event, (ii) in the case of a Disposition (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount required to be repaid (and is timely repaid) as a result of such event to repay Indebtedness (other than the Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event including accrued but unpaid interest thereon and any breakage or similar fees payable with respect thereto, (iii) the amount of all Taxes paid (or reasonably estimated to be payable by Holdings and its Restricted Subsidiaries or their equity holders) and the amount of any escrows established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of the Borrower) and (iv) amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustment associated with such Prepayment Event (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds).

“New Mexican Units” means the Units located in the State of New Mexico on the Effective Date for which a Certificate of Title has been issued but which are no longer required to be subject to a Certificate of Title under the laws of the State of New Mexico.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Non-Qualified Units” means any Unit which is not a Qualified Certificated Unit at such time.

“Non-Recourse Debt” means Indebtedness (a) as to which no Loan Party nor any Restricted Subsidiary (other than any Non-Recourse Subsidiary) provides credit support, is directly or indirectly liable or constitutes the lender, other than by virtue of a pledge of the Equity Interests of any Non-Recourse Subsidiary, (b) no default with respect to which would permit any holder of any other Indebtedness of the Loan Parties or Restricted Subsidiaries to declare a default or accelerate such other Indebtedness and (c) as to which the lenders thereunder will not have recourse to the Equity Interests or assets of any Loan Party or Restricted Subsidiary, other than the Non-Recourse Subsidiaries.

“Non-Recourse Subsidiary” means any Domestic Subsidiary of the Administrative Borrower (other than a Loan Party) created for the purpose of obtaining stand-alone financing for the acquisition and lease of Rental Equipment to customers, and all of whose Indebtedness is Non-Recourse Debt.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligation Guaranty” means any Guarantee of all or any portion of the Secured Obligations executed and delivered to the Administrative Agent for the benefit of the Secured Parties by a guarantor who is not a Loan Party.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Loan Parties to any of the Lenders, the Administrative Agent, the Issuing Banks or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, in each case, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Off-Balance Sheet Financing” means, with respect to any Loan Party or any of its Subsidiaries, any transaction, obligation, or arrangement (including any synthetic lease, operating lease that would have been classified as such under GAAP prior to ASC 842, sale-leaseback transaction, receivables facility, factoring arrangement, securitization transaction, or similar structured financing) that (a) is not or may not be required to be reflected as Indebtedness on the balance sheet of the Loan Parties and their Subsidiaries under GAAP, but (b) involves the incurrence of a reimbursement, repurchase, payment, performance, sale, commitment, or similar obligation by such Loan Party or its Subsidiary, whether contingent or otherwise. For the avoidance of doubt, “Off-Balance Sheet Financing” includes any obligations of a Loan Party or one of its Subsidiaries under any special purpose or variable interest entity that is not consolidated with such Person under GAAP.

“Original Indebtedness” has the meaning assigned to such term in Section 6.01(g).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Term Benchmark borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Parent” means Target Hospitality Corp., a Delaware corporation.

“Parent Entity” means a Person that is a direct or indirect parent of Holdings that owns a majority on a fully diluted basis of the economic and voting interests in Holdings’ Equity Interests.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Payment” has the meaning assigned to such term in Section 9.04(c).

“Payment Conditions” means, with respect to any Permitted Acquisition under clause (d) of the definition of “Permitted Acquisition”, any Investment under Section 6.04(c), (d) or (w), any asset sale, transfer and other disposition under Section 6.05(i), any Restricted Payment under Section 6.08(a)(viii), any payments of Indebtedness under Section 6.08(b)(v) and any designation of a Subsidiary as an Unrestricted Subsidiary under Section 5.14, as applicable, the satisfaction of the following conditions:

(a)            no Default or Event of Default has occurred and is continuing or would result immediately after giving effect to such transaction (or, in the case of a Limited Conditionality Transaction, at the Administrative Borrower’s option, on the applicable LCT Test Date, so long as no Event of Default under clause (a) or clause (h) or (i) of Article VII has occurred and is continuing at consummation);

(b)            both for the 30-day period immediately before, and immediately after giving effect to, such proposed event, Excess Availability shall be equal to or greater than the greater of (i) 15% of the Line Cap and (ii) $40,000,000;

(c)            the Borrowers shall be in compliance (on a pro forma basis) with each of the covenants in Section 6.12; and

(d)            if the amount of any such payment or transaction exceeds $30,000,000, the Administrative Borrower shall have delivered to the Administrative Agent a certificate in form and substance reasonably satisfactory to the Administrative Agent certifying as to the items described in clauses (a), (b) and (c) above and attaching calculations for clauses (b) and (c).

“Payment Notice” has the meaning assigned to such term in Section 8.12(b).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition by any Loan Party or Restricted Subsidiary (other than the Unit Subsidiary) in a transaction that satisfies each of the following requirements:

(a)            such Acquisition is not a hostile acquisition;

(b)            the business acquired in connection with such Acquisition is not engaged, directly or indirectly, in any line of business other than the businesses in which the Loan Parties are engaged on the Effective Date and any business or business activity incidental, complementary or otherwise reasonably related thereto including any business activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto (including any business that provides a service or supplies products, in either case, related to or in support of any of the foregoing);

(c)            no Event of Default shall have occurred and be continuing immediately prior to and immediately after giving effect to such Acquisition and the Loans (if any) requested to be made in connection therewith (or, in the case of a Limited Conditionality Transaction, at the Administrative Borrower’s option, on the applicable LCT Test Date, so long as no Event of Default under clause (a) or clause (h) or (i) of Article VII has occurred and is continuing at consummation);

(d)            the Payment Conditions have been satisfied with respect to such Acquisition;

(e)            to the extent that the target becomes a Loan Party, substantially concurrently with such Person becoming a Loan Party, the Administrative Agent shall have been provided with (i) information reasonably requested to comply with applicable “know your customer” and anti-money laundering requirements and (ii) other reasonably requested and reasonably available information to complete its evaluation of any Person so acquired and any acquired Collateral;

(f)            if such Acquisition is an acquisition of Equity Interests, such Acquisition shall result in the issuer thereof becoming a Restricted Subsidiary and a Guarantor, in each case to the extent required by, and in accordance with, Section 5.14.

(g)            if such Acquisition shall result in the Administrative Agent, for the benefit of the Secured Parties, being granted a Lien in any Equity Interests or assets so acquired, in each case to the extent required by, and in accordance with, Section 5.14;

(h)            [reserved];

(i)            in connection with an Acquisition of the Equity Interests of any Person, all Liens on property of such Person shall be terminated unless the Administrative Agent and the Required Lenders in their sole discretion consent otherwise, and in connection with an Acquisition of the assets of any Person, all Liens on such assets shall be terminated;

(j)            if such Acquisition is an acquisition of Equity Interests, such Acquisition will not result in any violation of Regulation U;

(k)            if such Acquisition involves a merger or a consolidation involving (i) the Administrative Borrower, the Administrative Borrower shall be the surviving entity or (ii) any other Loan Party, such Loan Party shall be the surviving entity or the surviving entity shall become a Loan Party within 30 days (or such longer period of time reasonably acceptable to the Administrative Agent) after such merger or consolidation, as applicable;

(l)            all actions required to be taken with respect to any newly acquired or formed Wholly-Owned Subsidiary of a Borrower or a Loan Party, as applicable, required under Section 5.14 shall have been taken within the time periods set forth therein; and

(m)            the Administrative Borrower shall have delivered to the Administrative Agent a certificate signed by a Financial Officer certifying compliance with the condition specified in clause (c) above; and, if total consideration (other than equity consideration) exceeds $30,000,000, the Loan Parties shall deliver, at the Administrative Agent’s request, all reasonably available relevant financial information related to such Acquisition;

provided, that if the Accounts and/or other Rental Equipment acquired in connection with such Acquisition are proposed to be included in the determination of the Borrowing Base, the Administrative Agent shall have conducted an audit, field examination and appraisal of such Accounts and/or other Rental Equipment, the results of which shall be reasonably satisfactory to the Administrative Agent and the Lenders, prior to the inclusion of such assets in the Borrowing Base.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Encumbrances” means:

(a)            Liens imposed by law for Taxes, assessments or other governmental charges that are not yet overdue for a period of more than thirty (30) days or not required to be paid pursuant to Section 5.04;

(b)            landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, contractors’, suppliers of materials, architects’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in good faith by appropriate proceedings and adequate reserves are being maintained in accordance with GAAP if so required, or with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(c)            pledges, deposits or security made in the ordinary course of business in compliance by such Person under workers’ compensation laws, unemployment insurance, employers’ health tax and other social security laws or similar legislation or other insurance-related obligations (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance;

(d)            deposits to secure the performance of bids, contracts, leases, statutory obligations, surety bonds, stay, customs and appeal bonds, performance bonds and return-of-money bonds and other obligations of a like nature (including letters of credit issued in lieu of any such bonds or to support the issuance thereof and including those to secure health, safety and environmental obligations), in each case in the ordinary course of business;

(e)            judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f)            licenses and sublicenses (it being understood that any licenses or sublicenses of any Material Intellectual Property owned by or exclusively licensed to, respectively, a Loan Party or a Restricted Subsidiary shall only be on a non-exclusive basis) granted by a Loan Party or a Restricted Subsidiary and leases and subleases (by a Loan Party or a Restricted Subsidiary as lessor or sublessor) to third parties in the ordinary course of business and not interfering with the business of the Loan Party or a Restricted Subsidiary;

(g)            survey exceptions, easements, zoning restrictions, rights-of-way, servitudes for railways, sewers, drains, gas and oil and other pipelines, gas and water mains, electric light and power and telecommunication, telephone or telegraph or cable television conduits, poles, wires and cables, covenants, conditions, declarations, encroachments, zoning restrictions and/or other defects or irregularities in title or environmental deed restrictions and similar encumbrances on real property that, in each case, do not secure any monetary obligations and do not, individually or in the aggregate, materially interfere with the present use, occupancy or value of the property subject thereto or the ordinary conduct of business of Holdings and the Restricted Subsidiaries, taken as a whole; and

(h)            Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings or any Restricted Subsidiary and (iii) relating to purchase orders and other agreements entered into with customers of Holdings or any Restricted Subsidiary in the ordinary course of business;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, except with respect to Liens of the type described in clause (d) above for which no action has been taken by the holder of such Lien to enforce its rights with respect thereto and in clauses (b) and (h) above.

“Permitted Investments” means:

(a)            direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency or instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(b)            investments in commercial paper, marketable short-term money market and similar securities, at the time of acquisition, having a rating of at least A-2 or the equivalent thereof by S&P or P-2 or the equivalent thereof by Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(c)            investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the U.S. or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)            fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)            marketable short-term money market and similar funds (x) either having assets in excess of $250,000,000 or (y) having a rating of at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(f)            securities issued by any state of the United States of America or any political subdivision of any such state or any territory thereof, or any public instrumentality thereof or any political subdivision of any such state or territory, or any public instrumentality thereof, in each case having maturities of not more than two years from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);

(g)            commercial paper issued by any Lender or any bank holding company owning any Lender;

(h)            bills of exchange issued in the United States eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent); and

(i)            Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s.

“Permitted Investors” means each of the Sponsor, the Parent, or any of their respective Affiliates.

“Permitted Stand-Alone Capital Lease Counterparty” has the meaning assigned to such term in the definition of Permitted Stand-Alone Capital Lease Transactions.

“Permitted Stand-Alone Capital Lease Transactions” means Capital Leases or purchases of equipment that have never constituted Collateral entered into by a Borrower from a financial institution (such financial institution, a “Permitted Stand-Alone Capital Lease Counterparty”) for the purpose of re-leasing such equipment to a customer of such Borrower under a Capital Lease (such lease, together with any guarantees or other credit support provided in connection therewith, a “Stand-Alone Customer Capital Lease”) and (a) as to which no other Loan Party nor any of their Restricted Subsidiaries (i) provides credit support of any kind, or (ii) is directly or indirectly liable (as a guarantor or otherwise) and (b) as to which the applicable Permitted Stand-Alone Capital Lease Counterparty will not have any recourse to the Equity Interests or assets of any of the Loan Parties or any of their Restricted Subsidiaries (other than the equipment so leased, the related Stand-Alone Customer Capital Leases and any Capital Lease Deposit Account into which the proceeds of such Stand-Alone Customer Capital Lease (and only the proceeds of such Stand-Alone Customer Capital Lease) are deposited); provided that such Permitted Stand-Alone Capital Lease Counterparty shall have executed and delivered an intercreditor agreement in favor of the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, to the extent the Administrative Agent reasonably requires the execution of such intercreditor agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” means ClearPar, Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“PNC Bank” means PNC Bank, National Association.

“Preferred Stock” means any Equity Interest with preferential rights of payment of Restricted Payments or upon liquidation, dissolution or winding up.

“Prepayment Date” means, for any Prepayment Event, (x) in respect of a Prepayment Event described in clause (a), (b) or (c) of the definition of the term “Prepayment Event”, within five (5) Business Days after the applicable Net Proceeds are received by the Loan Party or a Restricted Subsidiary or (y) in respect of a Prepayment Event described in clause (d) of the definition of the term “Prepayment Event”, immediately after the applicable Net Proceeds are received by the Loan Party or a Restricted Subsidiary.

“Prepayment Event” means:

(a)            any Disposition by the Borrowers or any Restricted Subsidiary made pursuant to Section 6.05(i), (o) or (r) which results in Net Proceeds in any fiscal year of the Borrowers in excess of $15,000,000, in each case, individually or in the aggregate (it being understood and agreed 100% of such Net Proceeds shall be prepaid in accordance with and subject to Section 2.12(b));

(b)            any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrowers or any Restricted Subsidiary which results in Net Proceeds in any fiscal year of the Borrowers in excess of $15,000,000, in each case, (it being understood and agreed 100% of such Net Proceeds shall be prepaid in accordance with and subject to Section 2.12(b));

(c)            if a Cash Dominion Trigger Period has occurred and is continuing, the receipt by any Loan Party or Restricted Subsidiary of any payment or proceeds (i) of liquidated damages or similar amounts from the applicable counterparty under any Material Contract or (ii) in connection with the cancellation or termination of any Material Contract, solely to the extent that such cancellation or termination occurs prior to the scheduled expiration date of such Material Contract; and

(d)            the incurrence by the Borrowers or any Restricted Subsidiary of any Indebtedness, other than Indebtedness permitted by Section 6.01.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“Prohibited Transaction” means a prohibited transaction as defined in Section 406 of ERISA and Section 4975(c) of the Code.

“Projections” has the meaning assigned to such term in Section 4.01(b).

“Protective Advance” has the meaning assigned to such term in Section 2.04.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to such term in Section 9.21.

“Qualified Cash” means, on any date of determination, the aggregate amount of Unrestricted Cash of the Loan Parties held in a deposit account at a Lender that is subject to a Deposit Account Control Agreement in favor of the Administrative Agent.

“Qualified Certificated Units” means each Unit owned by a Loan Party, whether owned on the Effective Date or acquired thereafter, which at the time in question is a Certificated Unit with respect to which the requirements set forth in Section 5.14(j) or Section 5.17 have been satisfied.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Property” means, at any time, any and all of the real property owned or leased by any Loan Party, together with, in each case, all improvements and appurtenant fixtures, easements and other property and rights incidental to the ownership, lease or operation thereof (provided that, with respect to any such real property, “Real Property” shall exclude any equipment or other personal property not constituting fixtures and/or improvements to such real property).

“Receivables” has the meaning assigned to such term in the Security Agreement.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, or any combination thereof (as the context requires).

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two (2) Business Days preceding the date of such setting, (2) if such Benchmark is Daily Simple SOFR, then four (4) Business Days prior to such setting or (3) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Refinance Indebtedness” has the meaning assigned to such term in Section 6.01(g).

“Refinancing” means the termination and repayment in full of all obligations (other than contingent indemnification obligations for which no claim has been made) under the Existing Credit Agreement, the termination and release of all guarantees provided by the Loan Parties and their Subsidiaries thereunder and the termination and release of all Liens on the assets of the Loan Parties and their Subsidiaries securing the obligations thereunder.

“Register” has the meaning assigned to such term in Section 9.04(b).

“Regulations T, U, and X” mean Regulations T, U, and X of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulatory Authority” has the meaning assigned to such term in Section 9.12.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Related Real Estate Documents” means with respect to any Material Real Estate subject to a Mortgage, the following, in form and substance reasonably satisfactory to the Administrative Agent and received by the Administrative Agent for review at least 45 days prior to the effective date of the Mortgage (or such lesser time period as the Administrative Agent may agree) at the Loan Parties’ sole cost and expense: (i) if any such parcel of Material Real Estate is within a “Special Flood Hazard Area” as designated on maps prepared by the Federal Emergency Management Agency, a flood notification form signed by the Administrative Borrower and evidence that flood insurance is in place for the building and contents, all in form, substance and amount satisfactory to the Administrative Agent, (ii) if required by any Lender, a FIRREA-compliant appraisal conducted, at the Administrative Agent’s direction, by an independent MAI appraiser and conforming to all regulatory requirements, indicating the value of such Material Real Property secured by a Mortgage and (iii) if required by any Lender, a Phase One Environmental Site Assessment conducted at Borrower’s direction and in full compliance with ASTM standards.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of any substance into the environment.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Rate” means, (a) with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR Rate or (b) with respect to any RFR Borrowing, the Adjusted Daily Simple SOFR, as applicable.

“Rent Reserve” means the aggregate of (a) all past due rent and other past due charges owing by any Loan Party to any landlord or other Person who possesses any Collateral or has the right to assert a Lien on any Collateral; plus (b) a reserve in an amount not to exceed rent and other charges that the Administrative Agent determines, in its Permitted Discretion (but in any event, not more than three months’ rent), could reasonably be expected to be payable to any such Person for the time period used to determine and realize the Net Orderly Liquidation Value – In Place of Collateral.

“Rental Equipment” means all rental fleet equipment and containers (including value added products) held for sale or lease, or provided under a contract for services (including build-own-operate services), by a Loan Party.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Loan Parties from information furnished by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Revolving Exposures and unused Commitments representing more than 50% of the sum of the Aggregate Revolving Exposure and unused Commitments at such time; provided that such Lenders shall include not fewer than two (2) Lenders that are not Affiliates.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means, subject to the limitations set forth in the definition of Borrowing Base, any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, reserves for accrued and unpaid interest on the Secured Obligations, Banking Services Reserves, volatility reserves, reserves for rent at locations leased by any Loan Party and for consignee’s, warehousemen’s and bailee’s charges, reserves for dilution of Accounts, reserves for Swap Agreement Obligations, reserves for contingent liabilities of any Loan Party for which a claim or demand has been made or which are quantifiable at such time, reserves for uninsured losses of any Loan Party as they relate to the assets comprising the Borrowing Base, reserves for uninsured or underinsured, un-indemnified or under-indemnified liabilities or potential liabilities or litigation, reserves for taxes, fees, assessments, and other governmental charges and reserves in connection with potential exposure in respect of liquidated, delay or similar damages under any Material Contract, which, in the case of any reserves related to the Collateral, shall be without duplication, including with respect to any items that are otherwise addressed through eligibility criteria).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, as to any Person, the chief executive officer, the president, the vice president, any Financial Officer, the director of treasury or any other senior officer of such Person designated as such in writing to the Administrative Agent by such Person.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings or any Restricted Subsidiary; (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Holdings or any Restricted Subsidiary; (c) any payment or distribution (whether in cash, securities or other property) on account of any return of capital to Holdings’ or any Restricted Subsidiary’s respective stockholders, partners or members (or the equivalent Person thereof), or (d) any payment by Holdings or any of its Restricted Subsidiaries for any advisory, consulting, management or similar services provided by or payable to any Affiliate of Holdings.

“Restricted Subsidiary” means any Subsidiary of Holdings or the Administrative Borrower (as applicable and unless otherwise specified) that is not an Unrestricted Subsidiary.

“Retiree Medical Plan” means any retiree medical benefit plan or arrangement sponsored, maintained, or contributed to, or required to be contributed to, by any Loan Party.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04. The amount of each Lender’s Commitment as of the Effective Date is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.

“Revolving Exposure” means, with respect to any Lender at any time, the sum, without duplication, of (a) the outstanding principal amount of such Lender’s Revolving Loans, its LC Exposure and its Swingline Exposure at such time, plus (b) an amount equal to its Applicable Percentage of the aggregate principal amount of Protective Advances outstanding at such time.

“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“RFR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Daily Simple SOFR.

“S&P” means S&P Global Ratings, a division of S&P Global Inc.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.06.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of comprehensive territorial Sanctions, which are at the time of this Agreement, Crimea, Cuba, Iran, North Korea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and the Zaporizhizhia and Kherson regions of Ukraine.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, United Kingdom, Canada or any other relevant Sanctions authority, (b) any Person located, organized or ordinarily resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) or (d) any Person that is otherwise the subject or target of Sanctions.

“Sanctions” means all economic or financial sanctions, trade embargoes or similar restrictions imposed, administered or enforced from time to time by the U.S. government, (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state, the United Kingdom, Canada or other relevant sanctions authority where each Loan Party and Subsidiary is located or conduct business.

“Scheduled Borrowing Base Certificate Delivery Date” means (a) the date that is three (3) Business Days after the end of each week, so long as (i) Excess Availability is less than the Threshold Amount for a period of five (5) consecutive Business Days or (ii) a Specified Event of Default has occurred and is continuing, (b) the date that is three (3) Business Days following any ordinary course acquisition, Disposition or casualty or condemnation event in respect of any Collateral, in each case, in excess of $10,000,000, (c) upon the termination, suspension or invalidity of any Material Contract, (d) upon the entry into any amendment to, or termination of, a Material Contract that would reduce the contracted cash flows thereunder or otherwise be materially adverse to the Lenders and (e) in all other cases, the date that is twenty (20) Business Days after the end of each calendar month.

“SEC” means the Securities and Exchange Commission of the U.S.

“Section 2.10 Additional Amendment” has the meaning provided in Section 2.10(b).

“Secured Obligations” means all Obligations, together with all (i) Banking Services Obligations and (ii) Swap Agreement Obligations; provided that the Lender party thereto (other than JPMCB) shall have delivered written notice to the Administrative Agent that the relevant Swap Agreement has been entered into and that it constitutes a Secured Obligation entitled to the benefits of the Collateral Documents; provided, further, that the definition of “Secured Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.

“Secured Parties” means (a) the Administrative Agent, (b) the Lenders, (c) each Issuing Bank, (d) each provider of Banking Services, to the extent the Banking Services Obligations in respect thereof constitute Secured Obligations, (e) each counterparty to any Swap Agreement, to the extent the obligations thereunder constitute Secured Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (g) the successors and assigns of each of the foregoing.

“Security Agreement” means that certain Security Agreement, dated as of the Effective Date, between the Loan Parties, the Administrative Agent, and the other parties thereto, and any other pledge or security agreement entered into, after the Effective Date by any other Loan Party (as required by this Agreement or any other Loan Document) or any other Person for the benefit of the Administrative Agent and the other Secured Parties, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Settlement” has the meaning assigned to such term in Section 2.05(d).

“Settlement Date” has the meaning assigned to such term in Section 2.05(d).

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Rate Day” has the meaning assigned to such term in the definition of “Daily Simple SOFR”.

“Special Entity” means any joint venture, limited liability company or partnership, general or limited partnership or any other type of partnership or company other than a corporation in which Holdings or one or more of its other Subsidiaries is a member, owner, partner or joint venturer and owns, directly or indirectly, at least a majority of the equity of such entity or controls such entity, but excluding any tax partnerships that are not classified as partnerships under state law. For purposes of this definition, any Person which owns directly or indirectly an equity investment in another Person which allows the first Person to manage or elect managers who manage the normal activities of such second Person will be deemed to “control” such second Person (e.g., a sole general partner controls a limited partnership).

“Specified Equity Contribution” has the meaning assigned to such term in Section 6.12(d).

“Specified Event of Default” means any Event of Default under clause (a), (b), (c) (in the case of an Event of Default arising from any material inaccuracy contained in any Borrowing Base Certificate delivered hereunder), (d) (in the case of an Event of Default arising from a breach of Section 6.12), (e)(i) (in the case of an Event of Default arising from the failure to deliver any Borrowing Base Certificate required to be delivered pursuant to Section 5.01(f)), (h) or (i), in each case, of Article VII.

“Specified Existing Commitment” shall mean any Existing Commitments belonging to a Specified Existing Commitment Class.

“Specified Existing Commitment Class” has the meaning provided in Section 2.10.

“Specified Vehicle Period” has the meaning provided in Section 5.16(b).

“Sponsor” means TDR Capital LLP, a limited liability partnership organized under the laws of England and Wales, having its registered office at 20 Bentinck, London W1U 2EU and being registered with Companies House under number OC302604.

“Sponsor Affiliates” means (a) the TDR Investor and any other fund (including, without limitation, any unit trust, investment trust, limited partnership or general partnership) which is advised by, or the assets of which are managed (whether solely or jointly with others) from time to time by, the Sponsor or the TDR Investor (or a group controlled by and whose members include the Sponsor and/or the TDR Investor or their Affiliates (other than Holdings or any of its Subsidiaries or any portfolio company of the Sponsor or the TDR Investor)); and (b) any other fund (including, without limitation, any unit trust, investment trust, limited partnership or general partnership) of which the Sponsor or the TDR Investor (or a group controlled by and whose members include the Sponsor and/or the TDR Investor or their Affiliates (other than Holdings or any of its Subsidiaries or any portfolio company of the Sponsor or the TDR Investor)) or the TDR Investor’s general partner, trustee or nominee, is a general partner, manager, adviser, trustee or nominee (but, for the avoidance of doubt, excluding any of Holdings or any of its Subsidiaries or any portfolio company of the Sponsor or the TDR Investor).

“Stand-Alone Customer Capital Lease” has the meaning assigned to such term in the definition of Permitted Stand-Alone Capital Lease Transactions.

“Statements” has the meaning assigned to such term in Section 2.19(f).

“Structured Payables” means any accounts payable or similar obligations of any Loan Party or any of its Subsidiaries that, pursuant to any arrangement or agreement, have payment terms that are extended, modified, or financed in a manner materially inconsistent with the Loan Party’s ordinary-course trade terms with the applicable supplier (including pursuant to any Supply Chain Financing Arrangement), and, in each case, regardless of whether the arrangement or agreement is committed or uncommitted.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is expressly subordinated in writing to payment of the Secured Obligations on subordination terms that are no less favorable to the Lenders than is customary for senior subordinated notes issued in a public or Rule 144A high yield debt offering; provided that delivery to the Administrative Agent at least ten (10) Business Days prior to the incurrence of such Indebtedness of a certificate of a Financial Officer of the Administrative Borrower (together with a reasonably detailed description of the subordination terms and conditions of such Indebtedness or drafts of the documentation relating thereto) certifying that the Administrative Borrower has determined in good faith that such subordination terms and conditions satisfy the foregoing requirements shall be conclusive evidence that such terms and conditions satisfy such requirement.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Subsidiary” means any direct or indirect subsidiary of Holdings or of another Loan Party, as applicable.

“Subsidiary Guarantor” means each Material Subsidiary of the Administrative Borrower that is a party to the Loan Guaranty. The Subsidiary Guarantors on the Effective Date are identified as such in Schedule 3.15.

“Supermajority Revolving Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Revolving Exposures and unused Commitments representing more than 66 2/3% of the sum of the Aggregate Revolving Exposure and unused Commitments at such time.

“Supply Chain Financing Arrangement” means any arrangement, program, or facility (including any supplier finance program, supply chain finance services, reverse factoring program, structured payable program, trade payable services, supplier accounts receivable purchases, inventory financing arrangement, or similar arrangement), in each case, pursuant to which (a) trade payables or obligations of any Loan Party or any of its Subsidiaries owing to one or more suppliers or vendors are paid or purchased (whether directly or indirectly) by a third-party finance provider prior to the stated maturity of such payables, or inventory purchases by a Loan Party or any of its Subsidiaries are financed by a third-party finance provider, and (b) the applicable Loan Party or Subsidiary agrees, undertakes, or is otherwise obligated to repay such third-party finance provider (or extend payment terms with suppliers in connection with such program). For the avoidance of doubt, (i) “Supply Chain Financing Arrangement” includes any arrangement that may cause trade payables to be recharacterized as Indebtedness under GAAP, irrespective of how such obligations are classified on the balance sheet, and (ii) “Supply Chain Financing Arrangement” does not include the financing provided under this Agreement.

“Supported QFC” has the meaning assigned to such term in Section 9.21.

“Surety Bond” means any bid, performance, payment, surety, indemnity, or other similar bonds.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, including any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement, foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap, commodity swap agreement or other similar agreement or arrangement, in each case entered into in the ordinary course of business for the purpose of hedging interest rate, foreign currency or commodity price exposure associated with the operations of any Loan Party or any Restricted Subsidiary and not for speculative purposes; provided that no phantom stock, phantom unit, or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or the Subsidiaries shall be a Swap Agreement.

“Swap Agreement Obligations” means any and all obligations of the Loan Parties and their Restricted Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender, or a Person who was a Lender or an Affiliate of a Lender at time of entering into any such Swap Agreement as the swap provider (but excluding any transaction or confirmation under any Swap Agreement entered into (i) after such swap provider ceases to be a Lender or an Affiliate of a Lender or (ii) after assignment by such swap provider to another swap provider that is not a Lender of an Affiliate of a Lender) and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMCB (or any of its designated branch offices or affiliates), in its capacity as lender of Swingline Loans hereunder. Any consent required of the Administrative Agent or the Issuing Banks shall be deemed to be required of the Swingline Lender and any consent given by JPMCB in its capacity as Administrative Agent or Issuing Bank shall be deemed given by JPMCB in its capacity as Swingline Lender.

“Swingline Loan” has the meaning assigned to such term in Section 2.05(a).

“Tax and Trust Funds” means cash, cash equivalents or other assets comprised solely of (a) funds used for payroll and payroll taxes and other employee benefit payments to or for the benefit of such Loan Party’s employees in the current period (which may be monthly or quarterly, as applicable), (b) all taxes required to be collected, remitted or withheld in the current period (which may be monthly or quarterly, as applicable) (including, without limitation, federal and state withholding taxes (including the employer’s share thereof)) and (c) any other funds which any Loan Party holds in trust or as an escrow or fiduciary for another person (which is not a Loan Party or a Restricted Subsidiary) in the ordinary course of business.

“Tax Distributions” means, with respect to any Loan Party or Restricted Subsidiary (x) for any taxable period for which it is a member of (or is, United States federal income tax purposes, an entity disregarded as separate from a member of) a consolidated, unitary, combined or similar tax group of which Parent is the common parent (a “Tax Group”), or distributions in amounts sufficient for Parent to pay the portion of any income taxes of the Tax Group that are attributable to a Loan Party or Restricted Subsidiary for such taxable period; provided that (A) such Tax Distributions shall not exceed the amount of taxes that any such Loan Party and/or any such Restricted Subsidiary, as applicable, would have paid had any such Loan Party and/or any such Restricted Subsidiary, as applicable, been a stand-alone taxpayer (or a stand-alone group), and (B) Tax Distributions in respect of an Unrestricted Subsidiary shall be permitted only to the extent that cash distributions were made by such Unrestricted Subsidiary to Parent for such purpose; and (y) for any taxable period for which it is classified for United States federal income tax purposes as a partnership or disregarded entity, any distributions by such Loan Party or Restricted Subsidiary to its equity owners to fund their income tax liabilities with respect of the income incurred or allocated by such Loan Party or Restricted Subsidiary for such taxable period, in an amount with respect to each equity owner not to exceed the product of (x) the net taxable income of such Loan Party or Restricted Subsidiary allocated to such equity owner for the relevant taxable period, taking into account (i) any U.S. federal, state and local loss carryforwards allocated to such equity owner (including any excess business interest expense under Section 163(j) of the Code) by such Loan Party or Restricted Subsidiary beginning on the Effective Date for prior taxable years to the extent such loss is of a character that would allow such loss to be available to reduce taxes in the current taxable year (taking into account any limitations on the utilization of such loss by such equity owner to reduce such attributable taxes and assuming such loss had not already been utilized to offset taxable income allocated to such equity owner by such Loan Party or Restricted Subsidiary) and (ii) any adjustments to tax basis by reason of Sections 732(d), 734 and 743 of the Code and (y) the highest combined marginal United States federal and applicable state and/or local income tax rate for an individual resident of New York, New York, taking into account the deductibility of state and local income taxes for United States federal income tax purposes and the character of the relevant taxable income; provided, that any amounts so distributed shall be without duplication of a United States federal, state or local tax already paid or withheld (e.g., under Section 1446 of the Code) with respect to direct or indirect equity owners or such Loan Party or Restricted Subsidiary for such taxable year.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed in the nature of taxation by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TDR Investor” means TDR Capital LLP.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term SOFR Determination Day” has the meaning assigned to such term in the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two (2) U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“Termination Date” means the date on which all Commitments have expired or terminated and the principal of and interest on each Revolving Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent indemnification obligations for which no claim or demand has been made) have been paid in full and all Letters of Credit have expired or have been terminated (or have been collateralized or back-stopped by a letter of credit or otherwise in a manner reasonably satisfactory to the relevant Issuing Bank at 103% of the stated amount thereof) and all LC Disbursements have been reimbursed.

“Test EBITDA” means EBITDA for the most recent Test Period; provided that if such Test Period consists of one fiscal quarter, Test EBITDA shall equal EBITDA for such fiscal quarter multiplied by four (4).

“Test Period” means, as of any date of determination, (a) prior to the delivery by the Administrative Borrower of the financial statements for the fiscal quarter ending December 31, 2028, the fiscal quarter of the Administrative Borrower most recently ended for which financial statements have been delivered in accordance with Section 5.01(a) or Section 5.01(b), as applicable, and (b) from and after the delivery by the Administrative Borrower of the financial statements for the fiscal quarter ending December 31, 2028, the four consecutive fiscal quarter period of the Administrative Borrower most recently ended for which financial statements have been delivered in accordance with Section 5.01(a) or 5.01(b), as applicable.

“Threshold Amount” means, as of any date of determination, the greater of (a) 12.5% of the Line Cap and (b) $32,500,000.

“Total First Lien Secured Indebtedness” means, at any time, the outstanding principal amount of all Total Indebtedness that is secured by a first priority Lien on the Collateral.

“Total Indebtedness” means, at any time (without duplication), all Indebtedness of the Administrative Borrower and its Restricted Subsidiaries (a) of the type described in clauses (a) (including the Loans and deferred purchase price obligations which should be classified as “debt” on a balance sheet in accordance with GAAP, to the extent such deferred purchase price obligations are then due and payable), (b) (excluding the undrawn portion and/or contingent obligations arising under, or in respect of, bankers’ acceptances, letters of credit, surety or other bonds and similar instruments), (d) and (h) of the definition of “Indebtedness”, (b) of the type described in clause (e) of the definition of “Indebtedness” to the extent such Liens secure Indebtedness of the type described in clause (a) of this definition and (c) of the type described in clauses (f) or (g) of the definition of “Indebtedness” to the extent such guarantees, obligations or undertakings are with respect to Indebtedness of the type described in clause (a) of this definition; provided that neither Swap Obligations nor Non-Recourse Debt of any Non-Recourse Subsidiary shall constitute Total Indebtedness.

“Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Indebtedness as of such date to (b) Test EBITDA.

“Transaction Expenses” means any fees or expenses incurred or paid by any Loan Party or any of its Subsidiaries as of the Effective Date in connection with this Agreement, the other Loan Documents, the Transactions and the transactions contemplated hereby and thereby.

“Transactions” means (a) the execution, delivery and performance by the Borrowers and the other Loan Parties of this Agreement and the other Loan Documents, (b) the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder and (c) the consummation of the Refinancing, in each case, on the Effective Date.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, the Adjusted Daily Simple SOFR or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or in any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfinanced Maintenance Capital Expenditures” means, for any period, maintenance Capital Expenditures made during such period which are not financed from the proceeds of any Indebtedness (other than the Revolving Loans; it being understood and agreed that, to the extent any maintenance Capital Expenditures are financed with Revolving Loans, such Capital Expenditures shall be deemed Unfinanced Maintenance Capital Expenditures), equity issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in EBITDA, less cash received from the sale of fixed assets during such period to the extent not included in the calculation of EBITDA; provided that Unfinanced Maintenance Capital Expenditures may not be less than zero.

“United States” or “U.S.” means the United States of America.

“Unit” means any rental fleet equipment and containers held for sale or lease, or provided under a contract for services (including build-own-operate services), by a Loan Party or its Restricted Subsidiaries in any jurisdiction where rental fleet equipment or containers may be subject to Certificate of Title laws.

“Unit Subsidiary” means TLM Equipment, LLC, a Delaware limited liability company.

“Unit Subsidiary Management Agreement” means the Unit Subsidiary Management Agreement dated as of March 15, 2019, between Target Logistics Management, LLC and the Unit Subsidiary and shall include any other management agreement entered into by a Borrower with the Unit Subsidiary so long as all terms and conditions thereof are reasonably acceptable to the Administrative Agent in its Permitted Discretion.

“Unrestricted Cash” means unrestricted cash and Permitted Investments of the Administrative Borrower and its Restricted Subsidiaries that would appear on a consolidated balance sheet on such date; provided that, for the avoidance of doubt, cash and Permitted Investments that would appear as “restricted” on a consolidated balance sheet solely because such cash or Permitted Investments are subject to a Deposit Account Control Agreement in favor of the Administrative Agent shall be deemed to be Unrestricted Cash for purposes hereof.

“Unrestricted Subsidiary” means any Subsidiary which the Administrative Borrower has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 5.14(f).

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means (i) for purposes of Section 3.26 and Section 6.16 hereof, any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States and (ii) for all other purposes, a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning assigned to such term in Section 9.21.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.18(f)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Vehicles” means all motor vehicles and other titled Rental Equipment, in each case, covered by a certificate of title law of any state or governed by federal statute (or for which a motor vehicle title has been issued).

“Voting Stock” means, with respect to any Person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances, in the absence of contingencies, to elect at least a majority of the board of directors of such Person.

“Wholly-Owned Subsidiary” of a Person means, any Subsidiary all of the outstanding Equity Interests of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Sections 4203 and 4205, respectively, of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Written Information” has the meaning assigned to such term in Section 3.11.

Section 1.02      Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term Benchmark Loan” or an “RFR Loan”) or by Class and Type (e.g., a “Term Benchmark Revolving Loan” or an “RFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing” or an “RFR Borrowing”) or by Class and Type (e.g., a “Term Benchmark Revolving Borrowing” or an “RFR Revolving Borrowing”).

Section 1.03      Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official published rulings of a Governmental Authority having the force of law) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) except as otherwise provided herein, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented, otherwise modified or replaced (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements, modifications or replacements set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including”, the word “to” means “to but excluding” and the word “through” means “through and including”, (f) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (g) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including cash, securities, accounts and contract rights and (i) any reference herein to “knowledge of a Loan Party” or to “a Loan Party’s knowledge” shall be construed to mean the actual knowledge of a Responsible Officer of such Loan Party.

Section 1.04      Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Administrative Borrower notifies the Administrative Agent that the Administrative Borrower requests an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if the Administrative Agent notifies the Administrative Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding anything herein to the contrary, for the purposes of calculating the financial covenants in Section 6.12, and the components thereof, all Unrestricted Subsidiaries, and their subsidiaries (including their assets, liabilities, income, losses, cash flows, and the elements thereof) shall be excluded, except for any cash dividends or distributions actually paid by any Unrestricted Subsidiary or any of its subsidiaries to Holdings or any Restricted Subsidiary, which shall be deemed to be income to Holdings or such Restricted Subsidiary when actually received by it.

Section 1.05      Pro Forma Adjustments for Acquisitions and Dispositions. To the extent the financial covenants set forth in Section 6.12 are required under this Agreement to be calculated on a pro forma basis, then in each case for purposes of making any calculation of EBITDA or Interest Expense with respect to financial ratios required by this Agreement, such calculation shall be made for the period of four (4) fiscal quarters (or with respect to EBITDA, if EBITDA is being annualized on a quarterly basis, for the most recently ended fiscal quarter) of the Borrowers most recently ended for which financial statements have been delivered in accordance with Section 5.01(a) or 5.01(b), as applicable; provided that, for the avoidance of doubt, (x) [reserved], (y) each of the Total Leverage Ratio, the First Lien Secured Leverage Ratio and the Fixed Charge Coverage Ratio shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are attributable to (1) an Acquisition or (2) the Disposition of assets, are factually supportable and are expected to have a continuing impact, as certified by a Financial Officer of the Administrative Borrower) as if such Acquisition or such Disposition (and any related incurrence, repayment or assumption of Indebtedness) had occurred on the first (1st) day of such four (4) fiscal quarter period (or with respect to EBITDA, if EBITDA is being annualized on a quarterly basis, of the most recently ended fiscal quarter) and (z) with respect to any designation of an Unrestricted Subsidiary as a Restricted Subsidiary, effect shall be given to such designation and all other designations of Unrestricted Subsidiaries as Restricted Subsidiaries as if such designation had occurred on the first (1st) day of such four (4) fiscal quarter period (or with respect to EBITDA, if EBITDA is being annualized on a quarterly basis, of the most recently ended fiscal quarter) and on or prior to the date of the then applicable designation of an Unrestricted Subsidiary as a Restricted Subsidiary, collectively.

Section 1.06      Time for Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day (other than as described in the definition of Alternate Base Rate, Federal Funds Effective Rate or Interest Period), the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.

Section 1.07      Status of Obligations. In the event that the Borrowers or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Borrowers shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

Section 1.08      Certain Calculations, Tests and Delivery Requirements.

(a)            Notwithstanding anything to the contrary herein (including in connection with any calculation made on a pro forma basis), to the extent that the terms of this Agreement require (i) compliance with any financial ratio or test (including, without limitation, Section 6.12 hereof) and any Excess Availability test, (ii) the absence of a Default or Event of Default (or any type of Default or Event of Default), (iii) compliance with availability under any basket, and/or (iv) the making of any representation or warranty, in each case, as a condition to the consummation of any Limited Conditionality Transaction (and any transaction relating thereto (other than, for the avoidance of doubt, the making of any Borrowing or issuance of any Letter of Credit)), the determination of whether the relevant condition is satisfied may be made, at the election of the Administrative Borrower, at the time of (or on the basis of the financial statements for the most recently ended test period at the time of) either (x) the execution of the definitive agreement (or letter of intent) or irrevocable notice with respect to such Limited Conditionality Transaction or the time that binding commitments to provide any Indebtedness to be incurred in connection therewith are provided or such Indebtedness is incurred, as applicable (the “LCT Test Date”) or (y) the consummation of such Limited Conditionality Transaction, in each case, after giving effect to the relevant Limited Conditionality Transaction (and any transaction relating thereto) on a pro forma basis; provided that (a) notwithstanding anything to the contrary in this Section 1.08, any calculation of Excess Availability made in connection with a Limited Conditionality Transaction shall be calculated as of the date of the consummation of such Limited Conditionality Transaction after giving effect to such Limited Conditionality Transaction (and any transaction relating thereto) on a pro forma basis, (b) any Indebtedness to be incurred in connection with a Limited Conditionality Transaction in reliance on a test determined pursuant to clause (x) above shall be deemed outstanding for all purposes hereunder at all times from the date of execution of the definitive agreement (or letter of intent) with respect to the applicable Limited Conditionality Transaction through the consummation or abandonment of such Limited Conditionality Transaction notwithstanding that such Indebtedness has not in fact been incurred, (c) in any such Limited Conditionality Transaction, there shall be no Specified Event of Default at the consummation of such Limited Conditionality Transaction and (d) the consummation of any such Limited Conditionality Transaction shall occur not more than (i) forty-five (45) days after the LCT Test Date of any Restricted Payment or other payment permitted under Section 6.08(b) or (ii) in the case of any Permitted Acquisition or other permitted Investment by the Administrative Borrower or any of its Restricted Subsidiaries, ninety (90) days after the LCT Test Date with respect thereto.

(b)            For the avoidance of doubt, if the Administrative Borrower has made an election to exercise such option in connection with any Limited Conditionality Transaction, (an “LCT Election”) and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations of the target of any Limited Conditionality Transaction) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Administrative Borrower has made an LCT Election for any Limited Conditionality Transaction, then in connection with any subsequent calculation of such ratios or baskets on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Conditionality Transaction is consummated or (ii) the date that the definitive agreement for such Limited Conditionality Transaction is terminated or expires or such irrevocable notice is rescinded, as applicable, without consummation of such Limited Conditionality Transaction, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Conditionality Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and, if with respect to any Restricted Payment, also on a standalone basis without assuming such Limited Conditionality Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated. Notwithstanding the foregoing, assets of the target of any Limited Conditionality Transaction shall not be included in the Borrowing Base until the date on which such Limited Conditionality Transaction is consummated.

Section 1.09      Interest Rates; Benchmark Notifications. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.15(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.10      Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Revolving Loans with incremental loans or Extended Loans, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

Section 1.11      Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

Article II

THE Credits

Section 2.01      Commitments. Subject to the terms and conditions set forth herein, each Lender severally (and not jointly) agrees to make Revolving Loans in dollars to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (ii) the Aggregate Revolving Exposure exceeding the Line Cap, subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.04 by making immediately available funds available to the Administrative Agent’s designated account, not later than 9:00 a.m., Houston, Texas time. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. Any Extended Loans made in accordance with Section 2.10 and an Extension Amendment shall be subject to this Article II and shall constitute Loans for all purposes hereunder.

Section 2.02      Loans and Borrowings. Each Loan (other than a Swingline Loan and Extended Loans) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. Each Borrowing of Extended Loans under this Agreement shall be made by the Lenders of the relevant Extension Series thereof pro rata on the basis of their then-applicable Extended Commitments for the applicable Extension Series. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Protective Advance and any Swingline Loan shall be made in accordance with the procedures set forth in Sections 2.04 and 2.05.

(a)            Subject to Section 2.15, each Borrowing shall be comprised entirely of ABR Loans, RFR Loans or Term Benchmark Loans as the Borrowers may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Term Benchmark Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.15, 2.16, 2.17 and 2.18 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(b)            At the commencement of each Interest Period for any Term Benchmark Borrowing or RFR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000. ABR Borrowings may be in any amount. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Term Benchmark or RFR Borrowings outstanding.

(c)            Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03      Requests for Borrowings. To request a Borrowing, the Administrative Borrower shall notify the Administrative Agent of such request either in writing (delivered by hand or facsimile) in a form approved by the Administrative Agent and signed by the Administrative Borrower or by telephone or through Electronic System or the Approved Borrower Portal, if arrangements for doing so have been approved by the Administrative Agent, not later than (a) (i) in the case of a Term Benchmark Borrowing, 10:00 a.m., Houston, Texas time, three (3) Business Days before the date of the proposed Borrowing or (ii) in the case of an RFR Borrowing, not later than 1:00 p.m., Houston, Texas time, five (5) U.S. Government Securities Business Days before the date of the proposed Borrowing, (b) in the case of an ABR Borrowing, 11:00 a.m., Houston, Texas time, on the date of the proposed Borrowing or (c) in the case of a Swingline Loan, 2:00 p.m., Houston, Texas time, on the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e). Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or a communication through Electronic System or the Approved Borrower Portal to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)            the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(ii)            the date of such Borrowing, which shall be a Business Day;

(iii)            whether such Borrowing is to be an ABR Borrowing, an RFR Borrowing, a Term Benchmark Borrowing, or a Swingline Loan; and

(iv)            in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Administrative Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04      Protective Advances. Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrowers, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents which are past due (any of such Loans are herein referred to as “Protective Advances”); provided that, the aggregate amount of Protective Advances outstanding at any time shall not at any time exceed ten percent (10%) of the Aggregate Revolving Commitment; provided further that, the Aggregate Revolving Exposure after giving effect to the Protective Advances being made shall not exceed the Aggregate Revolving Commitment. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be ABR Borrowings. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Excess Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(a).

(a)            Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

Section 2.05      Swingline Loans .

(a)            The Administrative Agent, the Swingline Lender and the Revolving Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Administrative Borrower requests a Swingline Loan, the Swingline Lender shall advance, on behalf of the Revolving Lenders and in the amount requested, same day funds to the Borrowers on the date of the applicable Borrowing to the Funding Account (each such Loan made solely by the Swingline Lender pursuant to this Section 2.05(a) is referred to in this Agreement as a “Swingline Loan”), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.05(d), and which Swingline Loans shall be ABR Loans in accordance with Section 2.02(b). Each Swingline Loan shall be subject to all the terms and conditions applicable to other ABR Loans funded by the Revolving Lenders, except that all payments thereon shall be payable to the Swingline Lender solely for its own account. In addition, the Borrowers hereby authorize the Swingline Lender to, and the Swingline Lender may, subject to the terms and conditions set forth herein (but without any further written notice required), not later than (i) 1:00 p.m., Houston, Texas time, on such Business Day, if a request for any Swingline Loan pursuant to Section 2.03 is received prior to 11:00 a.m. on the date thereof, or (ii) 4:00 p.m., Houston, Texas time, on such Business Day, if such request for any Swingline Loan is received after 11:00 a.m. on the date thereof, make available to the Borrowers by means of a credit to the Funding Account, the proceeds of a Swingline Loan to the extent necessary to pay items to be drawn on any Controlled Disbursement Account (to the extent a Controlled Disbursement Account is maintained at such time) that Business Day; provided that, if on any Business Day there is insufficient borrowing capacity to permit the Swingline Lender to make available to the Borrowers a Swingline Loan in the amount necessary to pay all items to be so drawn on any such Controlled Disbursement Account (if any such Controlled Disbursement Accounts exists at such time) on such Business Day, then the Borrowers shall be deemed to have requested an ABR Borrowing pursuant to Section 2.03 in the amount of such deficiency to be made on such Business Day. The aggregate amount of Swingline Loans outstanding at any time shall not exceed $50,000,000. The Swingline Lender shall not make any Swingline Loan if the requested Swingline Loan exceeds Excess Availability (before or after giving effect to such Swingline Loan). For the avoidance of doubt, all Swingline Loans shall be ABR Loans.

(b)            [Reserved].

(c)            Upon the making of a Swingline Loan (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan), each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender or the Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Swingline Loan in proportion to its Applicable Percentage of the Revolving Commitment. The Swingline Lender or the Administrative Agent may, at any time, require the Revolving Lenders to fund their participations. From and after the date, if any, on which any Revolving Lender is required to fund its participation in any Swingline Loan purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Swingline Loan.

(d)            The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with the Revolving Lenders on a weekly basis or on any date that the Administrative Agent elects, by notifying the Revolving Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 12:00 noon Houston, Texas time on the date of such requested Settlement (the “Settlement Date”). Each Revolving Lender (other than the Swingline Lender) shall transfer the amount of such Revolving Lender’s Applicable Percentage of the outstanding principal amount of the applicable Swingline Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 2:00 p.m., Houston, Texas time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the principal amount of the applicable Swingline Loan and, together with Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute Revolving Loans of such Revolving Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Revolving Lender on such Settlement Date, the Swingline Lender shall be entitled to recover from such Lender on demand such amount, together with interest thereon, as specified in Section 2.07.

Section 2.06      Letters of Credit.

(a)            General. Subject to the terms and conditions set forth herein, the Borrowers may request the issuance of standby Letters of Credit denominated in dollars as the applicant thereof for the support of any obligations of the Borrowers or any of the Restricted Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by a Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The Borrowers unconditionally and irrevocably agree that, in connection with any Letter of Credit issued for the support of any obligations of any Restricted Subsidiary as provided in the first sentence of this paragraph, the Borrowers will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.13(b) to the same extent as if the Borrowers were the sole account party in respect of such Letter of Credit (the Borrowers hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such Subsidiary that is an account party in respect of any such Letter of Credit). Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit (i) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law relating to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it, or (iii) if the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Effective Date for purposes of clause (ii) above, regardless of the date enacted, adopted, issued or implemented.

(b)            Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Administrative Borrower shall deliver by hand or facsimile (or transmit through Electronic System or the Approved Borrower Portal, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (not later than 11:00 am, Houston, Texas time, at least three (3) Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Administrative Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, the Administrative Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure shall not exceed $100,000,000, (ii) no Revolving Lender’s Revolving Exposure shall exceed its Revolving Commitment and (iii) the Aggregate Revolving Exposure shall not exceed the Line Cap.

(c)            Expiration Date. Each Letter of Credit shall expire (or be subject to termination or non-renewal by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, including, without limitation, any automatic renewal provision, one year after such renewal or extension) or such longer period of time as may be agreed to by the applicable Issuing Bank in its sole discretion (subject to the limitations set forth in the immediately succeeding sentence) and (ii) the date that is five (5) Business Days prior to the Maturity Date; provided that any standby Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above). Notwithstanding the foregoing, the expiration date of any Letters of Credit may extend beyond the dates set forth in the immediately preceding sentence only so long as (1) the aggregate face amount of all such Letters of Credit shall not at any one time exceed $100,000,000, (2) no expiration date of any such Letter of Credit shall extend more than one year beyond the Maturity Date, and (3) such Letters of Credit shall have been cash collateralized in an amount equal to 103% of the LC Exposure of such Letters of Credit.

(d)            Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever; provided, that no Revolving Lender shall have any such obligation to acquire participations pursuant to this paragraph after the Maturity Date applicable to such Lender with respect to any Letter of Credit which expires after such Maturity Date so long as such Letter of Credit shall have been cash collateralized in an amount equal to 103% of the LC Exposure of such Letter of Credit in accordance with Section 2.06(c).

(e)            Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement promptly, but in any event not later than 11:00 a.m., Houston, Texas time, on the date that is one (1) Business Day after the date that such LC Disbursement is made; provided that if such LC Disbursement is made later than 11:00 a.m., Houston, Texas time, the Borrowers shall reimburse such LC Disbursement not later than 11:00 a.m., Houston, Texas time, on the date that is two (2) Business Days after the date that such LC Disbursement is made; provided further that, unless the Administrative Borrower has notified the Administrative Agent that it intends to reimburse all or part of such LC Disbursement without using Loan proceeds or has submitted a Borrowing Request with respect thereto, the Borrowers shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrowers do hereby request under such circumstances, that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank, as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

(f)            Obligations Absolute. The Borrowers’ obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. None of the Administrative Agent, the Revolving Lenders, or the Issuing Bank or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing provisions of this clause (f) shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, willful misconduct or bad faith on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)            Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Administrative Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)            Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Loans and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.14(e) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)            Replacement of the Issuing Bank. (i) The Issuing Bank may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.13(b). From and after the effective date of any such replacement, (1) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (2) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(i)            Subject to the appointment and acceptance of a successor Issuing Bank, the Issuing Bank may resign as an Issuing Bank at any time upon thirty (30) days’ prior written notice to the Administrative Agent, the Administrative Borrower and the Lenders, in which case, such Issuing Bank shall be replaced in accordance with Section 2.06(i) above.

(j)            Cash Collateralization. If any Event of Default shall have occurred and be continuing, on the Business Day that the Administrative Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Administrative Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 103% of the amount of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrowers described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Borrowers hereby grant the Administrative Agent a security interest in the LC Collateral Account and all money or other assets on deposit therein or credited thereto. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure), be applied to satisfy other Secured Obligations. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three (3) Business Days after all such Events of Default have been cured or waived as confirmed in writing by the Administrative Agent.

(k)            Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank (other than an Issuing Bank that is the Administrative Agent or an Affiliate thereof) shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Borrowers fail to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement, and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(l)            LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

Section 2.07      Funding of Borrowings. Each Lender shall make each Loan to be made by such Lender hereunder on the proposed date thereof solely by wire transfer of immediately available funds by 1:00 p.m., Houston, Texas time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that, Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to the Funding Account; provided that ABR Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank and (ii) a Protective Advance shall be retained by the Administrative Agent.

(a)            Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with the first paragraph of this Section and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the Borrowers and the applicable Lender severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of any Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.08      Interest Elections. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Administrative Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Administrative Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loans or Protective Advances, which may not be converted or continued.

(a)            To make an election pursuant to this Section, the Administrative Borrower shall notify the Administrative Agent of such election by telephone or through Electronic System or the Approved Borrower Portal, if arrangements for doing so have been approved by the Administrative Agent, by the time that a Borrowing Request would be required under Section 2.03 if the Administrative Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, Electronic System, the Approved Borrower Portal or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(b)            Each telephonic and written Interest Election Request (including requests submitted through Electronic System or the Approved Borrower Portal) shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)            the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)            whether the resulting Borrowing is to be an ABR Borrowing, an RFR Borrowing or a Term Benchmark Borrowing; and

(iv)            if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Administrative Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

(c)            Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d)            If the Administrative Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Administrative Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing or an RFR Borrowing and (ii) unless repaid, (A) each Term Benchmark Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (B) each RFR Borrowing shall be converted to an ABR Borrowing on the next Interest Payment Date.

Section 2.09      Termination and Reduction of Commitments; Increase in Revolving Commitments. Unless previously terminated, the Revolving Commitments shall terminate on the Maturity Date.

(a)            The Administrative Borrower may at any time terminate the Revolving Commitments upon (i) the payment in full of all outstanding Revolving Loans, together with accrued and unpaid interest thereon and on any LC Exposure, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a backup standby letter of credit reasonably satisfactory to the Administrative Agent and the Issuing Bank) in an amount equal to 103% of the LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees, (iv) the payment in full of any amount due under Section 2.17 and (v) the payment in full of all reimbursable expenses and other then outstanding Obligations, together with accrued and unpaid interest thereon.

(b)            The Administrative Borrower may from time to time reduce the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Administrative Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.12, the Aggregate Revolving Exposure would exceed the Line Cap.

(c)            The Administrative Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (a) or (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Administrative Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Administrative Borrower may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Administrative Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments; provided that the Administrative Borrower may elect to terminate (and prepay the revolving exposure associated with) the Commitments constituting any Existing Commitment or Extended Commitment, as applicable, with the earliest occurring Maturity Date prior to terminating any other class of Commitments.

(d)            [Reserved].

(e)            The Administrative Borrower shall have the right to increase the Revolving Commitments on one or more occasions by obtaining additional Revolving Commitments, either from one or more of the Lenders or another lending institution provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000, (ii) after giving effect thereto, the sum of the total of the Commitments (including such additional Commitments) does not exceed $850,000,000, (iii) to the extent such approval would have been required pursuant to Section 9.04, the Administrative Agent and the Issuing Bank have approved the identity of any such new Lender, such approvals not to be unreasonably withheld, (iv) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, and (v) the procedures described in Section 2.09(f) have been satisfied. Nothing contained in this Section 2.09 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time.

(f)            Any amendment hereto for such an increase or addition shall be in form and substance reasonably satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Administrative Borrower and each Lender being added or increasing its Commitment, subject only to the approval of the Required Lenders if any such increase or addition would cause the Revolving Commitments to exceed $850,000,000. As a condition precedent to such an increase or addition, the Administrative Borrower shall deliver to the Administrative Agent (i) a certificate of each Loan Party signed by an authorized officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of a Borrower, certifying that, before and after giving effect to such increase or addition, (1) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects (without duplication of any materiality qualifier contained therein) (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date), (2) no Default exists and (3) such Borrower is in compliance (on a pro forma basis) with the covenants contained in Section 6.12 and (ii) legal opinions and documents consistent with those delivered on the Effective Date, to the extent reasonably requested by the Administrative Agent. The terms of any increased or additional Revolving Commitments shall be identical to the terms of the then existing Revolving Commitments.

(g)            On the effective date of any such increase or addition, (i) any Lender increasing (or, in the case of any newly added Lender, extending) its Revolving Commitment shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase or addition and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its revised Applicable Percentage of such outstanding Revolving Loans, and the Administrative Agent shall make such other adjustments among the Lenders with respect to the Revolving Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to effect such reallocation and (ii) a Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase (or addition) in the Revolving Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Administrative Borrower, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Term Benchmark Loan, shall be subject to indemnification by such Borrower pursuant to the provisions of Section 2.17 if the deemed payment occurs other than on the last day of the related Interest Periods. Within a reasonable time after the effective date of any increase or addition, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase or addition and shall distribute such revised Commitment Schedule to each of the Lenders and the Administrative Borrower, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement.

Section 2.10      Extension Offers. The Borrowers may at any time and from time to time request that all or a portion of the Commitments of any Class, existing at the time of such request (each, an “Existing Commitment” and any related Loans under any such facility, “Existing Loans”; each Existing Commitment and related Existing Loans together being referred to as an “Existing Class”) be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Existing Loans related to such Existing Commitments (any such Existing Commitments which have been so extended, “Extended Commitments” and any related revolving credit loans, “Extended Loans”) and to provide for other terms consistent with this Section 2.10. Prior to entering into any Extension Amendment with respect to any Extended Commitments, the Administrative Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Commitments and which such request shall be offered ratably to all Lenders) (an “Extension Request”) setting forth the proposed terms of the Extended Commitments to be established thereunder, which terms shall be substantially similar to those applicable to the Existing Commitments from which they are to be extended (the “Specified Existing Commitment Class”) except that (i) all or any of the final maturity dates of such Extended Commitments may be delayed to later dates than the final maturity dates of the Existing Commitments of the Specified Existing Commitment Class, (ii) (A) the interest rates, interest margins, rate floors, upfront fees, funding discounts, original issue discounts and premiums with respect to the Extended Commitments may be different from those for the Existing Commitments of the Specified Existing Commitment Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Commitments in addition to or in lieu of any of the items contemplated by the preceding clause (A), (iii) (A) the undrawn revolving credit commitment fee rate with respect to the Extended Commitments may be different from such rate for Existing Commitments of the Specified Existing Commitment Class and (B) the Extension Amendment may provide for other covenants and terms that apply to any period after the final maturity dates of the Existing Commitments of the Specified Existing Commitment Class; provided that, notwithstanding anything to the contrary in this Section 2.10 or otherwise, (1) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments (which shall be governed by clause (3) below)) of the Extended Loans under any Extended Commitments shall be made on a pro rata basis with any borrowings and repayments of the Existing Loans of the Specified Existing Commitment Class (the mechanics for which may be implemented through the applicable Extension Amendment and may include technical changes related to the borrowing and replacement procedures of the Specified Existing Commitment Class), (2) assignments and participations of Extended Commitments and Extended Loans shall be governed by the assignment and participation provisions set forth in Section 9.04 and (3) subject to the applicable limitations set forth in Section 2.09, permanent repayments of Extended Loans (and corresponding permanent reduction in the related Extended Commitments) shall be permitted as may be agreed between the Borrowers and the Lenders thereof. No Lender shall have any obligation to agree to have any of its Loans or Commitments of any Existing Class converted into Extended Loans or Extended Commitments pursuant to any Extension Request. Any Extended Commitments of any Extension Series shall constitute a separate Class of revolving credit commitments from Existing Commitments of the Specified Existing Commitment Class and from any other Existing Commitments (together with any other Extended Commitments so established on such date).

(a)            The Administrative Borrower shall provide the applicable Extension Request at least five (5) Business Days (or such shorter period as the Administrative Agent may determine in its reasonable discretion) prior to the date on which Lenders under the Existing Class are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purpose of this Section 2.10. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Commitments (or any earlier Extended Commitments) of an Existing Class subject to such Extension Request converted into Extended Commitments shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Commitments (and/or any earlier Extended Commitments) which it has elected to convert into Extended Commitments (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate amount of Commitments (and any earlier Extended Commitments) subject to Extension Elections exceeds the amount of Extended Commitments requested pursuant to the Extension Request, Commitments and (and any earlier Extended Commitments) subject to Extension Elections shall be converted to Extended Commitments on a pro rata basis based on the amount of Commitments (and any earlier Extended Commitments) included in each such Extension Election or as may be otherwise agreed to in the applicable Extension Amendment. Notwithstanding the conversion of any Existing Commitment into an Extended Commitment, such Extended Commitment shall be treated identically to all Existing Commitments of the Specified Existing Commitment Class for purposes of the obligations of a Lender in respect of Letters of Credit under Section 2.06 and Swingline Loans under Section 2.05, except that the applicable Extension Amendment may provide that the Maturity Date for Swingline Loans and/or the last day for issuing Letters of Credit may be extended and the related obligations to make Swingline Loans and issue Letters of Credit may be continued (pursuant to mechanics to be specified in the applicable Extension Amendment) so long as the applicable Swingline Lender and/or the applicable Issuing Bank, as applicable, have consented to such extensions (it being understood that notwithstanding anything to the contrary set forth in Section 9.02, no consent of any other Lender shall be required in connection with any such extension). Any Lender that elects in its sole discretion not to become an Extending Lender shall cease to be a Lender hereunder and shall no longer have any Commitments, other obligations or rights (other than such Lender’s rights to indemnification under the Loan Documents which shall continue to remain in effect after such time as set forth in this Agreement) hereunder, in each case as of the applicable Maturity Date, so long as each such Lender has received payment in full in respect of its Applicable Percentage of all outstanding Obligations that are then due and owing as of such applicable Maturity Date.

(b)            Extended Commitments shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, notwithstanding anything to the contrary set forth in Section 9.02, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Commitments established thereby except to the extent such Extension Amendment modifies any such Lender’s rights, interests and/or obligations hereunder (provided that any changes being within the requirements of the first paragraph of Section 2.10 and not expressly affecting any Lenders other the Extending Lenders shall not be deemed a modification of rights, interests and/or obligations of any Lender that is not an Extending Lender)) executed by the Loan Parties, the Administrative Agent and the Extending Lenders. It is understood and agreed that each Lender hereunder has consented, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Loan Documents authorized by this Section 2.10 and the arrangements described above in connection therewith, except to the extent any Extension Amendment modifies any such Lender’s rights, interests and/or obligations hereunder (provided that any modifications set forth in the Extension Amendment that are within the requirements of the first paragraph of Section 2.10 and do not expressly affect any Lenders other than the Extending Lenders shall not be deemed a modification of rights, interests and/or obligations of any Lender that is not an Extending Lender), but, for the avoidance of doubt, no Lender shall be an Extending Lender without its consent in accordance with this Section 2.10 and the arrangements described above in connection therewith. No Extension Amendment shall provide for any tranche of Extended Commitments in an aggregate principal amount that is less than $250,000,000. Notwithstanding anything to the contrary in this Section 2.10(b) and without limiting the generality or applicability of Section 9.02 to any Section 2.10 Additional Amendments (as defined below), any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.10 Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Section 2.10 Additional Amendments are within the requirements of Section 2.10(a) and do not become effective prior to the time that such Section 2.10 Additional Amendments have been consented to (including, without limitation, pursuant to consents applicable to holders of any Extended Loans provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Section 2.10 Additional Amendments to become effective in accordance with Section 9.02.

(c)            Notwithstanding anything to the contrary contained in this Agreement, (i) on any date on which any Class of Existing Commitments is converted to extend the related scheduled maturity date(s) in accordance with this Section 2.10 above (an “Extension Date”), in the case of the Existing Commitments of each Extending Lender under any Specified Existing Commitment Class, the aggregate principal amount of such Existing Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Commitments so converted by such Lender on such date, and such Extended Commitments shall be established as a separate Class of revolving credit commitments from the Specified Existing Commitment Class and from any other Existing Commitments (together with any other Extended Commitments so established on such date) and (ii) if, on any Extension Date, any Existing Loans of any Extending Lender are outstanding under the Specified Existing Commitment Class, such Existing Loans (and any related participations) shall be deemed to be allocated as Extended Loans (and related participations) in the same proportion as such Extending Lender’s Specified Existing Commitments to Extended Commitments.

(d)            No exchange of Loans or Commitments pursuant to any Extension Amendment in accordance with this Section 2.10 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

Section 2.11      Repayment; Evidence of Debt. The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan (other than Extended Loans) on the Maturity Date, and each Extended Loan in respect of each Extension Series, on the relevant maturity date for such Extension Series of Extended Commitments, (ii) to the Swingline Lender, the then unpaid principal amount of each Swingline Loan on the earlier of (A) the eighth (8th) day following the date of incurrence of such Swingline Loan and (B) the Maturity Date and (iii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent.

(a)            During any Cash Dominion Trigger Period, on each Business Day, the Administrative Agent shall apply all funds credited to the Collection Account on the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available) first to prepay any Protective Advances that may be outstanding, pro rata, and second to prepay the Revolving Loans (including Swingline Loans) and to cash collateralize outstanding LC Exposure. Notwithstanding the foregoing, to the extent any funds credited to the Collection Account constitute (i) Net Proceeds, the application of such Net Proceeds shall be subject to Section 2.12(b) or (ii) Tax and Trust Funds that have been deposited in an Excluded Deposit Account, the Administrative Agent shall remit such amounts as directed by the Administrative Borrower in writing.

(b)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)            The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)            The Register and the corresponding entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the joint and several obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e)            Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.

Section 2.12      Prepayment of Loans. The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (f) of this Section, without penalty or premium (other than payment of any break funding expenses under Section 2.17).

(a)            In the event and on such occasion that the Aggregate Revolving Exposure exceeds the Line Cap, the Borrowers shall prepay, on demand, the Revolving Loans, LC Exposure and/or Swingline Loans in an aggregate amount equal to such excess. If any such excess remains after repayment in full of all outstanding Revolving Loans, LC Exposure and/or Swingline Loans, the Borrowers shall provide cash collateral for the LC Exposure in the manner set forth in Section 2.06(j) to the extent required to eliminate such excess.

(b)            In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party or any Restricted Subsidiary in respect of any Prepayment Event, on the Prepayment Date, the Borrowers shall prepay the Obligations and cash collateralize the LC Exposure as set forth in Section 2.06(j) below in an aggregate amount equal to 100% of such Net Proceeds, provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Administrative Borrower shall deliver to the Administrative Agent a certificate (which may be included in a Compliance Certificate delivered pursuant to Section 5.01(e)) to the effect that the Loan Parties intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within three hundred sixty-five (365) days after receipt of such Net Proceeds, to make Capital Expenditures or to acquire (or replace or rebuild or improve) real property, equipment or other tangible assets to be used in the business of the Loan Parties, then either (i) so long as a Cash Dominion Trigger Period is not in effect and no Event of Default is continuing, no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds to be reinvested or (ii) if a Cash Dominion Trigger Period is in effect, then such Net Proceeds shall be applied by the Administrative Agent to reduce the outstanding principal balance of the Revolving Loans (without a permanent reduction of the Revolving Commitment); provided that (i) to the extent an amount equal to all or a portion of such Net Proceeds have been committed to be reinvested within 365 days after receipt of such Net Proceeds, such 365-day reinvestment period shall be extended by an additional 180 days with respect to such amount that has been so committed and (ii) to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such three hundred sixty-five (365)-day period (as extended by clause (i) of this proviso), a prepayment shall be required at such time in an amount equal to such Net Proceeds that have not been so applied.

(c)            [Reserved].

(d)            All such amounts pursuant to Section 2.12(b) shall be applied, first to prepay any Protective Advances that may be outstanding, pro rata, second to prepay the Revolving Loans (including Swingline Loans) without a corresponding reduction in the Revolving Commitments and to cash collateralize outstanding LC Exposure. If the precise amount of insurance or condemnation proceeds allocable to Collateral as compared to Rental Equipment, fixtures and real property is not otherwise determined, the allocation and application of those proceeds shall be determined by the Administrative Agent, in its Permitted Discretion, in consultation with the Borrower.

(e)            The Administrative Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) or through Electronic System or the Approved Borrower Portal, if arrangements for doing so have been approved by the Administrative Agent, of any prepayment hereunder (i) not later than 10:00 a.m., Houston, Texas time, (A) in the case of prepayment of a Term Benchmark Borrowing, three (3) Business Days before the date of prepayment, (B) in the case of prepayment of an ABR Borrowing (other than a Swingline Loan), one (1) Business Day before the date of prepayment or (C) in the case of prepayment of an RFR Revolving Borrowing, five (5) Business Days before the date of prepayment and (ii) not later than 4:00 p.m., Houston, Texas time, in the case of prepayment of a Swingline Loan, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (1) accrued interest to the extent required by Section 2.14 and (2) break funding payments pursuant to Section 2.17. Notwithstanding the foregoing, but except as provided in Section 2.09, the Borrowers may not prepay Extended Loans of any Extension Series unless such prepayment is accompanied by a pro rata repayment of Existing Loans of the Specified Existing Commitment Class of the Existing Class from which such Extended Loans and Extended Commitments were converted (or such Loans and Commitments of the Existing Class have otherwise been repaid and terminated in full).

Section 2.13      Fees. The Borrowers agree to pay to the Administrative Agent for the account of each Lender (other than any Defaulting Lender in accordance with Section 2.21(a)) a commitment fee, which shall accrue at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the first (1st) Business Day of each fiscal quarter and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed (including the first (1st) day but excluding the last day).

(a)            The Borrowers agree to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Term SOFR Rate Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at a rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by such Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each fiscal quarter shall be payable on the first (1st) Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within fifteen (15) Business Days after demand. All participation fees and fronting fees shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed (including the first (1st) day but excluding the last day).

(b)            The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Administrative Borrower and the Administrative Agent.

(c)            All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.14      Interest.

(a)            The Loans comprising ABR Borrowings shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)            The Loans comprising each Term Benchmark Borrowing shall bear interest at the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate. Each RFR Loan shall bear interest at a rate per annum equal to the Adjusted Daily Simple SOFR plus the Applicable Rate.

(c)            Swingline Loans shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(d)            Each Protective Advance shall bear interest at the Alternate Base Rate plus the Applicable Rate for Revolving Loans plus 2%.

(e)            Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by written notice to the Administrative Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of hereof requiring unanimous consent of the Lenders to reductions in interest rates), declare that any overdue amount of the Obligations shall bear interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), after as well as before judgment, at a rate per annum equal to (x) in the case of any overdue amount that otherwise bears interest, the rate otherwise applicable thereto (inclusive of the Applicable Rate applicable thereto) plus two percent (2.00%) per annum and (y) in the case of any overdue interest or otherwise overdue amount that does not otherwise bear interest, to the extent permitted by law, the Alternate Base Rate plus the Applicable Rate applicable to ABR Loans plus two percent (2.00%) per annum; from and including the date of such non-payment to but excluding the due date on which such amount is paid in full. Payment or acceptance of the increased rates of interest provided for in this Section 2.14 is not a permitted alternative to timely payment of amounts due hereunder and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies; provided that during the continuance of an Event of Default under clause (h) or (i) of Article VII, the interest rates set forth above in this clause (e), in each case, shall be applicable without any election or action on the part of the Administrative Agent or any Lender.

(f)            Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior fiscal quarter) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (e) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period or a Swingline Loan), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(g)            Interest computed by reference to the Term SOFR Rate or Daily Simple SOFR shall be computed on the basis of a year of three hundred sixty (360) days. Interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first (1st) day but excluding the last day). The applicable Alternate Base Rate, Adjusted Daily Simple SOFR, Daily Simple SOFR, Adjusted Term SOFR Rate or Term SOFR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.15      Alternate Rate of Interest; Illegality.

(a)            Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.15, if:

(i)            the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) (A) prior to commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate or the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR or Daily Simple SOFR; or

(ii)            the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, the Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or Loan) included in such Borrowing;

then the Administrative Agent shall give written notice thereof to the Administrative Borrower and the Lenders through Electronic System as provided in Section 9.01 as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Administrative Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Administrative Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing, shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.15(a)(i) or (ii) above or (y) an ABR Borrowing if the Adjusted Daily Simple SOFR also is the subject of Section 2.15(a)(i) or (ii) above; provided that if the circumstances giving rise to such notice affect only one Type of Borrowing, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Administrative Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.15(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Administrative Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Administrative Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.

(b)            Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)            Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)            The Administrative Agent will promptly notify the Administrative Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.15, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.15.

(e)            Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)            Upon the Administrative Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Administrative Borrower may revoke any request for a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Administrative Borrower will be deemed to have converted any such request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to (A) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Administrative Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.15, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.

Section 2.16           Increased Costs. (a) If any Change in Law shall impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Term SOFR Rate) or the Issuing Bank;

(ii)            impose on any Lender or the Issuing Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)            subject any Recipient to any Taxes (other than (A) Indemnified Taxes, or (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Administrative Agent, Lender or Issuing Bank of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Administrative Agent, Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Administrative Agent, Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then within fifteen (15) Business Days of receipt of a certificate of the type specified in paragraph (b) below, the Borrowers will pay to such Administrative Agent, Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Administrative Agent, Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)            If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of, or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time within fifteen (15) Business Days of receipt of a certificate of the type specified in clause (c) below, the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)            A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in clauses (a) or (b) of this Section shall be delivered to the Administrative Borrower and shall be conclusive absent manifest error; provided that such certificate from each such Lender or Issuing Bank shall contain a certification to the Administrative Borrower that such Lender or Issuing Bank is generally requiring reimbursement for the relevant amounts from similarly situated borrowers under comparable syndicated credit facilities. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within fifteen (15) Business Days after receipt thereof.

(d)            Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.16, such Lender or Issuing Bank shall notify the Administrative Borrower thereof. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than two hundred seventy (270) days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Administrative Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the two hundred seventy (270)-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.17            Break Funding Payments. With respect to Loans that are not RFR Loans, in the event of (a) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.12, but excluding any prepayment of Term Benchmark Loans made pursuant to Section 2.11(a) or pursuant to the Administrative Agent’s rights under any lockbox agreement), (b) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(c) and is revoked in accordance therewith), or (d) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Administrative Borrower pursuant to Section 2.20 or 9.02(c), then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event (excluding loss of margin). With respect to RFR Loans, in the event of (a) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (b) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked hereunder) or (c) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Administrative Borrower pursuant to Section 2.20 or 9.02(c), then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event.

A certificate of any Lender setting forth the calculation of any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Administrative Borrower and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 2.18           Withholding of Taxes; Gross-Up.

(a)            Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings on Indemnified Taxes applicable to additional sums payable under this Section 2.18) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)            Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, Other Taxes.

(c)            Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.18, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)            Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)            Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after written demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)            Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Administrative Borrower and the Administrative Agent, at the time or times reasonably requested by the Administrative Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Administrative Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Administrative Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Administrative Borrower or the Administrative Agent as will enable the Administrative Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.18(f)(ii)(A), 2.18(f)(ii)(B) and 2.18(f)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,

(A)            any Lender that is a U.S. Person shall deliver to the Administrative Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), whichever of the following is applicable:

(1)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrowers as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)            to the extent a Foreign Lender is not the Beneficial Owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each Beneficial Owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Administrative Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)            if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Borrower or the Administrative Agent as may be necessary for the Administrative Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Administrative Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)            Status of Administrative Agent. The Administrative Agent shall deliver to the Administrative Borrower on or before the date on which it becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower) (i) if it is a U.S. Person, properly completed and duly executed copies of IRS Form W-9 (or any successor form) or (ii) if it is not a U.S. Person (x) executed originals of IRS Form W-8ECI with respect to any amounts payable to the Administrative Agent for its own account and (y) executed originals of IRS Form W-8IMY with respect to any amounts payable to the Administrative Agent for the account of others, certifying that it is a “U.S. branch,” that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that it is using such form as evidence of its agreement with the Borrowers to be treated as a U.S. Person with respect to such payments (and the Borrowers and the Administrative Agent agree to so treat the Administrative Agent as a U.S. Person with respect to such payments as contemplated by Section 1.1441-1(b)(2)(iv) of the United States Treasury Regulations), with the effect that, in either case, the Borrowers will be entitled to make payments hereunder to the Administrative Agent without withholding or deduction on account of U.S. federal withholding Tax.

(h)            Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.18 (including by the payment of additional amounts pursuant to this Section 2.18), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.18 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)            Survival. Each party’s obligations under this Section 2.18 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document (including payment in full of the Secured Obligations).

(j)            Defined Terms. For purposes of this Section 2.18, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

Section 2.19            Payments Generally; Allocation of Proceeds; Sharing of Set-offs. The Borrowers shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.16, 2.17 or 2.18, or otherwise) prior to 2:00 p.m., Houston, Texas time, on the date when due or the date fixed for any prepayment hereunder, in immediately available funds, without setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.16, 2.17, 2.18 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Unless otherwise provided for herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(a)            All payments and any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.12) or (C) amounts to be applied from the Collection Account during a Cash Dominion Trigger Period (which shall be applied in accordance with Section 2.11(a)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent and each Issuing Bank from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), second, to pay any fees, indemnities, or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), third, to pay interest due in respect of the Protective Advances, fourth, to pay the principal of the Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Protective Advances) ratably, sixth, to prepay principal on the Loans (other than the Protective Advances), unreimbursed LC Disbursements and an amount to the Administrative Agent equal to 103% of the aggregate LC Exposure, to be held as cash collateral for such Obligations ratably, seventh, to pay any amounts owing with respect to Swap Agreement Obligations for which the Administrative Agent has received notice from the Administrative Borrower in accordance with Section 5.01(c) or Section 5.01(n) or from the applicable Loan Party’s counterparty to such Swap Agreement in accordance with Section 2.23 (it being understood and agreed that, in accordance with Section 2.23, any provider of Swap Agreements or agreements in respect of Banking Services that is also the Administrative Agent or its Affiliate shall not be required to provide such notice) ratably, eighth, to pay any amounts owing with respect to Banking Services Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.23 (it being understood and agreed that, in accordance with Section 2.23, any provider of Swap Agreements or agreements in respect of Banking Services that is also the Administrative Agent or its Affiliate shall not be required to provide such notice) and any amounts owing with respect to Swap Agreement Obligations which were not paid pursuant to the foregoing clause seventh ratably, and ninth, to the payment of any other Secured Obligation. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Administrative Borrower, or unless an Event of Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Term Benchmark Loan of a Class, except (a) on the expiration date of the Interest Period applicable thereto or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and an Event of Default has occurred and is continuing (and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.17). The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(b)            At the written election and authorization of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Administrative Borrower pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of the Borrowers (other than an Excluded Deposit Account) maintained with the Administrative Agent. Notwithstanding the foregoing, the Borrowers hereby irrevocably authorize (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03, 2.04 or 2.05, as applicable, and (ii) the Administrative Agent to charge any deposit account of a Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents; provided, that the Administrative Agent agrees not to exercise any of the foregoing rights until the occurrence and during the continuance of an Event of Default.

(c)            If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(d)            Unless the Administrative Agent shall have received notice from the Administrative Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder or any other Loan Document (including any date that is fixed for prepayment by notice from the Administrative Borrower to the Administrative Agent pursuant to the terms hereof), that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment or prepayment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the NYFRB Rate.

(e)            If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Bank to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder. Application of amounts pursuant to (i) and (ii) above shall be made in any order determined by the Administrative Agent in its discretion.

(f)            The Administrative Agent may from time to time provide the Administrative Borrower with account statements or invoices with respect to any of the Secured Obligations (the “Statements”). The Administrative Agent is under no duty or obligation to provide Statements, which, if provided, will be solely for the Borrowers’ convenience. Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Secured Obligations. If the Borrowers pay the full amount indicated on a Statement on or before the due date indicated on such Statement, the Borrowers shall not be in default of payment with respect to the billing period indicated on such Statement; provided, that acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of the Administrative Agent’s or the Lenders’ right to receive payment in full at another time.

Section 2.20           Mitigation Obligations; Replacement of Lenders.

(a)            If any Lender requests compensation under Section 2.16, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            If any Lender requests compensation under Section 2.16, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, or if any Lender becomes a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.16 or 2.18) and obligations under this Agreement and other Loan Documents to an assignee in accordance with Section 9.04 that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.04, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrowers, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants), and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

Section 2.21            Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)            fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.13(a);

(b)            any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.19(b) or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, to cash collateralize the LC Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Administrative Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Administrative Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(c)            such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or the Supermajority Revolving Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02) or under any other Loan Document; provided, that, except as otherwise provided in Section 9.02, this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(d)            if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)            all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Exposure to exceed its Revolving Commitment;

(ii)            if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within three (3) Business Days following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize, for the benefit of the Issuing Bank, the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)            if the Borrowers cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.13(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)            if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.13(a) and 2.13(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)            if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.13(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(e)            so long as such Lender is a Defaulting Lender, such Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.21(c), and Swingline Exposure related to any such newly made Swingline Loan or LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(d)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Bank shall have entered into arrangements with the Borrowers or such Lender, satisfactory to the Issuing Bank to defease any risk to it in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Administrative Borrower, the Swingline Lender and the Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage. Notwithstanding the fact that any Defaulting Lender has adequately remedied all matters that caused such Lender to become a Defaulting Lender, (x) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender and (y) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from “Defaulting Lender” to “Lender” will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 2.22            Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.22 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.22 shall survive the termination of this Agreement.

Section 2.23            Banking Services and Swap Agreements. Each Lender or Affiliate thereof (other than the Administrative Agent or any Affiliate thereof) providing Banking Services for, or having Material Swap Agreements with, any Loan Party or any Subsidiary of a Loan Party shall deliver to the Administrative Agent, not later than ten (10) Business Days after entering into such Banking Services or Swap Agreements, written notice setting forth the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes) and the aggregate amount of all Banking Services Obligations and Swap Agreement Obligations of such Loan Party or Subsidiary thereof to such Lender or Affiliate (whether matured or unmatured, absolute or contingent). In addition, each such Lender or Affiliate thereof shall deliver to the Administrative Agent, upon a request therefor, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Agreement Obligations. The delivery of the notices required by this Section 2.23 or by the Administrative Borrower pursuant to Section 5.01(c) or Section 5.01(k) to the Administrative Agent shall be used in determining which tier of the waterfall, contained in Section 2.19(a), such Banking Services Obligations and/or Swap Agreement Obligations will be placed.

Article III

Representations and Warranties

Each Loan Party represents and warrants to the Lenders that:

Section 3.01            Organization; Powers. Each Loan Party and each Restricted Subsidiary (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own, pledge and operate its assets and properties and to carry on its business as now conducted and execute, deliver and perform its obligations under the Loan Documents to which it is a party and (c) is qualified to do business, and is in good standing, in every jurisdiction where failure to so qualify would reasonably be expected to result in a Material Adverse Effect.

Section 3.02           Authorization; Enforceability. The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders of such Loan Party. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03            Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) for filings necessary to perfect Liens created pursuant to the Loan Documents and (iii) registrations and filings that may be necessary in connection with any sale, transfer, foreclosure or other exercise of remedies with respect to Collateral that is permitted under this Agreement, (b) will not violate any Requirement of Law applicable to any Loan Party or any Restricted Subsidiary, (c) will not violate or result in a default under any Material Contract, material indenture, agreement or other instrument binding upon any Loan Party or any Restricted Subsidiary or the assets of any Loan Party or any Restricted Subsidiary, in each case with respect to this clause (c), in any material respect, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any Restricted Subsidiary, except Liens created pursuant to the Loan Documents, except, in the case of clauses (a) and (b), where the failure to do so, individually or in the aggregate, could not be reasonably expected to result in a Material Adverse Effect.

Section 3.04            Financial Condition; No Material Adverse Change. (i) The Historical Financial Statements were prepared in accordance with GAAP (as in effect on the date such statements were prepared) and fairly present in all material respects the Consolidated financial condition and operations of the Administrative Borrower and its Subsidiaries at such date and the Consolidated results of their operations for the period then ended, and (ii) the Projections represent the Administrative Borrower’s good faith estimate of anticipated financial performance of the Administrative Borrower and its Subsidiaries for the period set forth therein based upon assumptions believed by the Administrative Borrower to be reasonable at the time of such delivery and are not to be viewed as facts, but shall not constitute or be deemed to constitute a representation or warranty that such anticipated performance will in fact be achieved. Whether or not any such results are in fact achieved will depend upon future events, some of which are not within the control of the Administrative Borrower. Accordingly (but without limiting Section 3.04(a)(i)), actual results may vary materially from the projected results.

(a)            No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since December 31, 2025.

Section 3.05            Properties.

(a)            Schedule 3.05 sets forth a correct and complete list of all Material Real Estate owned by each Loan Party (the “Owned Real Property”), with the current location of each such Real Property by street address (including the county and state), tax parcel number or other reasonable description thereof. Each of the Loan Parties and each Restricted Subsidiary has good and defensible title to, or valid leasehold interests in, all of its real and personal property (i) except in cases where the failure to have said good and defensible title or valid leasehold interest would not reasonably be expected to result in a Material Adverse Effect and (ii) free of all Liens, other than those permitted by Section 6.02.

Each Loan Party and each Restricted Subsidiary owns, or is licensed to use, all Material Intellectual Property used in its business as presently conducted. A correct and complete list of all Material Intellectual Property, including all applications for patents, trademarks and copyrights, and all registrations therefor, in each case, owned by or exclusively licensed to each Loan Party and Restricted Subsidiary as of the Effective Date is set forth on Schedule 3.05. To the knowledge of any Loan Party, the use by any Loan Party of any owned Material Intellectual Property does not infringe upon, misappropriate or otherwise violate in any material respect the rights of any other Person. There are no actions pending or, to the knowledge of the Loan Parties or any Restricted Subsidiary, threatened, (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property rights of any person by any Loan Party or any Restricted Subsidiary and that, if adversely determined, could reasonably be expected to be material to the Loan Parties and their Restricted Subsidiaries, taken as a whole, in each case, except as disclosed to the Administrative Agent in writing, or (ii) by the Loan Parties or any Restricted Subsidiary alleging any infringement, misappropriation, dilution or violation by any person of any owned Material Intellectual Property. Each Restricted Subsidiary’s rights to owned Intellectual Property are not subject to any material licensing agreement or similar arrangement, in each case, except as set forth on Schedule 3.05.

Section 3.06            Litigation and Environmental Matters.

(a)            There are no Proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened in writing against any Loan Party or any Restricted Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that as of the date hereof involve this Agreement, the other Loan Documents or the Transactions.

(b)            Except for any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party or any Restricted Subsidiary (i) has received written notice of any actual or alleged violation of Environmental Law or any Environmental Liability, (ii) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, or (iii) has become or expects to become subject to any unresolved Environmental Liability.

Section 3.07            Compliance with Laws and Agreements; No Default.

(a)            Each Loan Party and each Restricted Subsidiary is (i) in compliance in all material respects with all Requirements of Law applicable to it or its property, except for any Requirement of Law being contested in good faith by appropriate proceedings diligently conducted or where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (ii) is in compliance with all material indentures, agreements and other instruments binding upon it or its property, in each case under this Section 3.07, in all material respects.

(b)            No Default has occurred and is continuing or would result following the consummation of the Transactions on the Effective Date.

Section 3.08           Investment Company Status. No Loan Party is required to be registered as an “investment company” as defined in the Investment Company Act of 1940.

Section 3.09           Taxes. Each Loan Party and each Restricted Subsidiary has timely filed or caused to be filed all federal and all state, provincial, territorial, foreign and other material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (i) Taxes that are not yet delinquent, (ii) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (iii) where failure to file such Tax returns and pay such Taxes would not reasonably be expected to result in a Material Adverse Effect. No tax liens have been filed and, to the knowledge of such Loan Party or Restricted Subsidiary, no claims are being asserted with respect to any such Taxes which, in each case, would result in a Material Adverse Effect.

Section 3.10            ERISA. (a) Except as would not reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with such Plan’s terms and the applicable provisions of ERISA and the Code, and (b) no ERISA Event or other event or condition with respect to a Plan or a Multiemployer Plan has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events or other events or conditions for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Accounting Standards Codification No. 715 or subsequent recodification thereof, as applicable) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan.

Section 3.11            Disclosure. None of the written reports, financial statements, certificates or other information (other than projected financial information, pro forma financial information, estimates, forecasts and other forward-looking information and information of a general economic or industry specific nature) furnished by or on behalf of any Loan Party or any Restricted Subsidiary to the Administrative Agent, any arranger or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished, the “Written Information”), when taken as a whole with all other Written Information, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, pro forma financial information, estimates, forecasts and other forward-looking information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date (it being understood that actual results may vary from the projected financial information and that such variation may be material).

Section 3.12            Material Contracts. Schedule 3.12 contains a complete and correct list of all Material Contracts as of the Effective Date, and copies of all such Material Contracts have been provided to the Administrative Agent to the extent not prohibited by any confidentiality obligation binding on any Loan Party or any Restricted Subsidiary or by any Requirement of Law. All such Material Contracts are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to result in a Material Adverse Effect, and no Loan Party or any Restricted Subsidiary is in default thereunder, nor, to the knowledge of any Loan Party or Subsidiary, as applicable, is there any uncured default by any counterparty thereto, in each case except for defaults that would not reasonably be expected to result in a Material Adverse Effect or that have been disclosed to the Administrative Agent and the Lenders in writing.

Section 3.13            Solvency.

(a)            Immediately after the consummation of the Transactions, including any borrowing of Loans or issuance of any Letter of Credit, (i) the fair value of the assets of the Loan Parties and Restricted Subsidiaries, taken as a whole, at a fair valuation, is not less than their debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of the property of the Loan Parties and Restricted Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (iii) the Loan Parties and Restricted Subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (iv) the Loan Parties and Restricted Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

(b)            No Loan Party intends to, nor will permit any Restricted Subsidiary to, and no Loan Party believes that it or any Restricted Subsidiary will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Restricted Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Restricted Subsidiary.

Section 3.14            Insurance. Schedule 3.14 sets forth, as of the Effective Date, a description of all property and liability insurance maintained by or on behalf of the Loan Parties and their Restricted Subsidiaries. As of the Effective Date, all premiums due and payable in respect of such insurance have been paid. Holdings maintains or has maintained on its behalf, and has caused each Restricted Subsidiary to maintain or to have maintained on its behalf, with financially sound and reputable insurance companies (after giving effect to any self-insurance which Holdings believes in the good faith judgment of management is reasonable and prudent in light of the size and nature of its business), insurance on all their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as Holdings believes in the good faith judgment of management are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 3.15            Capitalization and Subsidiaries. As of the Effective Date, Schedule 3.15 sets forth (a) a correct and complete list of the name and relationship to Holdings of each Subsidiary, (b) a true and complete listing of each class of the Loan Parties’ authorized Equity Interests, and (c) the type of entity of Holdings and each Subsidiary. All of the issued and outstanding Equity Interests in any Subsidiary owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable. Except as set forth on Schedule 3.15, as of the Effective Date, there are no outstanding commitments or other obligations of any Loan Party or Restricted Subsidiary to issue, and no options, warrants, or other rights of any Person to acquire, any shares or units of any class of capital stock, units or other equity interests of any Loan Party. Each Subsidiary of Holdings that is not an Excluded Subsidiary is a Loan Party and no Unrestricted Subsidiary exists as of the Effective Date other than Target Capital Projects LLC.

Section 3.16            Security Interest in Collateral. Subject to the terms and limitations set forth in the Collateral Documents and Sections 5.14, 5.17 and 10.15, each Collateral Document required to be delivered hereunder or under any other Loan Document will, upon execution and delivery thereof, be effective to create legal and valid Liens on all of the Collateral described therein in favor of the Administrative Agent, for the benefit of the Secured Parties, and (a) when financing statements and other filings in appropriate form are filed in the offices specified in the Collateral Documents, (b) when intellectual property security agreements are filed in and recorded by the United States Patent and Trademark Office and the United States Copyright Office, as applicable, with respect to Collateral consisting of U.S. registered and pending applied-for trademarks, U.S. issued and pending applied-for patents, U.S. registered copyrights, and exclusive licenses to U.S. registered copyrights under which any Loan Party is the licensee, (c) [Reserved], and (d) upon the taking of possession or control by the Administrative Agent of the Collateral described therein with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the applicable Collateral Document), such Liens will constitute perfected and continuing Liens on the Collateral (other than such Collateral in which a Lien or a security interest cannot be perfected by filing, possession or control under the UCC as in effect at the relevant time in the relevant jurisdiction, by the filing and recording of intellectual property security agreements under federal intellectual property laws), securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral, except in the case of (i) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law governing such non-consensual Lien and (ii) Liens perfected only by possession (including possession of any certificate of title), to the extent the Administrative Agent has not obtained possession of such Collateral.

Section 3.17            Employment Matters. Except as would not reasonably be expected to result in a Material Adverse Effect, (a) as of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Restricted Subsidiary pending or, to the knowledge of any Loan Party, threatened, (b) the hours worked by and payments made to employees of the Loan Parties and their Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters and (c) all material payments due from any Loan Party or any Restricted Subsidiary, or for which any claim may be made against any Loan Party or any Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party or such Restricted Subsidiary.

Section 3.18            Federal Reserve Regulations. No part of the proceeds of any Loan or Letter of Credit has been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X. No Loan Party is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing or Letter of Credit hereunder will be used to buy or carry any Margin Stock.

Section 3.19            Use of Proceeds. The proceeds of the Loans have been used and will be used, whether directly or indirectly as set forth in Section 5.08.

Section 3.20            Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. Each Loan Party and Subsidiary has implemented and maintains in effect policies and procedures reasonably designed to promote and ensure compliance by such Loan Party, such Subsidiary and their respective Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions, and such Loan Party, Subsidiary and their respective Subsidiaries and their respective officers and directors, and, to the knowledge of such Loan Party or Subsidiary, as applicable, its employees and agents, are in compliance in all material respects with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. None of (a) any Loan Party, Subsidiary or any of their Subsidiaries or any of their respective directors, officers or employees or (b) to the knowledge of any such Loan Party, Subsidiary or any of their Subsidiaries, any agent of such Loan Party, Subsidiary or any of their respective Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

Section 3.21            Common Enterprise. Each Loan Party acknowledges that it expects to derive benefit, directly or indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in its separate capacity and as a member of the group of companies.

Section 3.22            Affected Financial Institutions. No Loan Party or Restricted Subsidiary is an Affected Financial Institution.

Section 3.23            Plan Assets. No Loan Party, Restricted Subsidiary or any of their respective Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and, based on the assumption (to the extent such assumption is reasonable) that the assets in connection with the Loans, the Letters of Credit or the Commitments hereunder do not constitute “plan assets” or are otherwise subject to an applicable Prohibited Transaction exemption, neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan hereunder, will give rise to a non-exempt Prohibited Transaction.

Section 3.24            Material Licenses and Permits. Each of the Loan Parties and its Restricted Subsidiaries holds all permits, licenses, registrations, certificates, approvals, consents, clearances and other authorizations from any Governmental Authority required under any currently applicable laws for the operation of the business of each Loan Party and their respective Restricted Subsidiaries as presently conducted (and, in the case of any development or construction project, at its then-current stage of development, construction, management and/or operation), except where failure to hold any of the foregoing would not reasonably be expected to result in a Material Adverse Effect.

Section 3.25            Senior Debt Status. The Obligations constitute “Senior Indebtedness”, “Designated Senior Indebtedness” or any similar designation under and as defined in any agreement governing any unsecured, senior subordinated or subordinated Indebtedness and the subordination provisions set forth in each such agreement, if any, are legally valid and enforceable against the parties thereto subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.26            Outbound Investment Rules. None of the Loan Parties nor any of their Subsidiaries is a ‘covered foreign person’ as that term is used in the Outbound Investment Rules. None of the Loan Parties nor any of their Subsidiaries currently engages, or has any present intention to engage in the future in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if any Loan Party were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

Section 3.27            Accounts.  The Administrative Agent may rely, in determining which Accounts are Eligible Accounts Receivable, on all statements and representations made by the Borrowers with respect thereto. Each Borrower warrants with respect to each of its Accounts at the time it is shown as an Eligible Accounts Receivable in a Borrowing Base Certificate that, to such Borrower’s knowledge, in all material respects, each Account reflected therein as eligible for inclusion in the Borrowing Base is an Eligible Accounts Receivable.

Section 3.28            Unit Subsidiary. Except for Units that are the subject of a Permitted Stand-Alone Capital Lease Transaction, all Non-Qualified Units owned by any Loan Party which are located in the United States of America or any State or territory thereof are owned by the Unit Subsidiary or, if acquired by any other Loan Party after the Effective Date, shall within ninety (90) days after the month in which such acquisition occurred (or such longer period as the Administrative Agent may reasonably agree), be contributed to the Unit Subsidiary.

Section 3.29            Other Financing Arrangements. No Loan Party nor any of its Subsidiaries is party to or otherwise obligated under any material Supply Chain Financing Arrangement, Off-Balance Sheet Financing or Structured Payables, except for those (if any) expressly disclosed on Schedule 3.29 (or, if entered into after the Effective Date, as are disclosed to Administrative Agent in writing in accordance with the terms of this Agreement).

Article IV

Conditions

Section 4.01            Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)            Credit Agreement and Other Loan Documents. The Administrative Agent (or its counsel) shall have received from each Loan Party (i) that is a party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, (ii) subject to Section 5.16, that is a party to any other Loan Document either (A) a counterpart of such other Loan Document signed on behalf of each party thereto or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page thereof) that each such party has signed a counterpart of such Loan Document and (iii) such other certificates, documents, instruments and agreements as the Administrative Agent may reasonably request in connection with the Transactions, including any promissory notes requested by a Lender pursuant to Section 2.11(c) payable to each such requesting Lender (or, if requested by such Lender, to such Lender and its registered assigns).

(b)            Financial Statements and Projections. The Administrative Agent shall have received (i) audited Consolidated financial statements of the Administrative Borrower and its consolidated Subsidiaries (or Holdings, or any other parent entity of the Administrative Borrower, and its Subsidiaries, to the extent accompanied by appropriate deconsolidating information) for the fiscal year ended December 31, 2025, (ii) unaudited interim consolidated financial statements of the Administrative Borrower and its consolidated Subsidiaries for the fiscal quarter ended March 31, 2026 (collectively with the financial statements referred to in clause (i), the “Historical Financial Statements”) and (iii) satisfactory projections through 2031 (which shall be prepared on a quarterly basis for each fiscal quarter through 2027 and annually for fiscal years 2028 through 2031) (the “Projections”).

(c)            Secretary’s Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its board of directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party and (C) contain copies of the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of formation or organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, or other similar organizational or governing documents, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization or the substantive equivalent available in the jurisdiction of organization for each Loan Party from the appropriate governmental officer in such jurisdiction.

(d)            Closing Certificate. The Administrative Agent shall have received a certificate, signed by a Responsible Officer of the Administrative Borrower and dated as of the Effective Date, certifying as to the satisfaction of the conditions contained in Sections 4.01(p), 4.01(q), 4.01(r), 4.01(s) and 4.01(v).

(e)            Legal Opinions. The Administrative Agent shall have received customary legal opinions in favor of and addressed to the Administrative Agent, the Issuing Banks and the Lenders issued by Allen Overy Shearman Sterling US LLP and Robinson & Cole LLP, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(f)            Fees. All fees and all expenses (including as set forth in the Fee Letters and the reasonable and documented out-of-pocket fees and expenses of legal counsel) due and payable to the Lenders, the Administrative Agent and the Lead Arrangers, for which, with respect to expenses only, invoices have been presented no later than three (3) Business Days prior to the Effective Date (or such shorter time as reasonably agreed by the Borrower), (i) shall have been received or (ii) shall have been authorized to be paid with proceeds of Loans made on the Effective Date and shall have been reflected in the funding instructions given by the Administrative Borrower to the Administrative Agent on or before the Effective Date.

(g)            Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each jurisdiction where the Loan Parties are organized and where the assets of the Loan Parties are located, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation reasonably satisfactory to the Administrative Agent.

(h)            Solvency. The Administrative Agent shall have received a solvency certificate with respect to the Loan Parties and their Restricted Subsidiaries in form and substance reasonably satisfactory to the Administrative Agent, signed by a Financial Officer of the Administrative Borrower, dated the Effective Date.

(i)            Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of June 30, 2026.

(j)            Material Contracts. The Administrative Agent shall have received copies of each of the Material Contracts listed on Schedule 3.12.

(k)            Pledged Equity Interests; Stock Powers; Pledged Notes. Subject to Section 5.16(e), the Administrative Agent shall have received (i) the certificates representing the Equity Interests pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(l)            Filings, Registrations and Recordings. Each document (including any UCC financing statement and intellectual property security agreement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of itself, the Lenders and the other Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.

(m)            Minimum Excess Availability. After giving effect the Transactions on the Effective Date, Excess Availability shall be equal to or greater than $175,000,000.

(n)            Appraisal(s). The Administrative Agent shall have received an appraisal of the Loan Parties’ Rental Equipment from an Approved Appraiser at the cost of the Borrowers, which appraisal shall be satisfactory to the Administrative Agent in its reasonable discretion.

(o)            USA PATRIOT Act, Etc. The Administrative Agent shall have received (i) at least three (3) Business Days prior to the Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, for each Loan Party that has been reasonably requested in writing by the Administrative Agent at least ten (10) Business Days prior to the Effective Date and (ii) at least five (5) Business Days prior to the Effective Date, a Beneficial Ownership Certification if any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

(p)            Approvals. Any consent or approval of, registration or filing with, or any other action by, any Governmental Authority to be obtained in connection with the Loan Documents shall have been obtained and shall be in full force and effect.

(q)            Material Adverse Effect. No event, change or condition shall have occurred since December 31, 2025 that has had, or could reasonably be expected to have, a Material Adverse Effect.

(r)            Compliance with Margin Regulations. On the Effective Date, after giving effect to the Transactions contemplated hereby, the Loan Parties shall be in compliance with all of the Regulations of the Board, including Regulations T, U and X.

(s)            No Default; Representations and Warranties. As of the Effective Date, after giving effect to the Transactions, (i) no Default shall have occurred and be continuing and (ii) the representations and warranties contained in the Loan Documents are true and correct in all material respects as of such date (without duplication of any materiality qualifier contained therein) (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date).

(t)            Perfection Certificate. The Administrative Agent shall have received a completed perfection certificate in form and substance reasonably satisfactory to the Administrative Agent and signed by a Responsible Officer of the Administrative Borrower.

(u)            Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent, the Issuing Bank, any Lender or their respective counsel may have reasonably requested.

(v)            No Other Indebtedness. After giving effect to the Transactions contemplated hereby to occur on the Effective Date, the Loan Parties and their Subsidiaries shall have no Indebtedness outstanding other than (i) the Loans and (ii) any other Indebtedness permitted by Section 6.01.

The Administrative Agent shall notify the Administrative Borrower, the Lenders and the Issuing Bank of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02). For the purpose of determining satisfaction with the conditions specified in this Section 4.01, each Lender that has signed and delivered this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 4.01 unless the Administrative Agent shall have received written notice from such Lender prior to the Effective Date specifying its objection thereto.

Section 4.02            Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)            The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects with the same effect as though made on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects).

(b)            At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, (i) no Default shall have occurred and be continuing and (ii) no Protective Advance shall be outstanding.

(c)            After giving effect to any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, (i) Excess Availability shall not be less than zero and (ii) the aggregate LC Exposure shall not exceed the maximum amount set forth in Section 2.06(b).

(d)            The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

Article V

Affirmative Covenants

Until the Termination Date, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

Section 5.01            Financial Statements; Borrowing Base and Other Information. The Administrative Borrower will furnish to the Administrative Agent (for further distribution to the Lenders):

(a)            within ninety (90) days after the end of each fiscal year of the Administrative Borrower, commencing with the fiscal year ending December 31, 2026, the audited Consolidated balance sheet of the Administrative Borrower and its Subsidiaries, and related statements of operations, members’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year (together with management discussion and analysis with respect to such financials), all reported on by Ernst & Young LLP or any other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent (without a “going concern”, or like qualification, commentary or exception and without any qualification or exception as to the scope of such audit, other than solely with respect to an upcoming maturity date of Indebtedness or a potential inability to satisfy a financial covenant in this Agreement) to the effect that such Consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Administrative Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied;

(b)            within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Administrative Borrower, commencing with the fiscal quarter ending September 30, 2026, the unaudited Consolidated balance sheet of the Administrative Borrower and its Subsidiaries, and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, subject to normal year-end audit adjustments and the absence of footnotes on a consolidated basis in accordance with GAAP consistently applied (together with management discussion and analysis with respect to such financials);

(c)            within ten (10) Business Days after a Loan Party’s entry into a Material Swap Agreement or Banking Services Obligation, notice of such transaction, in each case, in form and substance reasonably satisfactory to the Administrative Agent and including (A) the market terms thereof, (B) the net value to market value thereof, (C) any requirements of the parties to post margin and (D) the counterparty thereof; provided, however, that no such notice shall be required if the counterparty to such Swap Obligation or Banking Services Obligation is the Administrative Agent or its Affiliate;

(d)            promptly, but in any event within three (3) Business Days after the incurrence of Indebtedness or the making of Investments, Restricted Payments or payments of Indebtedness, in each case, in whole or in part with the Available Excluded Contribution Amount, the Administrative Borrower shall deliver to the Administrative Agent a certificate signed by a Responsible Officer of the Administrative Borrower, providing (i) notice of such incurrence of Indebtedness or making of Investments, Restricted Payments or payments of Indebtedness, as applicable, and (ii) a statement that such incurrence of Indebtedness or making of Investments, Restricted Payments or payments of Indebtedness, as applicable, was made in compliance with the terms of this Agreement;

(e)            concurrently with the delivery of financial statements pursuant to Sections 5.01(a) or 5.01(b), a Compliance Certificate (i) certifying, in the case of the financial statements delivered under clause (b), as presenting fairly in all material respects the financial condition and results of operations of the Administrative Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default or Event of Default then exists and, if such Default and/or Event of Default then exists, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.12, (iv) setting forth, as of the date of such certificate, a true and complete list of all Swap Agreements then outstanding and (v) at any time that any of the consolidated Subsidiaries of the Administrative Borrower are not consolidated Restricted Subsidiaries, setting forth consolidating information that summarizes in reasonable detail the differences between the information relating to the Administrative Borrower and its consolidated Restricted Subsidiaries, on the one hand, and all consolidated Unrestricted Subsidiaries, on the other hand, which consolidating information shall be certified by a Financial Officer of the Administrative Borrower as having been fairly presented in all material respects and (vi) if the Administrative Borrower elects to include the certificate contemplated by Section 2.12(b) in a Compliance Certificate, and a Prepayment Event described in clause (a) or (b) of the definition thereof has occurred since the most recently delivered Compliance Certificate, certifying as to whether the Loan Parties intend to reinvest all or any portion of the Net Proceeds received therefrom, and, if so, setting forth in reasonable detail (A) a description of each such Prepayment Event, (B) the aggregate Net Proceeds actually received in respect thereof, and (C) the portion of such Net Proceeds intended to be reinvested;

(f)            on each Scheduled Borrowing Base Certificate Delivery Date, and at such other times as may be necessary to re-determine Excess Availability or as may be requested by the Administrative Agent, as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request; provided that if the Administrative Borrower elects to deliver a pro forma Borrowing Base Certificate in connection with any ordinary course acquisition of Borrowing Base Assets, then the Administrative Borrower shall continue to deliver Borrowing Base Certificates on a weekly basis until the next monthly Borrowing Base Certificate would have otherwise been required to be delivered pursuant to clause (e) of the definition of Scheduled Borrowing Base Certificate Delivery Date;

(g)            [reserved];

(h)            as soon as available, but in any event not more than ninety (90) days after the commencement of each fiscal year of the Administrative Borrower, an annual budget of the Administrative Borrower setting forth in reasonable detail, the projected plan and forecast (including projected Consolidated balance sheet, income statement and funds flow statement) of the Administrative Borrower for each quarter of the following fiscal year;

(i)            on each Scheduled Borrowing Base Certificate Delivery Date, as of the period then ended (all delivered electronically in a text formatted file reasonably acceptable to the Administrative Agent):

(i)            a detailed aging of the Loan Parties’ Accounts, (A) including all invoices aged by due date and by original invoice date and (B) reconciled to the Borrowing Base Certificate delivered as of such date prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the name, address, and balance due for each Account Debtor;

(ii)            a schedule detailing the Loan Parties’ Rental Equipment, in form reasonably satisfactory to the Administrative Agent, at net book value, (A) including a report of any variances or other results of Rental Equipment counts performed by the Borrowers since the last Rental Equipment schedule (including information regarding sales or other reductions, additions, returns, credits issued by the Borrowers and complaints and claims made against the Borrowers), and (B) reconciled to the Borrowing Base Certificate delivered as of such date; and

(iii)            a worksheet of calculations prepared by the Administrative Borrower to determine Eligible Accounts Receivable and Eligible Rental Equipment, such worksheets detailing the Accounts and Rental Equipment excluded from Eligible Accounts Receivable and Eligible Rental Equipment;

(iv)           a reconciliation of the Loan Parties’ Accounts between the amounts shown in each Loan Parties’ general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above; and

(v)            a reconciliation of the loan balance per the Administrative Borrower’s general ledger to the loan balance under this Agreement;

(j)            on each Scheduled Borrowing Base Certificate Delivery Date and, during a Cash Dominion Trigger Period, at such other times as may be requested by the Administrative Agent, as of the period then ended, a schedule and aging of the Loan Parties’ accounts payable;

(k)            promptly upon the Administrative Agent’s reasonable request:

(i)            a schedule detailing the balance of all intercompany accounts of the Loan Parties;

(ii)            copies of invoices in connection with the invoices issued by the Borrowers in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto; and

(iii)            copies of purchase orders, invoices, and shipping and delivery documents in connection with any Rental Equipment purchased by any Loan Party;

(l)            [Reserved];

(m)            [Reserved];

(n)            promptly following any reasonable request therefor, such other information regarding the operations, material changes in ownership of Equity Interests, business affairs, and financial condition of any Loan Party or any Restricted Subsidiary, as the Administrative Agent may reasonably request from time to time; provided, however, that no Loan Party nor any Restricted Subsidiary shall be required to disclose or provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of a Loan Party, Subsidiary or any of their Subsidiaries or any of their respective customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by any applicable Requirement of Law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which a Loan Party or any Restricted Subsidiary owes confidentiality obligations to any third party; provided, further, that the delivery of any certification or information shall not constitute a condition precedent to any transaction otherwise permitted hereunder unless such certification or delivery of information is explicitly stated herein as such a condition precedent;

(o)            promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation;

(p)            promptly upon receipt thereof, (i) copies of all material notices or requests regarding any Material Contract (including notices of cancellation, termination and/or rejection, notices in respect of liquidated damages or delay damages and notices of breach and/or counterparty default), so long as disclosure of such material notice or request does not result in (A) a breach of a Loan Party’s confidentiality or non-disclosure obligations with respect to such Material Contract or (B) a violation of any Requirements of Law (including federal or state securities laws); provided that, with respect to this clause (B), the Loan Parties shall use commercially reasonable efforts to obtain any necessary consents to permit such disclosure and, to the extent full disclosure is not permitted, shall provide a summary or redacted version that does not contain restricted information and (ii) copies of any new Material Contract or amendments of existing Material Contracts entered into by a Loan Party, so long as such disclosure does not result in (A) a breach of a Loan Party’s confidentiality or non-disclosure obligations with respect to such Material Contract or (B) a violation of any Requirements of Law (including federal or state securities laws); provided that, with respect to this clause (B), the Loan Parties shall use commercially reasonable efforts to obtain any necessary consents to permit such disclosure and, to the extent full disclosure is not permitted, shall provide a summary or redacted version that does not contain restricted information;;

(q)            written notice (such notice to include reasonably detailed information regarding the account number, purpose and applicable bank or other institution in respect of such deposit account) to the Administrative Agent of any deposit Account (other than any Excluded Deposit Account) opened by any Loan Party or Restricted Subsidiary, in each case concurrently with, or promptly after, the opening of any such deposit account.

The Borrowers hereby acknowledge that the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform. Notwithstanding anything to the contrary contained herein, to the extent that the financial reporting information provided pursuant to this Section 5.01 is comprised of the consolidated financial information of Parent and its Subsidiaries, such financial reporting information, including any financial statements delivered pursuant to Section 5.01(a) or Section 5.01(b), shall be accompanied by appropriate de-consolidating information that explains in reasonable detail the differences between the information relating to Parent, on the one hand, and the information relating to the Administrative Borrower and its Subsidiaries on a stand-alone basis, on the other hand.

Section 5.02            Notices of Material Events. Each Loan Party will furnish to the Administrative Agent (for further distribution to each Lender) prompt (but in any event within any time period that may be specified below) written notice of the following:

(a)            the existence of any Default or Event of Default;

(b)            receipt of any notice of any investigation by a Governmental Authority or any litigation or proceeding commenced or threatened against any Loan Party or any Restricted Subsidiary that (i) seeks damages in excess of $5,000,000, (ii) seeks injunctive relief which would reasonably be expected to result in a Material Adverse Effect, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets which reasonably would be expected to have a Material Adverse Effect, (iv) [reserved], (v) alleges the violation of, or seeks to impose remedies under, any Environmental Law or related Requirement of Law, or seeks to impose Environmental Liability in excess of $5,000,000 or (vi) asserts liability on the part of any Loan Party or any Restricted Subsidiary in excess of $5,000,000 in respect of any tax, fee, assessment, or other governmental charge;

(c)            any loss, damage, or destruction to the Collateral in the amount of $5,000,000 or more, whether or not covered by insurance;

(d)            within ten (10) Business Days of receipt thereof, any and all default notices received under or with respect to any leased location or public warehouse where Collateral with an aggregate value of $5,000,000 or more is located;

(e)            all material amendments to any Material Indebtedness, together with a copy of each such amendment;

(f)            promptly, but in any event, within five (5) Business Days of receipt thereof, any notices of, or written communication regarding, default or any notices related to the exercise of remedies under any Material Indebtedness;

(g)            the occurrence of any ERISA Event or any other event or condition with respect to a Plan, Multiemployer Plan or Retiree Medical Plan that, alone or together with any other ERISA Events or other events or conditions that have occurred, could reasonably be expected to have a Material Adverse Effect; and

(h)            any other development that results, or could reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Administrative Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03            Existence; Conduct of Business. Each Loan Party will, and will cause each Restricted Subsidiary to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, Intellectual Property rights, licenses and permits used in the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, unless the failure to do so could not reasonably be expected to result in a Material Adverse Effect (provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03), and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, including any businesses similar, incidental, complementary, ancillary or reasonably related thereto and any reasonable extensions, developments or expansions thereof (including any business that provides a service or supplies products, in either case, related to or in support of any of the foregoing). Each Loan Party incorporated or organized under the laws of any state in the United States or the District of Columbia shall remain incorporated or organized in such jurisdictions.

Section 5.04            Payment of Obligations. Each Loan Party will, and will cause each Restricted Subsidiary to, timely file all Tax returns required to be filed by it and pay its material Taxes before the same shall become delinquent, except where (i) (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (b) such Loan Party or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto, in accordance with GAAP, or (ii) the failure to file such Tax returns or nonpayment of any such Tax could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05            Maintenance of Properties. Each Loan Party will, and will cause each Restricted Subsidiary to, keep and maintain all real property and systems, improvements, personal property and equipment material to the conduct of its business in good working order and condition in all material respects, ordinary wear and tear and casualty and condemnation excepted, and make all necessary repairs, renewals and replacements so that its business may be properly conducted at all times.

Section 5.06            Books and Records; Inspection Rights. Each Loan Party will, and will cause each Restricted Subsidiary to, (a) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent (including employees of the Administrative Agent or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), upon reasonable prior notice and reasonable coordination with and during normal business hours, to visit and inspect its properties, to conduct at such Loan Party’s premises field examinations of such Loan Party’s corporate, financial or operating records, including examining and making extracts from its books and records, preexisting environmental assessment reports and Phase I studies, and to discuss its business, finances and results of operations with its officers and independent accountants, all at such reasonable times and as often as reasonably requested (it being understood that a representative of the Administrative Borrower is allowed to be present in any discussions with officers, employees, agent, advisors and independent accountants). Notwithstanding the preceding, the Administrative Agent may only conduct (and the Loan Parties shall only be responsible for the costs and expenses of) one (1) visit, inspection or field examination during any 12-month period and one (1) additional visit, inspection or field examination (for a total of two (2) such field examinations during such 12-month period) if the Excess Availability is less than the greater of (A) 10% of the Line Cap and (B) $26,000,000 for any five (5) consecutive days during such 12-month period. Notwithstanding the foregoing, there shall be no limitation on the number or frequency of visits, inspections or field examinations if an Event of Default has occurred and is continuing, and the Loan Parties shall be responsible for the reasonable costs and expenses of any visit, inspection or field examination conducted while an Event of Default has occurred and is continuing. Each Loan Party acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to such Loan Party’s assets for internal use by the Administrative Agent and the Lenders.

Section 5.07            Compliance with Laws and Material Contractual Obligations.

(a)            Each Loan Party will, and will cause each Restricted Subsidiary to, (a) comply with each Requirement of Law applicable to it or its property (including without limitation Environmental Laws), (b) perform its obligations under material agreements (including all Material Contracts) to which it is a party and take any and all action as may be reasonably necessary promptly to enforce and preserve its material rights and to collect any and all sums due to it under, except, in the case of clauses (a) and (b) above, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (c) comply with Sanctions. Each Loan Party and Subsidiary will maintain in effect and enforce policies and procedures reasonably designed to promote and ensure compliance by such Loan Party or its respective Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(b)            Each Loan Party will, and will cause each Restricted Subsidiary to, (i) comply in all material respects with, and use commercially reasonable efforts to ensure compliance in all material respects at any property owned, leased or operated by each Loan Party or Subsidiary, and by all tenants, subtenants, lessees, sub-lessees, operators and contractors of such parties, if any, with, all applicable Environmental Laws, (ii) promptly comply with all written lawful orders and directives of all Governmental Authorities regarding Environmental Laws, and (iii) promptly conduct and complete all investigations, studies, sampling and testing, and all reporting, investigative, remedial, removal and other actions as reasonably required in writing under Environmental Laws, except for each of (i) – (iii) to the extent that any Loan Party or Restricted Subsidiary is challenging such compliance requirements, orders, directives, or other obligations in good faith and in appropriate proceedings, and the pendency of such proceedings would not reasonably be expected to have a Material Adverse Effect.

Section 5.08            Use of Proceeds.

(a)            The proceeds of the Loans and the Letters of Credit will be used only (i) to consummate the Refinancing, (ii) to pay fees and expenses in connection with the Transactions, (iii) to finance the working capital needs and for general corporate purposes of the Borrowers and its Restricted Subsidiaries in the ordinary course of business, including Capital Expenditures, and (iv) for any other purpose not prohibited by this Agreement. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only to support obligations of the Loan Parties and their Restricted Subsidiaries.

(b)            The Borrowers will not request any Borrowing or Letter of Credit and no Loan Party or Restricted Subsidiary shall use, and the Loan Parties shall ensure that their respective Subsidiaries shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding or financing any business or transaction of, or with, any Sanctioned Person, or in any Sanctioned Country, to the extent that such businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, Canada or the European Union or (iii) in violation of any Anti-Money Laundering Laws. No Borrowing or Letter of Credit, use of proceeds by any Loan Party, Subsidiary or their respective Subsidiaries, Transaction or other transaction contemplated by this Agreement or the other Loan Documents will violate any applicable Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.

(c)            Promptly upon request, the Loan Parties shall provide (or cause to be provided) to the Administrative Agent or any Lender such information as the Administrative Agent or any such Lender may reasonably request to assess any Sanctions risks, any bribery and corruption risks or any other financial crimes risks related to the Transactions, the Borrowers or any other Loan Party.

Section 5.09            Accuracy of Information. The Loan Parties will ensure that any written reports, financial statements, certificates or other information (other than information of a general economic or industry specific nature) furnished by or on behalf of any Loan Party or any Restricted Subsidiary to the Administrative Agent or any Lender in connection with this Agreement or any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole with all other such written reports, financial statements, certificates or other information (other than information of a general economic or industry specific nature), contain no material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Loan Parties will only ensure that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered (it being understood that actual results may vary from the projected financial information and that such variation may be material).

Section 5.10            Insurance. Each Loan Party will, and will cause each Restricted Subsidiary to, (a) maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company that the applicable Loan Party believes, in the good faith judgment of management, are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in such amounts (after giving effect to any self-insurance which the applicable Loan Party believes, in the good faith judgment of management, is reasonable and prudent in light of the size and nature of its business) and against such risks (including, without limitation: loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as the applicable Loan Party believes, in the good faith judgment of management, are reasonable and prudent in light of the size and nature of its business and as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) comply with the applicable Flood Insurance Requirements. The Borrowers will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained. Notwithstanding anything to the contrary in this Agreement, the Administrative Borrower shall provide, if requested by the Administrative Agent, (x) written notice to the Administrative Agent of any self-insurance plan of any Loan Party to the extent the Loan Parties and their Restricted Subsidiaries are relying on such self-insurance to satisfy this Section 5.10 and (y) any other information relating to any such self-insurance plan reasonably requested by the Administrative Agent.

Section 5.11            Casualty and Condemnation. The Borrowers will (a) furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

Section 5.12            Appraisals. At any time that the Administrative Agent requests, the Administrative Borrower will provide, or cause to be provided, to the Administrative Agent with appraisals or updates thereof of the Loan Parties’ Rental Equipment from an Approved Appraiser, prepared on a basis reasonably satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by any applicable Requirement of Law. The Loan Parties shall only be responsible for the costs and expenses of two (2) Rental Equipment appraisals during any 12-month period. Notwithstanding the foregoing, there shall be no limitation on the number or frequency of Rental Equipment appraisals conducted by such independent appraisal firm if an Event of Default has occurred and is continuing, and the Loan Parties shall be responsible for the reasonable costs and expenses of all such appraisals conducted while an Event of Default has occurred and is continuing.

Section 5.13            Deposit Accounts; Cash Management.

(a)            Each Loan Party and each Restricted Subsidiary will maintain an Approved Bank as its principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity and other deposit accounts for the conduct of its business.

(b)            All cash, checks or other similar payments relating to or constituting payments made in respect of Receivables of the Loan Parties shall be deposited into a Collateral Deposit Account (as defined in the Security Agreement) in accordance with the terms and conditions of the Security Agreement and the other Loan Documents.

Section 5.14            Additional Collateral; Further Assurances; Unrestricted Subsidiaries.

(a)            Upon the formation or acquisition of any Material Subsidiary (or upon a Subsidiary that is not a Material Subsidiary becoming a Material Subsidiary, including as a result of any Unrestricted Subsidiary becoming a Restricted Subsidiary), the Administrative Borrower will cause each such Material Subsidiary within forty-five (45) days from its creation, acquisition or otherwise becoming a Material Subsidiary (or such longer time period as the Administrative Agent may reasonably agree) and subject to applicable Requirements of Law, to become a Subsidiary Guarantor by executing a Joinder Agreement, delivering any “know your customer” information and documentation as may be reasonably requested by any Lender or the Administrative Agent and delivering an updated Schedule 3.15 to this Agreement. Upon execution and delivery of the foregoing, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Secured Parties, in any property of such Loan Party which constitutes Collateral. If as of the last day of any fiscal quarter, a Material Subsidiary which is not a Guarantor on the basis of qualifying as an Excluded Subsidiary under clause (b) of the definition thereof no longer qualifies as an Excluded Subsidiary, the Administrative Borrower shall, within ten (10) days (or such longer time period as the Administrative Agent may reasonably agree) of delivery of the financial statements required to be delivered for such fiscal period pursuant to Section 5.01(a) or 5.01(b), as applicable, cause additional Subsidiaries to become Guarantors by executing a Joinder Agreement to the extent necessary for the aggregate EBITDA for the most recently ended Test Period or the Consolidated Total Assets of the Excluded Subsidiaries to account for not more than 2.5% individually, or 7.5% in the aggregate, of both the Consolidated Total Assets and EBITDA for the most recently ended Test Period of the Administrative Borrower and its Restricted Subsidiaries.

(b)            Subject to and in accordance with the limitations set forth in the Security Agreement, Holdings will cause the issued and outstanding Equity Interests of each of its Restricted Subsidiaries to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to the terms and conditions of the Loan Documents or other Collateral Documents as the Administrative Agent shall reasonably request.

(c)            Without limiting the foregoing, but subject to the limitation set forth herein and in the Collateral Documents, each Loan Party will, and will cause each Restricted Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, intellectual property security agreements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by any Requirement of Law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all in form and substance reasonably satisfactory to the Administrative Agent and all at the expense of the Loan Parties.

(d)            Subject to the limitations set forth in any Collateral Document, if any material assets are acquired by any Loan Party after the Effective Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien under the Security Agreement upon acquisition thereof), the Administrative Borrower will (i) promptly notify the Administrative Agent thereof and, if requested by the Administrative Agent, cause such assets to be subjected to a Lien securing the Secured Obligations and (ii) take, and cause each applicable Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Loan Parties.

(e)            Notwithstanding anything to the contrary in any Loan Document, the provisions of this Section 5.14 need not be satisfied with respect to Excluded Assets (as defined in the Security Agreement).

(f)            Unless designated as an Unrestricted Subsidiary on or after the Effective Date in accordance with this paragraph, each Subsidiary of Holdings shall be classified as a Restricted Subsidiary. It is understood and agreed that Target Capital Projects LLC is the only Unrestricted Subsidiary as of the Effective Date. The Administrative Borrower may designate by written notification thereof, which shall include and/or attach a supplement to Schedule 3.15, to the Administrative Agent any other Subsidiary (other than the Borrowers) as an Unrestricted Subsidiary at any time if (i) prior, and after giving effect, to such designation, (A) no Default or Event of Default exists and (B) the Borrowers are in pro forma compliance with the financial covenants in Section 6.12 based on the most recent quarterly or annual financial statements delivered pursuant to Section 5.01(a) or 5.01(b), as applicable; (ii) [reserved]; (iii) the ownership interest in such Subsidiary is deemed to be an Investment in an amount equal to the fair market value as of the date of such designation of the applicable Loan Party’s direct and indirect ownership interest in such Subsidiary and such Investment would be permitted to be made at the time of such designation under Section 6.04; and (iv) such Subsidiary is not a guarantor of any other Indebtedness (other than Indebtedness of such Unrestricted Subsidiary’s own Subsidiaries). Notwithstanding anything to the contrary herein, in no event shall a Subsidiary that (x) is a “Restricted Subsidiary” or the functional equivalent thereof under the financing documentation in respect of any Material Indebtedness or Refinance Indebtedness permitted under Section 6.01(b), (y) owns or is the exclusive licensee or exclusive sublicensee of any Material Intellectual Property, or (z) is a party to a Material Contract, in each case, be designated as an Unrestricted Subsidiary pursuant to this Section 5.14(f).

(g)            The Administrative Borrower may only designate an Unrestricted Subsidiary to be a Restricted Subsidiary if after giving effect to such designation and any contemporaneous transactions, (i) each of the representations and warranties in the Loan Documents is true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the date of such date as if made on and as of the date of such redesignation (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date); (ii) no Default or Event of Default exists and (iii) the Administrative Borrower complies, or causes such Subsidiary to comply, with the requirements of this Section 5.14. Any such designation shall be treated as a cash dividend received by the owner(s) of the Equity Interests in such Restricted Subsidiary in an amount equal to the lesser of the fair market value of the any Borrower’s direct and indirect ownership interest in such Subsidiary or the amount of any Borrower’s cash investment previously made for purposes of the limitations on Investments under Section 6.04.

(h)            The Loan Parties will cause the management, business and affairs of Holdings and its Restricted Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate balance sheets and income statements of Unrestricted Subsidiaries to creditors and potential creditors thereof (to the extent required hereunder) and by not permitting properties of Unrestricted Subsidiaries to be commingled with those of the Loan Parties) so that each Unrestricted Subsidiary that is a corporation will be treated as a corporate entity separate and distinct from Holdings and its Restricted Subsidiaries. The Loan Parties will not permit any Unrestricted Subsidiary to hold any Equity Interest in, or any Indebtedness of, any Loan Party or any Restricted Subsidiary.

(i)            If any Loan Party acquires Material Real Estate after the Effective Date, such Loan Party shall, within 90 days therefrom (or such longer period as the Administrative Agent may reasonably agree), execute and deliver a Mortgage sufficient to create a valid, enforceable and subsisting Lien in favor of the Administrative Agent on such Material Real Estate, subject to no Liens other than those Liens permitted pursuant to Section 6.02, together with (i) all Related Real Estate Documents and (ii) an opinion of counsel (which counsel shall be reasonably satisfactory to the Administrative Agent) in the state in which such Material Real Estate is located with respect to the enforceability of the Mortgages to be recorded in such state, in each case in form and substance reasonably satisfactory to the Administrative Agent. Notwithstanding anything contained in this Agreement to the contrary, no Mortgage shall be executed and delivered with respect to any Real Property unless and until each applicable Lender (i) has received (at least forty-five (45) days in advance of any such execution, or such shorter period to which such Lender shall reasonably agree) a life of loan flood zone determination and such other documents as it may reasonably request to complete its flood insurance due diligence and has confirmed to the Administrative Agent that flood insurance due diligence and flood insurance compliance has been completed to its satisfaction and (ii) shall be satisfied with the environmental condition of such Real Property, in each case, with respect to the applicable Material Real Estate. Notwithstanding any provision of any Loan Document to the contrary, (i) if upon recording of a Mortgage, any mortgage tax or similar tax or charge is or will be owed on the entire amount of the Obligations evidenced hereby, then, to the extent permitted by, and in accordance with, applicable Requirements of Law, the amount of such mortgage tax or similar tax or charge shall be calculated based on the lesser of (x) the amount of the Obligations allocated to the applicable Material Real Estate and (y) the fair market value of the applicable Material Real Estate at the time the Mortgage is entered into and determined in a manner reasonably acceptable to Administrative Agent and the Loan Parties, which in the case of clause (y) will result in a limitation of the Obligations secured by the Mortgage to such amount and (ii) no Loan Party will be required to procure title insurance, any zoning report or any survey with respect to any Material Real Estate.

(j)            With respect to any Certificated Units or Vehicles at any time acquired by any Loan Party after the Effective Date, such Loan Party shall take, or cause to be taken, all action as is necessary so that within 90 days (or such longer period as the Administrative Agent may reasonably agree) after any such acquisition of Certificated Units or Vehicles the security interest and Lien of the Administrative Agent therein and thereon is noted on the certificate of title issued with respect to such Certificated Unit or Vehicle.

Notwithstanding anything to the contrary contained in this Section 5.14 or Section 5.14(j), the Administrative Agent shall not request that any Loan Party obtain or provide any Certificate of Title with respect to any Non-Qualified Units; provided that if any Certificates of Title are obtained for any Non-Qualified Units (other than New Mexican Units owned by the Unit Subsidiary), a notation of the Administrative Agent’s security interest and Lien shall be made thereon as required by Section 5.14(j). Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, the Lenders acknowledge and agree that, except to the extent that further actions are required to be taken in accordance with the terms of this Section 5.14, (i) with respect to non-Certificated Units from time to time held by the Unit Subsidiary, certificates of title have not been issued with respect thereto and, accordingly, no notation of a security interest has been made under the titling statutes of any jurisdiction in connection therewith and (ii) except as otherwise agreed by the Administrative Borrower and the Administrative Agent, with respect to Units from time to time leased to customers, “fixture filings” will not be made under the provisions of the UCC (or other applicable law) as in effect in the relevant jurisdiction, both because of the administrative difficulty of ascertaining whether any such Unit is or becomes a fixture and the inability of the Loan Parties to provide the relevant information which would be required to make such filings.

Section 5.15            Material Permits. Unless the failure to do so could not reasonably be expected to result in a Material Adverse Effect, at the time any material permits, licenses, registrations, certificates, approvals, consents, clearances and other authorizations from any Governmental Authority are required under applicable law in connection with the applicable stages of development, construction, management and/or operation of any project, obtain and thereafter maintain in full force and effect each such permits, licenses, registrations, certificates, approvals, consents, clearances and other authorizations from any Governmental Authority held in the name of a Loan Party or its Restricted Subsidiaries and comply in all material respects with all obligations under each of the foregoing.

Section 5.16            Post- Effective Date Obligations.

(a)            Deposit Accounts. On or prior to the date that is forty-five (45) days after the Effective Date (or such later date as the Administrative Agent may agree in its reasonable discretion), the Administrative Borrower will, and will cause each of the other Loan Parties to, cause each of their respective deposit accounts and securities accounts (other than Excluded Deposit Accounts for so long as they are Excluded Deposit Accounts) existing as of the Effective Date to be subject to a Deposit Account Control Agreement in accordance with and to the extent required by the Security Agreement.

(b)            Vehicles. (i) On or prior to the date that is ninety (90) days after the Effective Date (or such later date agreed to by the Administrative Agent in its reasonable discretion) (the “Specified Vehicle Period”) any Loan Party that owns any Vehicle or Certificated Units as of the Effective Date will deliver to the Administrative Agent (for prompt delivery to the Lenders) evidence that the original certificate of title related to each such Vehicle or Certificated Unit has been delivered to the appropriate state office/filing entities to be re-issued in order to note the Administrative Agent’s (or title trustee’s or other collateral representative engaged on its behalf) Lien and (ii) thereafter, the Loan Parties will deliver to the Administrative Agent any reissued certificates of title referred to in clause (i) as promptly as reasonably practicable after receipt thereof by any Loan Party.

(c)            Collateral Access Agreements. On or prior to the date that is thirty (30) days after the Effective Date (or such later date as the Administrative Agent may agree in its reasonable discretion), the Administrative Agent shall have received each Collateral Access Agreement required to be provided pursuant to Section 4.14 of the Security Agreement; provided that if no such Collateral Access Agreement is received, the Administrative Agent may establish an appropriate Reserve in lieu of requiring delivery of any such Collateral Access Agreement.

(d)            Insurance. On or prior to the date that is thirty (30) days after the Effective Date (or such later date as the Administrative Agent may agree in its reasonable discretion), the Administrative Agent shall have received evidence solely with respect to property and liability insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance, solely as to such property and liability insurance coverage, with the terms of Section 5.10 hereof and Section 4.12 of the Security Agreement.

(e)            Material Real Estate. On or prior to the date that is ninety (90) days after the Effective Date (or such later date as the Administrative Agent may agree in its reasonable discretion), with respect to any Material Real Estate owned by a Loan Party on the Effective Date, such Loan Party shall execute and deliver a Mortgage sufficient to create a valid, enforceable and subsisting Lien in favor of the Administrative Agent on such Material Real Estate, subject to no Liens other than those Liens permitted pursuant to Section 6.02, together with (i) all Related Real Estate Documents and (ii) an opinion of counsel (which counsel shall be reasonably satisfactory to the Administrative Agent) in the state in which such Material Real Estate is located with respect to the enforceability of the Mortgages to be recorded in such state.

(f)            Perfection of Pledged Equity and Pledged Indebtedness. On or prior to the date that is forty-five (45) days after the Effective Date (or such later date as the Administrative Agent may agree in its reasonable discretion) the Administrative Agent shall have received (i) the certificates representing the Equity Interests pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

Section 5.17            Unit Subsidiary; Provisions Relating to Units; etc.. Each Loan Party shall at all times cause the Unit Subsidiary to be a direct, domestic Wholly-Owned Subsidiary of the Administrative Borrower or another Loan Party. Each Borrower shall take all action so that all Non-Qualified Units (other than storage containers and other than Non-Qualified Units that are the subject of a Stand-Alone Customer Capital Lease) at any time owned or acquired by any Borrower or any of its Restricted Subsidiaries that are Domestic Subsidiaries (other than the Unit Subsidiary), or which are owned or acquired by any Restricted Subsidiary of a Borrower (other than the Unit Subsidiary) and are located in the United States of America or any State or territory thereof, are (or have been) on or prior to the Effective Date (or, if acquired thereafter, within ninety (90) days after the end of the month in which such acquisition occurred (or such longer period as the Administrative Agent may reasonably agree)) contributed as a capital contribution to the equity of the Unit Subsidiary. As a result of the requirements of the immediately preceding sentence, all Non-Qualified Units (other than storage containers) at any time held by any Borrower and their respective Restricted Subsidiaries (other than Units located outside the United States of America and the states and territories thereof which are owned by Foreign Subsidiaries and other than Units that are the subject of a Stand-Alone Customer Capital Lease), shall be transferred to the Unit Subsidiary, which shall be the exclusive owner thereof.

Section 5.18            Quarterly Lender Calls.  The Loan Parties will participate in conference calls for Lenders to discuss financial and other information regarding the Loan Parties and their business, at times to be mutually agreed by the Administrative Agent and the Administrative Borrower, each acting reasonably; provided that such calls shall be limited to once per fiscal quarter and shall be the same call as the Administrative Borrower’s quarterly equity holder call.

Article VI

Negative Covenants

Until the Termination Date, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

Section 6.01            Indebtedness. No Loan Party will, nor will it permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except:

(a)            the Secured Obligations;

(b)            [reserved];

(c)            Indebtedness of any Borrower and its Restricted Subsidiaries existing on the date hereof and set forth in Schedule 6.01 and any extensions, renewals, refinancings, replacements and any other modifications of any such Indebtedness in accordance with clause (g) hereof;

(d)            Indebtedness of any Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to any Borrower or any other Restricted Subsidiary; provided that (i) Indebtedness of any Restricted Subsidiary that is not a Loan Party owing to any Borrower or any other Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of any Loan Party to any Restricted Subsidiary that is not a Loan Party shall be subordinated in all respects to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;

(e)            Guarantees by any Borrower or any Subsidiary Guarantor of Indebtedness of any other Loan Party or any Restricted Subsidiary and by any Restricted Subsidiary of Indebtedness of any Loan Party or any other Restricted Subsidiary: provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by any Borrower or any other Loan Party of Indebtedness of any Restricted Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) Guarantees by any Loan Party of Indebtedness owed by any Restricted Subsidiary that is not a Loan Party permitted under this clause (e) shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;

(f)            Indebtedness of any Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any assets constituting purchase money Indebtedness or Capital Lease Obligations, and any such Indebtedness constituting purchase money Indebtedness or Capital Lease Obligations assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (g) below; provided that (i) such Indebtedness is incurred prior to or within one hundred eighty (180) days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (f) together with any Refinance Indebtedness in respect thereof (including any Refinance Indebtedness in respect of prior Refinance Indebtedness) permitted by clause (g) below, shall not exceed the greater of (x) $40,000,000 and (y) 7.5% of Consolidated Total Assets as of the last day of the most recently ended Test Period at the time of creation, incurrence or assumption of such Indebtedness;

(g)            Indebtedness of any Borrower or any Restricted Subsidiary that represents extensions, renewals, refinancing or replacements (such Indebtedness being so extended, renewed, refinanced or replaced being referred to herein as the “Refinance Indebtedness”) of any Indebtedness described in clauses (b), (c), (d),(e) (f), (q), (u) or (y) hereof (such Indebtedness being referred to herein as the “Original Indebtedness”); provided that (i) such Refinance Indebtedness does not increase the principal amount of the Original Indebtedness except by (A) an amount equal to unpaid accrued interest and premiums (including tender and call premiums) thereon plus underwriting discounts and other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant refinancing, refunding or replacement, and (B) any additional amount otherwise permitted to be incurred pursuant to this Section 6.01 (which shall constitute a usage of such other permitted amount and if such additional Indebtedness is secured, the Lien securing such Refinance Indebtedness satisfies the applicable requirements of Section 6.02), (ii) no Loan Party or any Subsidiary that is not originally obligated with respect to repayment of such Original Indebtedness is required to become obligated with respect to such Refinance Indebtedness unless the addition of another obligor was required by the terms of the Original Indebtedness (without giving effect to any amendments to such Original Indebtedness entered into in contemplation of or in connection with such Refinance Indebtedness), (iii) [reserved], (iv) the terms of any Refinance Indebtedness (and, if applicable, subordination terms) are not, taken as a whole (as reasonably determined by the Borrower), more favorable to the lenders providing such Indebtedness than those applicable to the relevant Original Indebtedness (other than any covenants or any other provisions applicable only to periods after the Maturity Date as of such date of issuance or any covenants or provisions which are then current market terms for the applicable type of Indebtedness (as determined in good faith by the Borrower)), (v) if such Original Indebtedness was subordinated in right of payment to the Secured Obligations, then the terms and conditions of such Refinance Indebtedness must include subordination terms and conditions that are, taken as a whole, at least as favorable to the Administrative Agent and the Lenders as those that were applicable to such Original Indebtedness, (vi) if such Refinance Indebtedness will be secured by Liens that rank (A) pari passu to the Liens securing the Secured Obligations or (B) junior to the Liens securing the Secured Obligations, then such Refinance Indebtedness will be subject to an intercreditor agreement reasonably satisfactory to the Administrative Agent and the Required Lenders and (vii) Refinance Indebtedness shall be deemed to be a utilization of the exception originally relied upon in connection with the incurrence, assumption or existence of the Original Indebtedness;

(h)            Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(i)            Indebtedness of any Borrower or any Restricted Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(j)            [Reserved];

(k)            Indebtedness of any Person that becomes a Subsidiary after the date hereof and any Indebtedness assumed in connection with the acquisition of any assets; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary or the acquisition of such assets and (ii) the aggregate principal amount of Indebtedness permitted by this clause (k), together with any Refinance Indebtedness in respect thereof permitted by clause (g) above, shall not exceed $40,000,000 unless, after giving effect thereto, either (x) the Total Leverage Ratio is no greater than the greater of (1) 4.00 to 1.00 and (2) the Total Leverage Ratio immediately prior to the applicable acquisition or (y) the Fixed Charge Coverage Ratio is not less than the greater of (1) 2.00 to 1.00 and (2) the Fixed Charge Coverage Ratio immediately prior to the applicable acquisition at the time of creation, incurrence or assumption of such Indebtedness;

(l)            [Reserved];

(m)            Indebtedness arising out of the creation of any Lien (other than Liens securing debt for borrowed money) permitted by Section 6.02;

(n)            Guarantees in respect of Indebtedness otherwise permitted under this Section 6.01;

(o)            Indebtedness of any Borrower or any Restricted Subsidiary of any Swap Agreement not entered into for speculative purposes permitted by Section 6.07;

(p)            Banking Services Obligations and other Indebtedness in respect of netting services, overdraft protection and similar arrangements, in each case, in connection with cash management and deposit accounts incurred in the ordinary course of business;

(q)            Capital Lease Obligations in respect of any Sale and Leaseback Transaction that is permitted under Section 6.06 and any Refinance Indebtedness in respect thereof;

(r)            customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(s)            Indebtedness representing deferred compensation to directors, officers, employees, members of management and consultants of any Borrower or any Restricted Subsidiary in the ordinary course of business;

(t)            Indebtedness in respect of letters of credit, bankers’ acceptances supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(u)            other Indebtedness of any Borrower or its Restricted Subsidiaries in an aggregate outstanding principal amount that at the time of, and after giving effect to, the creation, incurrence or assumption thereof, together with any Refinance Indebtedness in respect thereof, would not exceed the greater of (x) $50,000,000 and (y) 9.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period;

(v)            all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on Indebtedness described in paragraphs (a) through (u) above;

(w)            [reserved];

(x)            (i) Non-Recourse Debt of any Non-Recourse Subsidiary in an aggregate principal amount at any one time outstanding not to exceed $40,000,000 and (ii) any Refinance Indebtedness in respect thereof;

(y)            any other Indebtedness that is (i) unsecured or (ii) secured by a Lien that is junior to the Liens securing the Secured Obligations in an aggregate outstanding principal amount that at the time of, and after giving effect to, the creation, incurrence or assumption thereof, together with any Refinance Indebtedness in respect thereof, so long as the Total Leverage Ratio, determined on a pro forma basis, is no greater than the greater of (x) 2.50 to 1.00 and (y) if such Indebtedness is incurred to finance a Permitted Acquisition or similar Investment, the Total Leverage Ratio immediately prior to such incurrence, and such Indebtedness has a final maturity date no earlier than, and no scheduled amortization payments (other than customary nominal amortization payments) prior to, the date that is 91 days after the Maturity Date; and

(z)            Indebtedness arising from agreements providing for indemnification, adjustment of purchase price, earnout or similar obligations incurred or assumed in connection with any disposition, Permitted Acquisition or other Investment permitted hereunder.

Notwithstanding anything to the contrary contained in this Section 6.01, the Unit Subsidiary may not incur Indebtedness under this Section 6.01 (other than the Secured Obligations) unless such Indebtedness consists of Guarantees that are subordinated to the Secured Obligations in a manner at least as favorable to the Credit Parties as the subordination terms applicable to the Unit Subsidiary’s guarantee of any Subordinated Indebtedness existing on the Effective Date.

Section 6.02            Liens. No Loan Party will, nor will it permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including Accounts) or rights in respect of any thereof, except:

(a)            Liens created pursuant to any Loan Document;

(b)            Permitted Encumbrances;

(c)            any Lien on any property or asset of any Borrower or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of any Borrower or any Restricted Subsidiary other than after-acquired property that is affixed to or incorporated in the property covered by such Lien and the proceeds and products thereof and (ii) such Lien shall secure only those obligations which it secures on the date hereof, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)            Liens on assets acquired, constructed or improved by any Borrower or any Restricted Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (f) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within one hundred eighty (180) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such assets (together with the costs of any maintenance or similar plan with respect thereto) and (iv) such Liens shall not apply to any other property or assets of any Borrower or any Restricted Subsidiary, except that individual financings otherwise permitted to be secured hereunder provided by one (1) Person (or its affiliates) may be cross collateralized to other such financings provided by such Person (or its affiliates) so long as the recourse of creditors benefiting from such cross-collateralization shall be limited, in the aggregate, to assets encumbered by Liens permitted under this Section 6.02(d) without giving effect to this clause (iv);

(e)            Liens securing Indebtedness permitted under Section 6.01(f), (k), (u), (x), (y) or (z), so long as such Liens are junior to the Liens securing the Secured Obligations and are subject to a customary intercreditor agreement reasonably satisfactory to the Administrative Agent and the Required Lenders;

(f)            Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(g)            Liens arising out of Sale and Leaseback Transactions permitted by Section 6.06; and

(h)            Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of any Borrower or another Loan Party in respect of Indebtedness owed by such Restricted Subsidiary.

(i)            Liens (i) arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any Borrower or the Restricted Subsidiaries in the ordinary course of business and (ii) arising by operation of law under Article 2 of the UCC;

(j)            operating leases, subleases, licenses or sublicenses of property (it being understood that any licenses or sublicenses of any Intellectual Property owned by or exclusively licensed to, respectively, a Loan Party or a Restricted Subsidiary shall only be on a non-exclusive basis) in the ordinary course of business or rights reserved to or vested in any Person by the terms of any operating lease, license, franchise, grant or permit held by any Borrower or any of its Restricted Subsidiaries or by a statutory provision to terminate any such operating lease, license, franchise, grant or permit or to require periodic payments as a condition to the continuance thereof;

(k)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(l)            Liens arising from precautionary UCC financing statements (or similar filings under other applicable law) regarding operating leases or consignment or bailee arrangements entered into in the ordinary course of business;

(m)            Liens on insurance policies and the proceeds thereof securing the financing of the premiums thereof in an amount not to exceed the premiums of such insurance policies;

(n)            any interest or title of a lessor, sublessor, licensor or sublicensee under any leases, subleases, licenses or sublicenses entered into by any Borrower or any Restricted Subsidiary in the ordinary course of business;

(o)            Liens (i) solely on any cash earnest money deposits or Permitted Investments made by any Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to any acquisition or other Investment permitted hereunder and (ii) consisting of an agreement to dispose of any property in a transaction permitted under Section 6.05;

(p)            Liens on Equity Interests in joint ventures or Unrestricted Subsidiaries that are permitted under Section 6.04 securing obligations of such joint venture or Unrestricted Subsidiaries, as applicable and customary rights of first refusal and tag, drag and similar rights in joint venture agreements;

(q)            judgment Liens in respect of judgments that do not constitute an Event of Default;

(r)            other Liens with respect to property or assets of the Borrowers or any of their Restricted Subsidiaries, so long as the aggregate principal amount of the Indebtedness or other obligations secured by such Liens does not exceed the greater of (x) $60,000,000 and (y) 10.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period at the time of creation, incurrence or assumption of such Liens;

(s)            [reserved];

(t)            Liens on assets of Non-Recourse Subsidiaries securing Non-Recourse Debt;

(u)            [reserved];

(v)            Liens encumbering customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(w)            Liens on property or Equity Interests of a Person existing at the time such Person becomes a Subsidiary, or on property at the time acquired, in each case not created in contemplation thereof and subject to customary limitations on collateral scope; and

(x)            Liens arising by operation of law or standard banking terms in favor of collecting banks, brokerage accounts, commodities accounts and depository institutions, including customary setoff and pledge rights.

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party’s (A) Accounts, other than those permitted under clauses (a), (c), (d) and (h)(iii) of the definition of Permitted Encumbrances and clauses (a) and (l) above or (B) Rental Equipment, other than those permitted under clauses (a), (b), (c) and (d) of the definition of Permitted Encumbrances and clauses (a), (k) and (l) above.

For the avoidance of doubt, no intent to subordinate the first priority status of the Liens granted in favor of the Administrative Agent (for the benefit of the Secured Parties, as provided in the Collateral Documents) is to be hereby implied or expressed by the permitted existence of Liens permitted pursuant to this Section 6.02. Notwithstanding anything to the contrary herein, no consensual Liens shall exist on Equity Interests that constitute Collateral other than pursuant to Section 6.02(a).

Notwithstanding anything to the contrary contained in this Agreement, the Unit Subsidiary shall not create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) other than Liens permitted under Section 6.02(a), Liens permitted under clauses (b) and (c) of the definition of “Permitted Encumbrances”, and Liens permitted hereunder (and not securing Indebtedness) which arise in the ordinary course of business of the Unit Subsidiary.

Section 6.03            Fundamental Changes.

(a)            No Loan Party will, nor will it permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or otherwise dispose of all or substantially all of its assets (whether in one transaction or in a series of transactions) (any such transaction, a “consolidation”) or liquidate or dissolve, except that, so long as at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and the Borrowers shall be in pro forma compliance with the covenants in Section 6.12 based on the most recent quarterly or annual financial statements delivered pursuant to Section 5.01(a) or 5.01(b), as applicable, (i) any Restricted Subsidiary may participate in a consolidation with any Borrower in a transaction in which such Borrower is the surviving entity or, with respect to any Borrower other than the Administrative Borrower, the surviving entity assumes such Borrower’s obligations under the Loan Documents in a manner reasonably satisfactory to the Administrative Agent, (ii) any Restricted Subsidiary may participate in a consolidation with another Restricted Subsidiary so long as, if a Subsidiary Guarantor is participating in such consolidation, a Subsidiary Guarantor shall be the surviving entity, (iii) any Restricted Subsidiary may liquidate or dissolve if the Administrative Borrower determines in good faith that such liquidation or dissolution is in the best interests of such Restricted Subsidiary and is not materially disadvantageous to the Lenders (including with respect to the Collateral); (iv) any Subsidiary Guarantor or any Restricted Subsidiary may participate in a consolidation with any other Person in order to effect an Investment permitted pursuant to Section 6.04; and (v) any Borrower may merge into or consolidate with any Person, so long as (A) such Borrower is the continuing or surviving entity or, with respect to any Borrower other than the Administrative Borrower, the surviving entity assumes such Borrower’s obligations under the Loan Documents in a manner reasonably satisfactory to the Administrative Agent, (B) no Default or Event of Default shall exist or be caused thereby, (C) the Borrowers shall be in pro forma compliance with the covenants in Section 6.12 based on the most recent quarterly or annual financial statements delivered pursuant to Section 5.01(a) or 5.01(b), as applicable, (D) such Borrower remains liable for its obligations under this Agreement or such obligations have been so assumed and all rights and remedies hereunder remain in full force and effect, (E) such merger or consolidation does not adversely affect the Collateral or the perfection of the security interests under the Collateral Documents with respect thereto in any material respect and (F) the underlying transaction is permitted by Section 6.04; provided, further, that Permitted Acquisitions of Persons that do not become Loan Parties and/or assets that do not constitute Collateral shall be permitted in an aggregate amount not to exceed the greater of (x) $5,000,000 and (y) 1.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period. Notwithstanding anything to the contrary contained above, in no event shall the Unit Subsidiary be merged with or into or consolidated with or into any other Person or be liquidated and/or dissolved.

(b)            No Loan Party will, nor will it permit any Restricted Subsidiary to, engage in any business other than businesses of the type conducted by Holdings and its Restricted Subsidiaries on the date hereof and businesses incidental, complementary, ancillary or reasonably related thereto and any reasonable extensions, developments or expansions thereof (including any business that provides a service or supplies products, in either case, related to or in support of any of the foregoing).

(c)            No Loan Party will, nor will it permit any Restricted Subsidiary to, change its fiscal year from the basis in effect on the Effective Date, without the prior written consent of the Administrative Agent.

(d)            No Loan Party will change the accounting basis upon which its financial statements are prepared, except as required by GAAP, without the prior written consent of the Administrative Agent.

(e)            No Loan Party will change its jurisdiction of formation, organization, or incorporation, as applicable, or the location of its chief executive office or principal place of business, without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of the Administrative Agent (acting at the reasonable direction of the Lenders).

Section 6.04            Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Restricted Subsidiary to, make any Investment except:

(a)            Permitted Investments, subject to control agreements in favor of the Administrative Agent for the benefit of the Secured Parties or otherwise subject to a perfected security interest in favor of the Administrative Agent for the benefit of the Secured Parties to the extent required by Section 4.13 of the Security Agreement;

(b)            Investments in existence on the date hereof and described in Schedule 6.04;

(c)            Investments (i) made by Holdings in the Administrative Borrower and (ii) made by the Borrowers or any of their Restricted Subsidiaries in any other Restricted Subsidiary; provided that (i) subject to Section 5.14(b), any such Equity Interests held by a Loan Party shall be pledged pursuant to the Security Agreement and (ii) the aggregate amount of Investments by Holdings and the other Loan Parties in Restricted Subsidiaries that are not Loan Parties pursuant to this Section 6.04(c) (together with outstanding loans and advances and Guarantees permitted under the provisos to Section 6.04(d) and Section 6.04(e), respectively) shall not exceed the greater of (x) $30,000,000 and (y) 5.5% of Consolidated Total Assets as of the last day of the most recently ended Test Period, unless the Payment Conditions are satisfied, at any time outstanding (with the amount of any such Investment being reduced by the amount of any return of capital, repayment of principal, or other cash return received in respect thereof) and, in the case of this clause (ii), at the time thereof and immediately after giving effect thereto, (A) no Default or Event of Default shall have occurred and be continuing and (B) the Borrowers shall be in pro forma compliance with the covenants in Section 6.12;

(d)            loans or advances made by any Loan Party to any Restricted Subsidiary and made by any Restricted Subsidiary to a Loan Party or any other Restricted Subsidiary; provided that the aggregate amount of loans and advances made by Holdings and Restricted Subsidiaries to Subsidiaries that are not Loan Parties pursuant to this Section 6.04(d) (together with outstanding Investments and Guarantees permitted under the provisos to Section 6.04(c) and Section 6.04(e), respectively) shall not exceed the greater of (x) $30,000,000 and (y) 5.5% of Consolidated Total Assets as of the last day of the most recently ended Test Period, unless the Payment Conditions are satisfied, at any time outstanding (with the amount of any such loan or advance being reduced by the amount of any repayment of principal received in cash in respect thereof) and at the time thereof and immediately after giving effect thereto, (A) no Default or Event of Default shall have occurred and be continuing and (B) the Borrowers shall be in pro forma compliance with the covenants in Section 6.12; provided, further, that any such loans and advances made by a Loan Party shall be evidenced by the Intercompany Note;

(e)            Guarantees constituting Indebtedness permitted by Section 6.01; provided that (i) the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Loan Parties that is Guaranteed by Holdings or any other Restricted Subsidiary pursuant to this Section 6.04(e) (together with outstanding Investments permitted under clause (ii) to the proviso to Section 6.04(c) and loans and advances permitted under the first proviso to Section 6.04(d)) shall not exceed the greater of (x) $30,000,000 and (y) 5.5% of Consolidated Total Assets as of the last day of the most recently ended Test Period, unless the Payment Conditions are satisfied, at any time outstanding (with the amount of any such Guarantee being reduced by the amount of any permanent reduction in the principal amount of the Indebtedness so Guaranteed or any release or termination thereof) and (ii) at the time thereof and immediately after giving effect thereto, (A) no Default or Event of Default shall have occurred and be continuing and (B) the Borrowers shall be in pro forma compliance with the covenants in Section 6.12;

(f)            loans or advances made by a Loan Party to its employees in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum amount equal to $7,500,000, in each case, in the aggregate at any one time outstanding;

(g)            (i) Accounts, security deposits and prepayments arising and trade credit granted in the ordinary course of business and (ii) notes payable, or stock, units or other securities issued by Account Debtors to the Borrowers or any Subsidiary Guarantor pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business;

(h)            Investments in the form of Swap Agreements permitted by Section 6.07;

(i)            Investments of any Person existing at the time such Person becomes a Subsidiary of any Borrower (or consolidates or merges with the Borrower) in connection with a Permitted Acquisition, so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(j)            Investments received in connection with the disposition of assets permitted by Section 6.05;

(k)            Investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”;

(l)            Permitted Acquisitions;

(m)            Investments consisting of Indebtedness, Liens, mergers, consolidations, divisions, dispositions, Sale and Leaseback Transactions, prepayments and repurchases of Indebtedness and Affiliate transaction permitted under Section 6.01, 6.02, 6.06, 6.08(b) and 6.09;

(n)            other Investments by any Borrower or any Restricted Subsidiary in an outstanding aggregate amount not to exceed the greater of (x) $30,000,000 and (y) 5.5% of Consolidated Total Assets as of the last day of the most recently ended Test Period, plus any Restricted Payment and junior-debt prepayment capacity reallocated to this basket to the extent permitted under this Agreement;

(o)            Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit or (ii) customary trade arrangements with customers consistent with past practice;

(p)            Investments to the extent the consideration paid therefor by any Loan Party or any Restricted Subsidiary consists solely of Equity Interests of any Borrower or Holdings;

(q)            acquisitions of obligations of one (1) or more directors, officers, employees, members or management or consultants of the Borrowers or any of their respective Subsidiaries in connection with such Person’s acquisition of Equity Interests of any Borrower, so long as no cash is actually advanced to such Persons in connection with the acquisition of any such obligations;

(r)            Guarantees of leases (other than Capital Lease Obligations) or of other obligations not constituting Indebtedness, in each case in the ordinary course of business;

(s)            [reserved];

(t)            Investments by Non-Recourse Subsidiaries in any other Non-Recourse Subsidiaries;

(u)            [reserved];

(v)            Investments made after the Effective Date in an aggregate outstanding amount not to exceed the Available Excluded Contribution Amount so long as made within 90 days after receipt thereof; and

(w)            any other Investments so long as the Payment Conditions shall have been satisfied with respect to such Investment.

For purposes of this Section 6.04, the amount of any Investment shall be the original cost of such Investment, plus the cost of any addition thereto that otherwise constitutes an Investment (but excluding any increase in the form of payment in kind interest or dividends), without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto.

Notwithstanding the foregoing, (1) no Investments in Unrestricted Subsidiaries may be made except pursuant to Section 6.04(n), Section 6.04(u) and Section 6.04(w), (2) no Investment in Subsidiaries that are Excluded Subsidiaries in reliance on clauses (a) and (b) of the definition thereof, including Investments pursuant to Section 6.04(c) and loans and advances and Guarantees permitted under the provisos to Section 6.04(d) and Section 6.04(e), shall be permitted hereunder if the aggregate EBITDA for the most recently ended Test Period or the Consolidated Total Assets of all such Excluded Subsidiaries would account for more than 2.5% individually, or 7.5% in the aggregate, of either the Consolidated Total Assets and EBITDA for the most recently ended Test Period of the Administrative Borrower and its Restricted Subsidiaries, and (3) the Loan Parties and their Restricted Subsidiaries, in each case, will at all times comply with the Material Intellectual Property Provision (it being understood and agreed that no Unrestricted Subsidiary shall own or be the exclusive licensee or exclusive sublicensee of any Material Intellectual Property).

Notwithstanding anything to the contrary contained in this Section 6.04, the Unit Subsidiary shall not make any Investment other than Investments consisting of (i) Permitted Investments, (ii) ownership of Non-Qualified Units and related rights in accordance with Section 5.17, the Master Lease Agreements and the Unit Subsidiary Management Agreement and (iii) Guarantees or other obligations permitted to be incurred by the Unit Subsidiary under Section 6.01.

Section 6.05            Asset Sales. No Loan Party will, nor will it permit any Restricted Subsidiary to, sell, transfer, exclusively license (in the case of Intellectual Property), lease or otherwise dispose of any asset (whether effected pursuant to a division or otherwise), including any Equity Interest owned by it, nor will Holdings permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than to Holdings or another Restricted Subsidiary in compliance with Section 6.04), except:

(a)            sales, transfers and dispositions of Rental Equipment or other property which, in the reasonable judgment of such Loan Party or Restricted Subsidiary, is used, obsolete, worn out, surplus or otherwise no longer useful in the conduct of such Loan Party’s or Restricted Subsidiary’s business, in each case, in the ordinary course of business;

(b)            subject to compliance with Section 6.04 and Section 6.09, sales, transfers and dispositions of assets to any Loan Party or any Restricted Subsidiary; provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party may occur so long as at the time thereof and immediately after giving effect thereto there exists no Default or Event of Default;

(c)            sales, transfers and dispositions of Accounts in connection with the compromise, settlement or collection thereof in the ordinary course of business and consistent with past practices;

(d)            sales, transfers and dispositions of Permitted Investments;

(e)            Sale and Leaseback Transactions permitted by Section 6.06;

(f)            dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of Holdings or any Restricted Subsidiary;

(g)            [reserved];

(h)            the lapse or abandonment (including failure to maintain) in the ordinary course of business of any registrations or applications for registration of any (i) registered Intellectual Property of any Loan Party or any Restricted Subsidiary that are not used, or cease to be used, in the business of any Loan Party or any Restricted Subsidiary, or (ii) immaterial Intellectual Property that, in the reasonable good faith judgment of the respective owner, is no longer economically practicable or commercially desirable to maintain or use in the business of the respective owner (taken as a whole);

(i)            sales, transfers and other dispositions of assets (other than Equity Interests in a Restricted Subsidiary unless all Equity Interests in such Restricted Subsidiary are sold) that are not permitted by any other clause of this Section, so long as the Payment Conditions shall have been satisfied with respect to such sale, transfer or other disposition;

(j)            dispositions of assets pursuant to like-kind exchanges entered into among Restricted Subsidiaries the consideration of which is equal to the fair market value of the exchanged assets and on terms and conditions not materially less favorable to the applicable Restricted Subsidiaries than could be obtained on an arm’s-length basis from unrelated third parties;

(k)            Liens permitted by Section 6.02, Investments permitted by Section 6.04 (other than Section 6.04(j)) and Restricted Payments permitted by Section 6.08(a);

(l)            dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such sale, transfer, lease or other disposition are promptly applied to the purchase price of such replacement property;

(m)            [reserved];

(n)            terminations of Swap Agreements;

(o)            dispositions of Unrestricted Subsidiaries;

(p)            any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims, in each case, in the ordinary course of business;

(q)            [reserved];

(r)            any other dispositions not permitted hereby in an aggregate principal amount not to exceed $35,000,000, in each case, during any fiscal year, so long as, at the time thereof and immediately after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Borrowers shall be in pro forma compliance with the covenants in Section 6.12 based on the most recent quarterly or annual financial statements delivered pursuant to Section 5.01(a) or 5.01(b), as applicable;

(s)            leases, subleases, licenses or sublicenses of personal or intellectual property in the ordinary course of business, in each case on a non-exclusive basis with respect to Intellectual Property;

(t)            sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties; and

(u)            dispositions made to comply with any order of any applicable antitrust agency, authority or other antitrust law;

provided that all sales, transfers, exclusive licenses (in the case of Intellectual Property), leases and other dispositions made pursuant to paragraphs (i), (o) or (r) above, shall be made for at least fair value and (y) other than those permitted by paragraphs (b) (solely with respect to sales, transfers and dispositions among Loan Parties), (c), (f), (h), (j), (k), (l), (n) and (p) above, shall be for at least 75% cash consideration; provided that, for purposes of the foregoing 75% cash consideration requirement, Permitted Investments, assets of the type included in the Borrowing Base not to exceed $30,000,000 in fair market value over the term of this Agreement and non-cash consideration designated by the Administrative Borrower not to exceed 5.0% of Consolidated Total Assets at the time received shall be deemed cash consideration.

Notwithstanding the foregoing or anything else in this Agreement or in any other Loan Document to the contrary, the Loan Parties and their Restricted Subsidiaries, in each case, will at all times comply with the Material Intellectual Property Provision.

Notwithstanding anything to the contrary contained above, (x) in no event shall any Borrower sell or otherwise dispose of any of its interests in the Unit Subsidiary (other than to another Loan Party) and (y) in no event shall the Unit Subsidiary transfer any Non-Qualified Units or any interest therein (except for the sale or lease thereof pursuant to the Master Lease Agreements, provided that, in the case of any such sale, the respective Non-Qualified Units are contemporaneously sold to a third party pursuant to this Section 6.05) to any Loan Party or any other Person.

Section 6.06            Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and substantially contemporaneously or thereafter rent or lease from the transferee such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”); provided that a Sale and Leaseback Transaction shall be permitted (a) with respect to property (i) owned by any Borrower or any Domestic Subsidiary which is a Restricted Subsidiary (A) that is acquired, leased, repaired or improved after the Effective Date, in each case, in exchange for cash consideration in an amount not less than the fair value of such fixed or capital asset so long as such Sale and Leaseback Transaction is consummated within one hundred and eighty (180) days of the acquisition, lease, repair or improvement of such property or (B) the disposition of such property shall be permitted by Section 6.05(i) or (q) or (ii) owned by any Foreign Subsidiary which is a Restricted Subsidiary regardless of when such property was acquired, (b) with respect to any property owned by any Borrower or any Domestic Subsidiary which is a Restricted Subsidiary, such disposition is permitted by Section 6.05 at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such lease, such lease is otherwise permitted under this Agreement or (c) with respect to any property that is leased to or from any other Loan Party.

Section 6.07            Swap Agreements. No Loan Party will, nor will it permit any Restricted Subsidiary to, enter into any Swap Agreement other than Swap Agreements entered into with an Approved Counterparty for bona fide risk mitigation or asset management purposes that are non-speculative and in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrower or any Restricted Subsidiary, the notional amounts of which (when aggregated with all other interest rate Swap Agreements of any Borrower and its Subsidiaries then in effect) do not exceed 100% of the principal amount of Loans then outstanding; provided that except for collateral under the Loan Documents, no such contract requires any Borrower or any of its Restricted Subsidiaries to put up money, assets or other security against the event of its nonperformance prior to actual default by any Borrower or any of its Restricted Subsidiaries in performing its obligations thereunder.

Section 6.08            Restricted Payments; Certain Payments of Indebtedness. (a)  No Loan Party will, nor will it permit any Restricted Subsidiary to, declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, except:

(i)            Holdings may declare and pay dividends or distributions with respect to its common stock or common units payable solely in additional shares of its common stock or common units, and, with respect to its preferred stock or preferred units, payable solely in additional shares of such preferred stock or preferred units or in shares or units of its common stock or common units;

(ii)            Restricted Subsidiaries may declare and pay dividends or distributions ratably with respect to their Equity Interests;

(iii)            each of Holdings and its Restricted Subsidiaries may pay operating expense reimbursements to a Loan Party;

(iv)            Holdings may (and any Borrower may make Restricted Payments to Holdings that Holdings may use to) purchase, redeem or otherwise acquire for value any of its Equity Interests held by any current or former officers, directors, employees or other consultants of Holdings, any of the Restricted Subsidiaries or any of their respective Affiliates (A) in connection with the exercise or vesting of any equity compensation (including, without limitation, unit options, restricted units and phantom units) or (B) to the extent that the consideration for such purchase is funded solely with the proceeds of recovery on key man insurance policies, in respect of both the preceding clauses, in an aggregate amount not to exceed $10,000,000 in any fiscal year (with unused amounts in any fiscal year being carried over to succeeding fiscal years; provided that Restricted Payments made under this Section 6.08(a)(iv) shall not exceed $20,000,000 in any fiscal year);

(v)            [reserved];

(vi)            Holdings may (and any Borrower may make Restricted Payments to Holdings that Holdings may use to) make Tax Distributions;

(vii)            [reserved];

(viii)            any Loan Party may make other Restricted Payments, so long as the Payment Conditions shall have been satisfied with respect to such Restricted Payment;

(ix)            Restricted Payments in an amount not to exceed the Available Excluded Contribution Amount so long as (A) made within 90 days after receipt thereof, (B) no Default or Event of Default is continuing or would result therefrom and (C) a Cash Dominion Trigger Period has not occurred and is continuing;

(x)            Restricted Payments made within 60 days after declaration or redemption notice if permitted when declared or noticed; and

(xi)            so long as no Default or Event of Default is continuing or would result therefrom, Restricted Payments to Holdings or any Parent Entity in an aggregate amount per annum not to exceed 6% of net cash proceeds received from permitted equity issuances or capital contributions, excluding Disqualified Capital Stock, Specified Equity Contributions and amounts otherwise applied as Available Excluded Contribution Amounts.

(b)            No Loan Party will, nor will it permit any Restricted Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i)            payment of the Obligations;

(ii)            payment of (A) regularly scheduled interest and principal payments as and when due in respect of any Indebtedness permitted under Section 6.01, and (B) Indebtedness in order to effect Refinance Indebtedness permitted by Section 6.01; provided that nothing in this clause (ii) shall be deemed to permit any payment, directly or indirectly, by any Loan Party or any Restricted Subsidiary in respect of Indebtedness that is unsecured or secured by Liens on a junior basis to the Liens securing the Obligations or otherwise subordinated in right of payment, unless such payment is expressly permitted pursuant to the terms of any subordination agreement entered into among any such Loan Party or such Restricted Subsidiary, the Administrative Agent and the holder of any such Indebtedness;

(iii)            payments of Refinance Indebtedness to the extent permitted by Section 6.01;

(iv)            payments of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by the terms of Section 6.05, unless the related Lien (x) ranks pari passu with or is subordinated to the Liens securing the Secured Obligations or (y) is not permitted under Section 6.02;

(v)            payments in respect of Indebtedness so long as the Payment Conditions shall have been satisfied with respect thereto;

(vi)            payments (A) made with (1) Equity Interests (which are not Disqualified Capital Stock) of any Borrower and/or (2) the net cash proceeds of any capital contribution in respect of Equity Interests (which are not Disqualified Capital Stock) of any Borrower, that are received substantially concurrently with the making of such payment or (B) made in lieu of fractional shares or units as a result of the conversion of all or any portion of any such Indebtedness into Equity Interests (which are not Disqualified Capital Stock) of any Borrower;

(vii)            the conversion or exchange of any Indebtedness into Equity Interests (other than Disqualified Capital Stock);

(viii)            payments, repurchases, redemptions, defeasances or sinking fund payments in respect of junior Indebtedness in an aggregate amount not to exceed $30,000,000, less Restricted Payments made under the corresponding general Restricted Payment basket and subject to any reallocation to Investments;

(ix)            payments made in exchange for, or with proceeds of, Equity Interests (other than Disqualified Capital Stock) or capital contributions, other than Specified Equity Contributions and amounts otherwise applied under this Agreement; and

(x)            payments in an amount not to exceed the Available Excluded Contribution Amount so long as made within 90 days after receipt thereof.

Section 6.09            Transactions with Affiliates. No Loan Party will, nor will it permit any Restricted Subsidiary to, sell, exclusively license (in the case of Intellectual Property) or otherwise transfer any property or assets to, or purchase, license, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions or series of related transactions involving aggregate consideration in excess of $10,000,000 with, any of its Affiliates, except:

(a)            transactions that are at prices and on terms and conditions not materially less favorable to such Loan Party or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;

(b)            transactions (including acquisitions) between or among the Loan Parties and any Restricted Subsidiary not involving any other Affiliate;

(c)            the receipt of equity contributions by Holdings from Affiliates (to the extent the applicable Loan Party is not issuing Disqualified Capital Stock);

(d)            any Investment permitted by Sections 6.04(c) or 6.04(d);

(e)            any Indebtedness permitted under Section 6.01(d);

(f)            any Restricted Payment permitted by Section 6.08;

(g)            loans or advances to employees, officers or directors (or equivalent managers) permitted under Section 6.04;

(h)            any issuances of Equity Interests not otherwise prohibited hereunder;

(i)            Guarantees permitted by Section 6.01;

(j)            transactions with Affiliates who are customers, clients, suppliers or joint ventures for the purchase or sale of goods and services entered into in the ordinary course of business;

(k)            transactions permitted by Sections 6.01, 6.02, 6.03, 6.04, 6.05 and 6.08;

(l)            employment, severance, compensation, benefit, indemnification and reimbursement arrangements for directors, officers, employees, managers and consultants in the ordinary course of business or approved in good faith by the Administrative Borrower;

(m)            transactions with customers, clients, suppliers, purchasers or sellers of goods or services that are Affiliates, in each case, in the ordinary course of business and otherwise permitted hereunder, which are fair to the Administrative Borrower and its Restricted Subsidiaries in the reasonable determination of senior management or are on terms at least as favorable as could reasonably be obtained from an unaffiliated party;

(n)            payments to and from, and transactions with, any joint venture in the ordinary course of business so long as such joint venture is not controlled by an Affiliate other than a Restricted Subsidiary; and

(o)            transactions supported by a fairness letter from an independent accounting, appraisal, investment banking or consulting firm of nationally recognized standing.

Section 6.10            Restrictive Agreements. No Loan Party will, nor will it permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets in favor of the Administrative Agent to secure the Secured Obligations, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to any Loan Party or any other Restricted Subsidiary or to Guarantee Indebtedness of any Borrower or any other Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by any Requirement of Law or any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 and any extensions, renewals or replacements thereof which are permitted hereunder; provided that such prohibitive terms of such contract or agreement are no more restrictive than the terms reflected in such contract or agreement existing as of the Effective Date, (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or assets to be sold pending such sale, provided that such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold or assets to be sold and such sale is permitted hereunder, (iv) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement or any assets which are the subject of a Lien permitted by Section 6.02(d) if such restrictions or conditions apply only to the property or assets securing such Indebtedness or obligation, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (vi) the foregoing shall not apply to any agreement in effect at the time any Person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary and (vii) the foregoing shall not apply to any agreement entered into by a joint venture.

Section 6.11            Amendment of Material Documents. No Loan Party will, nor will it permit any Restricted Subsidiary to, amend, modify, waive, terminate or cancel any of such Person’s rights under (a) any agreement relating to any Material Indebtedness (except in connection with any Refinance Indebtedness in respect thereof), (b)  its charter, articles or certificate of incorporation or organization, by-laws, operating, management, partnership or limited liability company agreement or other organizational or governing documents, (c) the Master Lease Agreements or (d) the Unit Subsidiary Management Agreement, in each case to the extent any such amendment, modification or waiver would be materially adverse to the Lenders as reasonably determined by the Administrative Borrower; provided that this Section 6.11 shall not restrict ordinary-course amendments, modifications, waivers, terminations or cancellations that are not adverse to the Lenders in any material respect.

Section 6.12            Financial Covenants.

(a)            Fixed Charge Coverage Ratio. The Borrowers shall not permit the Fixed Charge Coverage Ratio as of the last day of any fiscal quarter commencing with the first full fiscal quarter ending after the Effective Date to be less than 2.50 to 1.00.

(b)            First Lien Secured Leverage Ratio. The Borrowers shall not permit the First Lien Secured Leverage Ratio as of the last day of any fiscal quarter commencing with the first full fiscal quarter ending after the Effective Date to exceed (i) for the first full fiscal quarter ending after the Effective Date through and including the fiscal quarter ending June 30, 2028, 3.00 to 1.00 and (ii) for each fiscal quarter thereafter, 2.50 to 1.00.

(c)            Total Leverage Ratio. The Borrowers shall not permit the Total Leverage Ratio as of the last day of any fiscal quarter commencing with the first full fiscal quarter ending after the Effective Date to exceed 4.00 to 1.00.

(d)            Equity Cure. Notwithstanding anything to the contrary contained in this Agreement, for purposes of determining compliance with the financial covenants set forth in this Section 6.12 and not for any other purpose, cash equity contributions (which equity shall be common equity or otherwise in a form reasonably acceptable to the Administrative Agent) made by the Permitted Investors directly or indirectly to the Administrative Borrower after the beginning of the relevant fiscal quarter of the Borrowers on or prior to the day that is ten (10) Business Days after the day on which financial statements are required to be delivered for such fiscal quarter pursuant to Section 5.01 will, at the request of the Administrative Borrower (which request shall refer to this clause (d) and the contribution of a Specified Equity Contribution), be included in the calculation of Test EBITDA (i) if Test EBITDA is being annualized, after the annualization of a fiscal quarter if such Specified Equity Contribution occurred in such fiscal quarter or in any of the prior three fiscal quarters or (ii) if Test EBITDA is not being annualized, for such fiscal quarter and any subsequent period including such fiscal quarter, in each case, solely for the purposes of determining compliance with the Fixed Charge Coverage Ratio, First Lien Secured Leverage Ratio and Total Leverage Ratio at the end of such fiscal quarter any such equity contribution so included in the calculation of Test EBITDA (a “Specified Equity Contribution”); provided that (a) in each four (4) consecutive fiscal quarter periods, there shall be at least two (2) fiscal quarters in respect of which no Specified Equity Contribution is made, (b) there shall be no more than five (5) Specified Equity Contributions prior to the Maturity Date, and (c) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrowers to be in pro forma compliance with the Fixed Charge Coverage Ratio, First Lien Secured Leverage Ratio or Total Leverage Ratio, as applicable (it being understood that if, with respect to any fiscal quarter, the Borrowers receive a Specified Equity Contribution for the benefit of more than one of the financial covenants set forth in Section 6.12, such occurrence will only count as one financial covenant test cure for purposes of this Section 6.12(d) so long as the Specified Equity Contribution is sufficient for the Borrowers to be in compliance with the requirements of each financial covenant for which there would otherwise be a failure to comply); provided that notwithstanding the foregoing, until the cash from such Specified Equity Contribution is received by the Borrowers, there shall be no additional Borrowings made and no additional Letters of Credit shall be issued under this Agreement; provided, further, that neither the Administrative Agent nor any Lender shall accelerate the Loans, terminate the Commitments, foreclose on or take possession of the Collateral or exercise any other remedy solely on the basis of an Event of Default arising from a breach of the financial covenants set forth in this Section 6.12 prior to the expiration of the period during which such Specified Equity Contribution may be made, unless the Administrative Borrower has confirmed in writing that it does not intend to make such Specified Equity Contribution.

Section 6.13            [Reserved] ..

Section 6.14            Subsidiaries. No Loan Party will, nor will it permit any Restricted Subsidiary to, create or acquire any additional subsidiary unless the Administrative Borrower gives written notice to the Administrative Agent following such creation, or acquisition and complies with Section 5.14. No Loan Party will have any subsidiaries organized under the laws of a jurisdiction other than the United States of America or any state thereof, the District of Columbia or Canada without the prior written consent of the Required Lenders (not to be unreasonably withheld).

Section 6.15            Holding Company Status. Notwithstanding anything to the contrary herein, Holdings will not, at any time, engage in any operations, business or activity, incur any Indebtedness or make any Investment or Capital Expenditure other than (i) directly owning 100% of the Equity Interests of the Administrative Borrower, (ii) any Investments in the Administrative Borrower and the other Loan Parties as permitted hereunder, holding cash, Permitted Investments and other assets received in connection with Restricted Payments or other distributions permitted hereunder pending application thereof, (iii) maintaining its corporate existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iv) participating in tax, accounting and other administrative activities as the parent or group parent of the consolidated group of companies, including the Loan Parties, (v) the performance of obligations under the Loan Documents and the documentation governing other Indebtedness permitted hereunder with respect to which it has provided a guaranty permitted under clause (vi), (vi) guaranteeing the Indebtedness and obligations of the other Loan Parties under the Loan Documents and Guarantee Obligations in respect of Indebtedness permitted hereunder, (vii) as permitted hereunder, any offering of common stock or any other issuance or sale of its Equity Interests and, in each case, the redemption thereof, making Restricted Payments permitted to be made by Holdings hereunder and receiving Restricted Payments permitted to be made to Holdings hereunder, (viii) carrying out its obligations as the sole member of the Administrative Borrower, (ix) the making and filing of any reports required by any Governmental Authority, (x) providing indemnification for its officers, directors, members of management, employees and advisors or consultants, (xi) Liens permitted to be incurred hereunder and non-consensual obligations imposed by operation of law, and (xii) activities incidental to the businesses and activities described in clauses (i) through (xi), in each case in a manner not in contravention of the terms of this Agreement and the other Loan Documents.

Section 6.16            Outbound Investment Rules. No Loan Party will, nor will it permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if such Loan Party were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

Section 6.17            Maintenance of Unit Subsidiary Separateness. No Loan Party nor any of its Subsidiaries shall take any action, or conduct its affairs in a manner, which would be reasonably likely to result in the separate existence of the Unit Subsidiary being ignored, or in the assets and liabilities of the Unit Subsidiary being substantively consolidated with those of any of Holdings, any Borrower or any of their respective Subsidiaries (other than the Unit Subsidiary) in a bankruptcy, reorganization or other insolvency proceeding. The Loan Parties shall not permit the Unit Subsidiary to voluntarily incur any liabilities other than (i) the Unit Subsidiary’s Guarantee of the Secured Obligations and its obligations under the other Loan Documents to which it is a party, (ii) Indebtedness permitted under Section 6.01 solely to the extent expressly permitted to be incurred by the Unit Subsidiary and (iii) liabilities under the Unit Subsidiary Management Agreement and the Master Lease Agreements.

Section 6.18            Other Financing Arrangements. No Loan Party shall, nor shall any Loan Party permit any Subsidiary to, enter, maintain, amend, or otherwise become obligated under any Supply Chain Financing Arrangement, Off-Balance Sheet Financing or Structured Payables, except for those (if any) expressly disclosed to Administrative Agent in accordance with the terms of this Agreement; provided that each such disclosed Supply Chain Financing Arrangement, Off-Balance Sheet Financing or Structured Payables may be amended, renewed, extended, refinanced, or replaced on terms not materially less favorable to the Loan Parties and their Subsidiaries or to the Lenders, taken as a whole, so long as no such arrangement shall, without prior written notice to Administrative Agent, (a) increase the aggregate facility size or aggregate program size commitment or maximum payable amount thereunder, (b) materially increase costs of the Loan Party or its Subsidiaries thereunder, (c) increase the magnitude of the Loan Party’s or any Subsidiary’s assets or liabilities that are the subject of such arrangement, (d) accelerate or otherwise change the obligations of any Loan Party or any of its Subsidiaries in a manner that could reasonably be expected to be materially adverse to the Lenders, or (e) cause any accounts payable to constitute Indebtedness under GAAP.

Article VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)            the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)            the Borrowers or any other Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) days;

(c)            any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in, or in connection with, this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been materially false or misleading when made or deemed made;

(d)            any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), Section 5.03 (with respect to a Loan Party’s existence), Section 5.08, Section 5.14(a), Section 5.16, or in Article VI at any time;

(e)            any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute an Event of Default under another Section of this Article) or any other Loan Document, and (i) in the case of the failure to deliver any Borrowing Base Certificate required to be delivered pursuant to Section 5.01(f), such failure shall continue unremedied for a period of five (5) Business Days after its due date, or (ii) in any other case, such failure shall continue unremedied for a period of thirty (30) days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement;

(f)            any Loan Party or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure shall extend beyond any applicable grace period;

(g)            any event or condition occurs that results in any Material Indebtedness of any Loan Party or any material Restricted Subsidiary becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both, but in any event only after the expiration of any applicable cure or grace periods) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this paragraph (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder (including under Section 6.05) or (ii) any Indebtedness becoming due solely as a result of a voluntary refinancing or full repayment thereof permitted hereunder (including under Section 6.01);

(h)            (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (x) liquidation, reorganization or other relief in respect of a Loan Party or Material Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (y) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered or (ii) or a plan relating to the liquidation or dissolution of any Loan Party or its Material Subsidiaries shall be adopted;

(i)            any Loan Party or Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Material Subsidiary or for a substantial part of its assets, (iv) make a general assignment for the benefit of creditors or (v) take any action expressly for the purpose of effecting any of the foregoing;

(j)            any Loan Party or Material Subsidiary shall become unable, admit in writing its inability, or publicly declare its intention not to, or fail generally to pay its debts as they become due;

(k)            (i) one (1) or more judgments for the payment of money in an aggregate amount in excess of $30,000,000 (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) shall be rendered against any Loan Party, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of a Loan Party or any of its Restricted Subsidiaries to enforce any such judgment or (ii) any Loan Party or Restricted Subsidiary shall fail within sixty (60) days to discharge one (1) or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and which judgments or orders in the case of each clause (i) and (ii) are not stayed, on appeal or otherwise being appropriately contested in good faith by appropriate proceedings diligently pursued;

(l)            an ERISA Event or other event or condition with respect to a Plan, Multiemployer Plan or Retiree Medical Plan shall have occurred that, when taken together with all other ERISA Events or other events and conditions that have occurred, could reasonably be expected to have a Material Adverse Effect;

(m)            a Change in Control shall occur;

(n)            the Loan Guaranty or any Obligation Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty or any Obligation Guaranty, in each case except in accordance with its terms, or any Loan Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty or any Obligation Guaranty to which it is a party, or any Loan Guarantor shall deny in writing that it has any further liability under the Loan Guaranty or any Obligation Guaranty to which it is a party, or shall give written notice to such effect, including, but not limited to notice of termination delivered pursuant to Section 10.10 or any notice of termination delivered pursuant to the terms of any Obligation Guaranty;

(o)            except as permitted by the terms of any Collateral Document, (i) any Collateral Document shall for any reason fail to create a valid security interest in any Collateral purported to be covered thereby, or (ii) any Lien securing any secured Obligation shall cease to be a perfected Lien with the priority required by the Collateral Documents; provided this clause (o) shall not apply if (x) any such loss of perfection or priority results from the Administrative Agent’s no longer having possession of certificates actually delivered to it representing securities pledged under the Security Agreement or (y) such loss of perfected security interest may be remedied by the filing of appropriate documentation without the loss of priority and such loss is promptly remedied by such filing; and

(p)            any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

then, and in every such event (other than an event with respect to the Loan Parties described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Administrative Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately in cash, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the each Loan Party; and in the case of any event with respect to the any Loan Party described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, increase the rate of interest applicable to the Loans and other Obligations as expressly otherwise set forth in this Agreement and exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

Article VIII

The Administrative Agent

Section 8.01            Appointment. Each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States, each of the Lenders and the Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute any Collateral Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders (including the Swingline Lender and the Issuing Bank), and the Loan Parties shall not have rights as a third party beneficiary of any of such provisions, other than this Section 8.01 and Section 8.06. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent alone shall be authorized to determine whether any conditions to funding or to issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate the Administrative Agent from liability to any Lender for any error in judgment.

Section 8.02            Rights as a Lender. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Loan Party or any Subsidiary or any Affiliate thereof as if it were not the Administrative Agent hereunder.

Section 8.03            Duties and Obligations. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Administrative Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.04            Reliance. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05            Actions through Sub-Agents. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

Section 8.06            Resignation. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice to the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with (and with the consent thereof, not to be unreasonably withheld) the Administrative Borrower, to appoint a successor. In addition, if the Administrative Agent becomes a Defaulting Lender, then the Administrative Agent may be removed from its capacity as Administrative Agent hereunder upon the request of the Required Lenders and the Administrative Borrower by written notice to the Administrative Agent. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring or removed Administrative Agent gives notice of its resignation or receives notice of its removal, as applicable, then the retiring or removed Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a Lender, or if no Lender accepts such role, a bank or an Affiliate of any such bank, in each case that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $1,000,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder by its successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent without further action shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor, unless otherwise agreed by the Administrative Borrower and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring or removed Administrative Agent gives notice of its intent to resign or receives notice of its removal, as applicable, the retiring or removed Administrative Agent may give notice of the effectiveness of its resignation or removal to the Lenders, the Issuing Bank and the Administrative Borrower, whereupon, on the date of effectiveness of such resignation or removal stated in such notice, (a) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring or removed Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring or removed Administrative Agent shall take such ministerial actions as are reasonably necessary to preserve the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation or removal from its capacity as such, the provisions of this Article, Section 2.18(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above and the Administrative Agent shall continue to be subject to the obligations of Section 9.12 for a period of one (1) year after such resignation or removal.

Section 8.07            Non-Reliance.

(a)            Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender in the ordinary course of business, and not for the purpose of investing in the general performance of the Borrowers, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws), (iii) it has, independently and without reliance upon the Administrative Agent, any Lead Arranger, or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

(b)            Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent, (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report, (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports, (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement, and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any extension of credit that the indemnifying Lender has made or may make to any Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans, and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct result of any third parties who might obtain all or part of any Report through the indemnifying Lender except to the extent that the indemnifying Lender was permitted to make such disclosure pursuant to the terms of this Agreement. Except for notices, reports and other documents expressly required to be furnished to the Lenders and the Issuing Banks by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender or any Issuing Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of the Administrative Agent or its Affiliates.

Section 8.08            Other Agency Titles. The Lead Arranger, any other lead arrangers, documentation agents and syndication agents shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as lead arrangers, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.

Section 8.09            Not Partners or Co-Venturers; Administrative Agent as Representative of the Secured Parties. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

(a)            In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in UCC. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.

Section 8.10            Flood Laws. JPMCB has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the applicable Flood Laws. JPMCB, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, JPMCB reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the Flood Insurance Requirements.

Section 8.11            Certain ERISA Matters. Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Section VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) and sub-section (k) of Section I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Section I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that none of the Administrative Agent, or any Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

Section 8.12            Erroneous Payments.

(a)            Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.12 shall be conclusive, absent manifest error.

(b)            Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)            The Borrowers and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers or any other Loan Party; provided that for the avoidance of doubt, the immediately preceding clauses (x) and (y) shall not apply to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrowers or any other Loan Party for the purpose of satisfying such Obligations.

(d)            Each party’s obligations under this Section 8.12 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 8.13            Collateral Matters.

(a)            Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.

(b)            In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Banking Services the obligations under which constitute Secured Obligations and no Swap Agreement the obligations under which constitute Secured Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Banking Services or Swap Agreement, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(c)            The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.02(b) or 6.02(d). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

Section 8.14            Borrower Communications.

(a)            The Administrative Agent, the Lenders and the Issuing Banks agree that, pursuant to procedures approved by the Administrative Agent, the Borrowers may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

As used in this Section 8.14, “Borrower Communications” means, collectively, any Borrowing Request, Interest Election Request, Compliance Certificate, Borrowing Base Certificate and supporting documentation, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, certification, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by any Loan Party to the Administrative Agent through the Approved Borrower Portal, in each case to the extent arrangements for doing so have been approved by the Administrative Agent.

(b)            Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system), each Lender, each Issuing Bank, and each Borrower acknowledges and agrees that (i) the distribution of material through an electronic medium is not necessarily secure, (ii) the Administrative Agent is not responsible for approving or vetting administrators, representatives, or contacts of any Borrower added to the Approved Borrower Portal, and (iii) there may be confidentiality and other risks associated with such distribution. Each Lender, each Issuing Bank, and each Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution, except to the extent such risks result from the bad faith, gross negligence or willful misconduct of the Administrative Agent or its Related Parties, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(c)            THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE APPLICABLE PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL, except, in the case of direct damages, to the extent resulting from the bad faith, gross negligence or willful misconduct of the applicable party, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(d)            Each Lender, each Issuing Bank, and each Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(e)            Nothing herein shall prejudice the right of the Loan Parties to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Article IX

Miscellaneous

Section 9.01            Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone, Electronic Systems or the Approved Borrower Portal (and subject in each case to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)            if to any Loan Party, to the Administrative Borrower at:

9320 Lakeside Boulevard, Suite 300

The Woodlands, TX 77381

Attention: Heidi D. Lewis

Email: hlewis@targethospitality.com

with a copy to (which copy shall not constitute notice):

Allen Overy Shearman Sterling LLP

599 Lexington Avenue

New York, NY 10022

Attention: Jeffrey Pellegrino

Telephone No: +1 212 610 6463

Email: Jeffrey.Pellegrino@AllenOvery.com

(ii)            if to the Administrative Agent from a Borrower, to the address or addresses separately provided to the Borrowers;

(iii)            if to the Administrative Agent from the Lenders, to JPMorgan Chase Bank, N.A., to the address or addresses separately provided to the Lenders;

(iv)            if to an Issuing Bank, to it at the address separately provided to the Borrowers;

(v)            if to any Swingline Lender, at the address separately provided to the Borrowers; and

(vi)            if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or three (3) Business Days after dispatch if sent by certified or registered mail, in each case delivered, sent or mailed (properly addressed) to the relevant party as provided in this Section 9.01, (B) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (C) delivered through Electronic Systems or the Approved Borrower Portal to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b)            Notices and other communications to the Lenders hereunder may be delivered or furnished by Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Default certificates delivered pursuant to Section 5.01(c) unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Administrative Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise proscribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

(c)            Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto; it being understood and agreed that the Borrowers may provide any such notice to the Administrative Agent as recipient on behalf of itself, the Swingline Lenders, each Issuing Bank and each Lender.

(d)            Electronic Systems.

(i)            Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications available to the Issuing Bank and the other Lenders by posting the Communications on a Platform.

(ii)            Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall any Agent Party have any liability to the Borrowers or the other Loan Parties, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrowers’, any Loan Party’s or the Administrative Agent’s transmission of Communications through an Electronic System.

Section 9.02            Waivers; Amendments. No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(a)            Except as provided in Section 2.09(f) (with respect to any commitment increase), Section 2.15(c), Section 2.15(d) and Section 2.15(e), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender) (it being understood that a waiver of any condition precedent or the waiver of any Default, Event of Default or mandatory prepayment shall not constitute an increase or extension of any Commitment), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) adversely affected thereby (but not by virtue of a waiver of any condition precedent, Default, Event of Default or mandatory prepayment or change to a financial ratio or definition applicable thereto); provided that (x) any waiver or amendment of a post-default increase in the interest or fees payable hereunder, (y) the amendment of any financial covenant hereunder (or any defined term used therein), even if the effect of such amendment would be to reduce the rate of interest on any Loan, Letter of Credit or other extension of credit hereunder or to reduce any fee payable hereunder or (z) the waiver of any mandatory prepayment hereunder, shall be effective with the consent of the Required Lenders (and shall not require the consent of each adversely affected Lender), (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) adversely affected thereby; provided that any Lender, upon the request of the Administrative Borrower, may extend the final expiration of its Commitment without the consent of any other Lender in accordance with Section 2.10, (iv) change Section 2.19(a) or (c) in a manner that would alter (x) the manner in which payments are shared or (y) the order in which payments are applied, in each case, without the written consent of each Lender (other than any Defaulting Lender), (v) amend or otherwise modify the definition of Borrowing Base or any component definition thereof the result of which would be to increase the Borrowing Base, without the written consent of the Supermajority Revolving Lenders (provided that, for the avoidance of doubt, no such Supermajority Revolving Lenders’ consent shall be required pursuant to this Section 9.02(a)(v) in connection with the Administrative Agent’s right to establish or adjust Reserves in its Permitted Discretion pursuant to the definition of Borrowing Base), (vi) change any of the provisions of this Section or the definition of “Required Lenders”, “Supermajority Revolving Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender) directly affected thereby, (vii) release all or substantially all of the value of the Guarantees of the Secured Obligations (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender), (viii) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender (other than any Defaulting Lender), (ix) subordinate the Liens on any of the Collateral securing the Secured Obligations to the Lien securing any other Indebtedness (other than any Lien permitted pursuant to Section 6.02(c)), without the written consent of each Lender directly affected thereby, (x) subordinate any Obligations in right of payment to any other Indebtedness (provided that, solely with respect to (ix) and (x) above, no such Lender consent shall be required for a “debtor in possession” financing if each adversely affected Lender has been offered a bona fide opportunity to fund or otherwise provide its pro rata share (based on the amount of Obligations that are adversely affected thereby held by each Lender) of such financing), (xi) change Section 2.21 without the consent of each Lender (other than any Defaulting Lender) or (xii) amend Section 2.09(c) to permit the reduction of the Revolving Commitments of any Class in any manner other than ratably among the Lenders in such Class in accordance with their respective Revolving Commitments without the written consent of each Lender in such Class; provided, further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be (it being understood that any amendment to Section 2.21 shall require the consent of the Administrative Agent, the Issuing Bank and the Swingline Lender); provided, further that no such agreement shall amend or modify the provisions of Section 2.07 or any letter of credit application and any bilateral agreement between a Borrower and the Issuing Bank regarding the respective rights and obligations between a Borrower and the Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of the Administrative Agent and the applicable Issuing Bank, respectively. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.

(b)            The Lenders and the Issuing Bank hereby irrevocably agree (and authorize the Administrative Agent to take all necessary actions to effectuate such releases, and the Administrative Agent shall effectuate such releases) that (A) any Guarantor shall be automatically released from the Guarantees upon consummation of any transaction permitted hereunder resulting in such Subsidiary ceasing to constitute a Subsidiary or upon any Restricted Subsidiary becoming an Excluded Subsidiary and (B) any Liens granted to the Administrative Agent by the Loan Parties on any Collateral shall be automatically released (i) upon the Termination Date, (ii) if constituting property being sold or disposed of in compliance with the terms of this Agreement (to the extent the Loan Party disposing of such property certifies that the sale or disposition is made in compliance with the terms of this Agreement, which certification the Administrative Agent may rely on conclusively, without further inquiry), (iii) if constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII; provided that no Loan Party shall be automatically released from its obligations under the Loan Documents solely by reason of such Loan Party becoming an Excluded Subsidiary of the type described in clause (e) of the definition thereof unless either (x) it is no longer a Subsidiary or (y) such Loan Party ceases to be a Wholly-Owned Subsidiary as a result of a sale, issuance or transfer of Equity Interests to (A) a Person that is not an Affiliate of Holdings or (B) an Affiliate of Holdings if, in the case of this clause (B), such sale or transfer is made for a bona fide business purpose of Holdings and its Subsidiaries and not for the primary purpose of evading the collateral and guarantee requirements hereunder (in each case as determined by the Administrative Borrower in good faith). Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders. In connection with any termination or release requested pursuant to this Section 9.02, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, upon receipt of an officer’s certificate certifying that such transaction or event was permitted hereunder, all documents that such Loan Party shall request to evidence such termination or release, and shall file (or authorize such Loan Party to file) any termination statements in respect of UCC financing statements (or similar filings under applicable law). Each of the Secured Parties irrevocably authorizes the Administrative Agent to effect the releases set forth in this Section 9.02. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.

(c)            If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Administrative Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity (other than an Ineligible Institution) which is reasonably satisfactory to the Administrative Borrower, the Administrative Agent and the Issuing Bank shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.16 and 2.18, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.17 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender. Each party hereto agrees that an assignment required pursuant to this Section may be effected pursuant to an Assignment and Assumption executed by the Borrowers, the Administrative Agent and the assignee and that the affected Lender required to make such assignment need not be a party thereto; provided that the Administrative Agent shall have received such information and documentation as may be reasonably requested by the Administrative Agent (acting on its own behalf or on behalf of any Lender) for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations.

(d)            Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Administrative Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to (i) cure any ambiguity, omission, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, (ii) cause any Collateral Document to comply with any Requirements of Law or the advice of counsel to the Administrative Agent or to be consistent with this Agreement and/or the relevant other Loan Documents or (iii) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties.

Section 9.03            Expenses; Limitation of Liability; Indemnity; Damage Waiver. (a) The Loan Parties shall, jointly and severally, pay all (i) reasonable and documented out-of-pocket expenses of the Administrative Agent and its Affiliates, in connection with the syndication and distribution (including, without limitation, via the internet or through an Electronic System or the Approved Borrower Portal) of the credit facilities provided for herein and the preparation, execution, delivery and administration of the Loan Documents and any amendment or waiver with respect thereto (including the reasonable and documented fees, disbursements and other charges of counsel (but limited, in the case of legal fees and expenses, to the reasonable fees, charges and disbursements of one counsel to the Administrative Agent as counsel to the Administrative Agent and its Affiliates and, solely in the case of an actual or potential conflict of interest, one additional counsel to all affected parties, taken as a whole and, if reasonably necessary, of one local counsel in any relevant local jurisdiction to such Persons, taken as a whole)), and any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender (including the reasonable and documented fees, disbursements and other charges of counsel (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the Administrative Agent and the Lenders, taken as a whole and, solely in the case of an actual or potential conflict of interest, one additional counsel to all affected parties, taken as a whole and, if necessary, of one local counsel in any relevant jurisdiction to such Persons, taken as a whole)), in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Loan Parties under this Section include, without limiting the generality of the foregoing, reasonable and documented fees, costs and expenses incurred in connection with:

(A)            subject to Section 5.12, appraisals;

(B)            subject to Section 5.06, field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination;

(C)            Taxes, fees and other charges for (1) lien and title searches and (2) filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(D)            during the existence and continuation of an Event of Default, sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(E)            during the existence and continuation of an Event of Default, forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing fees, costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.19(c).

(b)            To the extent permitted by applicable law (i) neither the Administrative Borrower nor any Loan Party shall assert, and the Administrative Borrower and each Loan Party hereby waives, any claim against the Administrative Agent, the Lead Arranger, any Issuing Bank and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), except to the extent such Liabilities have resulted from the bad faith, gross negligence or willful misconduct of such Lender-Related Person, as determined by a final, non-appealable judgment of a court of competent jurisdiction, and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 9.03(b) shall relieve the Borrowers or any Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(c)            The Loan Parties shall, jointly and severally, indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related reasonable out-of-pocket expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee (but limited, in the case of legal fees and expenses, to one counsel to all such Indemnitees, taken as a whole and, solely in the case of an actual or potential conflict of interest, one additional counsel to all affected Indemnitees, taken as a whole (and, if reasonably necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole and, solely in the case of any such an actual or potential conflict of interest, one additional local counsel to all affected Indemnitees taken as a whole, in each such relevant jurisdiction)), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, or the manufacture, purchase, acceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of any Collateral (including, without limitation, latent and other defects, whether or not discoverable by the Administrative Agent or any Indemnitee or any Loan Party, and any claim for patent, trademark, copyright or other Intellectual Property infringement), (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any presence or Release of Hazardous Materials in violation of Environmental Law on or from any property owned or operated by a Loan Party or a Subsidiary, or any Environmental Liability related in any way to a Loan Party or a Subsidiary, (iv) the failure of a Loan Party to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by a Loan Party for Taxes pursuant to Section 2.18, or (v) any actual or prospective Proceeding relating to any of the foregoing, whether or not such Proceeding is brought by any Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or (y) arise out of any dispute solely among Indemnitees which do not arise out of any act or omission of any Loan Party or any of its Subsidiaries (other than any proceeding against the Administrative Agent solely in its capacity or in fulfilling its role as the administrative agent hereunder). This Section 9.03(c) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(d)            To the extent that any Loan Party fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof), the Swingline Lender or the Issuing Bank (or any Related Party of any of the foregoing) under paragraph (a), (b) or (c) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Swingline Lender or the Issuing Bank (or any Related Party of any of the foregoing), as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Loan Parties’ failure to pay any such amount shall not relieve any Loan Party of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Swingline Lender or the Issuing Bank in its capacity as such.

(e)            To the extent permitted by applicable law, no party to this Agreement shall assert, and each party to this Agreement hereby waives, any claim against any other party hereto or any Indemnitee, (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the internet) other than claims for gross negligence, willful misconduct or material breach of this Agreement, as determined by a final, non-appealable judgment of a court of competent jurisdiction or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this paragraph (e) shall relieve any Loan Party of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(f)            All amounts due under this Section shall be payable not later than thirty (30) days after written demand therefor.

(g)            Each Indemnitee shall be obligated to refund or return any and all amounts paid by a Loan Party under this Section 9.03 to such Indemnitee for any losses, claims, damages, liabilities and expenses to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof as determined by a final non-appealable judgment of a court of competent jurisdiction.

Section 9.04            Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (b) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(a)            (i) Subject to the conditions set forth in paragraph 9.04(a)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A)            the Administrative Borrower, provided that the Administrative Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof, and provided further that no consent of the Administrative Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Specified Event of Default has occurred and is continuing, any other assignee;

(B)            the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund;

(C)            the Issuing Bank; and

(D)            the Swingline Lender.

(ii)            Assignments shall be subject to the following additional conditions:

(A)            except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Administrative Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Administrative Borrower shall be required if a Specified Event of Default has occurred and is continuing;

(B)            each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)            the parties to each assignment shall execute and deliver to the Administrative Agent (1) an Assignment and Assumption or (2) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500; and

(D)            the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(a), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means a (a) natural person, (b) Defaulting Lender or its Lender Parent, (c) company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such company, investment vehicle or trust shall not constitute an Ineligible Institution if it (i) has not been established for the primary purpose of acquiring any Loans or Commitments, (ii) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (iii) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business, (d) Loan Party or a Subsidiary or other Affiliate of a Loan Party, (e) Parent Entity, Sponsor, Sponsor Affiliate or, in each case, any Affiliate thereof or (f) Disqualified Institution.

(iii)            Subject to acceptance and recording thereof pursuant to Section 9.04(a)(iv) from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits and subject to the obligations of Sections 2.16, 2.17, 2.18, 9.03 and 9.12). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (b) of this Section.

(iv)            The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)            Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (a)(ii)(C) of this Section and any written consent to such assignment required by paragraph (a) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(a), 2.19(c) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)            Notwithstanding anything to the contrary in this Section, in the event of any assignment by a Lender without the Administrative Borrower’s consent or deemed consent (if applicable) (A) to any Disqualified Institution or (B) to the extent the Administrative Borrower’s consent is required under this Section and has not been obtained (or deemed obtained), to any other Person, the Administrative Borrower may, at its sole expense and effort, upon notice to such Person and the Administrative Agent, (1) terminate any Commitments of such Person and repay all obligations of the Borrowers owing to such Person hereunder and under the other Loan Documents and/or (2) require such Person to assign and delegate, without recourse, all of its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Person paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents; provided that (i) the Administrative Borrower shall have paid to the Administrative Agent the assignment fee, if any, required under this Section and (ii) such assignment does not conflict with applicable law.

(b)            Any Lender may, without the consent of any Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to an Eligible Assignee (a “Participant”) other than an Ineligible Institution in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 (subject to the requirements and limitations therein, including the requirements under Section 2.18(f) and (h) (it being understood that the documentation required under Section 2.18(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section; provided that such Participant (1) agrees to be subject to the provisions of Sections 2.19 and 2.20 as if it were an assignee under paragraph (a) of this Section; and (2) shall not be entitled to receive any greater payment under Section 2.16 or 2.18, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.20(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.19(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05            Survival. To the extent permitted by applicable Requirements of Law, all covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.16, 2.17, 2.18, 9.03, 9.12 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, any Lender ceasing to be a Lender pursuant to the last sentence of Section 2.10(b), the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

Section 9.06            Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(a)            Delivery of an executed counterpart of a signature page of (i) this Agreement, (ii) any other Loan Document and/or (iii) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (A) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrowers or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (B) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrowers and each Loan Party hereby (1) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrowers and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (2) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (3) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (4) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrowers and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 9.07            Severability. To the extent permitted by applicable Requirements of Law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08            Right of Setoff. If an Event of Default shall have occurred and be continuing, upon the prior approval of the Administrative Agent or the Required Lenders, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrowers and the Administrative Agent in writing of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.09            Governing Law; Jurisdiction; Consent to Service of Process. The Loan Documents (other than those containing a contrary express choice of law provision) and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise and whether at law or in equity) based upon, arising out of or relating to the Loan Documents and the transactions contemplated thereby shall be governed by and construed in accordance with the internal laws of the State of New York but giving effect to federal laws applicable to national banks.

(a)            Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), in any action or proceeding (whether in tort, contract or otherwise and whether at law or in equity) arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such federal court or, to the extent such court lacks subject matter jurisdiction, in such New York state court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction to enforce its rights in the Collateral (and the Loan Parties may respond thereto).

(b)            Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)            Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10            WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND WHETHER AT LAW OR IN EQUITY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11            Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12            Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), in which case, such Person shall (i) to the extent permitted by applicable Requirements of Law, inform the Administrative Borrower promptly in advance thereof and (ii) except with respect to any audit or examination conducted by bank regulatory authorities, use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment, (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process, in which case, such Person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority exercising examination, governmental or regulatory authority, (i) to the extent permitted by applicable Requirements of Law, inform the Administrative Borrower promptly in advance thereof and (ii) except with respect to any audit or examination conducted by bank regulatory authorities, use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction or other transactions under which payments are to be made by reference to the Borrowers’ and their obligations, this Agreement or payments hereunder or credit insurance or re-insurance transaction, in each case, relating to the Loan Parties and their obligations, (g) with the consent of the Borrowers, (h) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrowers or (i) to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent, the Issuing Bank or any Lender in connection with the administration of this Agreement and the other Loan Documents, subject, in each case, to customary confidentiality arrangements for service providers and limited to the existence of the Agreement and publicly available information for market data collectors; provided that such Person, after reasonable investigation, has no knowledge that such non-confidential source is not subject to confidentiality obligations owing to any Loan Party. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information. Each of the Administrative Agent, the Issuing Bank and the Lenders shall continue to be subject to the obligations of this Section 9.12 for a period of one (1) year after such Person is no longer a party to this Agreement.

Each of the Administrative Agent, the Issuing Bank and the Lenders shall use Confidential Information solely for purposes of administering the Loan Documents and the transactions contemplated thereby.

EACH LENDER ACKNOWLEDGES THAT CONFIDENTIAL INFORMATION FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWERS, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT ANY BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

For the avoidance of doubt, nothing in this Section 9.12 shall prohibit any Person from voluntarily disclosing or providing any information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 9.12 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

Section 9.13            Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.

Section 9.14            USA PATRIOT Act and Beneficial Ownership Regulation. Each Lender that is subject to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation.

Section 9.15            Disclosure. Each Loan Party, each Lender and the Issuing Bank hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

Section 9.16            Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the other Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent in writing thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 9.17            Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.18            Marketing Consent. Each Borrower hereby authorizes the Lead Arrangers to use any Loan Party’s name and logo in confidential information memoranda, lender presentations and other syndication marketing materials prepared in connection with the Loans; provided that, after the Effective Date, no Lender or Affiliate thereof may publish tombstones, advertisements or other publicity regarding this Agreement without the Administrative Borrower’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

Section 9.19            Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.20            No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Loan Parties acknowledge and agree that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s length commercial transactions between the Loan Parties and their Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Loan Parties are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents, (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to the Loan Parties or any of their Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents, and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to the Loan Parties or their Affiliates. To the fullest extent permitted by law, the Loan Parties hereby waive and release any claims that they may have against the Administrative Agent, each of the Lenders and their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.21            Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of Texas and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 9.22            Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Section 9.23            Joint and Several. Each Borrower hereby unconditionally and irrevocably agrees it is jointly and severally liable to the Administrative Agent, the Issuing Banks and the Lenders for the Secured Obligations. In furtherance thereof, each Borrower agrees that wherever in this Agreement it is provided that a Borrower is liable for a payment, such obligation is the joint and several obligation of each Borrower. Each Borrower acknowledges and agrees that its joint and several liability under this Agreement and the Loan Documents is absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever by the Administrative Agent, any Issuing Bank, any Lender or any other Person. Each Borrower’s liability for the Secured Obligations shall not in any manner be impaired or affected by who receives or uses the proceeds of the credit extended hereunder or for what purposes such proceeds are used, and each Borrower waives notice of borrowing requests issued by, and loans or other extensions of credit made to, other Borrowers. Each Borrower hereby agrees not to exercise or enforce any right of exoneration, contribution, reimbursement, recourse or subrogation available to such Borrower against any party liable for payment under this Agreement and the Loan Documents unless and until the Administrative Agent, each Issuing Bank and each Lender have been paid in full and all of the Secured Obligations are satisfied and discharged following termination or expiration of all commitments of the Lenders to extend credit to the Borrowers. Each Borrower’s joint and several liability hereunder with respect to the Secured Obligations shall, to the fullest extent permitted by applicable law, be the unconditional liability of such Borrower irrespective of (i) the validity, enforceability, avoidance or subordination of any of the Secured Obligations or of any other document evidencing all or any part of the Secured Obligations, (ii) the absence of any attempt to collect any of the Secured Obligations from any other Loan Party or any Collateral or other security therefor, or the absence of any other action to enforce the same, (iii) the amendment, modification, waiver, consent, extension, forbearance or granting of any indulgence by the Administrative Agent or any Lender with respect to any provision of any instrument executed by any other Loan Party evidencing or securing the payment of any of the Secured Obligations, or any other agreement now or hereafter executed by any other Loan Party and delivered to the Administrative Agent, (iv) the failure by the Administrative Agent or any Lender to take any steps to perfect or maintain the perfected status of its Lien upon, or to preserve its rights to, any of the Collateral or other security for the payment or performance of any of the Secured Obligations or the Administrative Agent’s release of any Collateral or of its Liens upon any Collateral, (v) the release or compromise, in whole or in part, of the liability of any other Loan Party for the payment of any of the Secured Obligations, (vi) any increase in the amount of the Secured Obligations beyond any limits imposed herein or in the amount of any interest, fees or other charges payable in connection therewith, in each case, if consented to by any other Borrower, or any decrease in the same, or (vii) any other circumstance that might constitute a legal or equitable discharge or defense of any Loan Party. After the occurrence and during the continuance of any Event of Default, the Administrative Agent may proceed directly and at once, without notice to any Borrower, against any or all of the Loan Parties to collect and recover all or any part of the Secured Obligations, without first proceeding against any other Loan Party or against any Collateral or other security for the payment or performance of any of the Secured Obligations, and each Borrower waives any provision that might otherwise require the Administrative Agent or the Lenders under applicable law to pursue or exhaust remedies against any Collateral or other Loan Party before pursuing such Borrower or its property. Each Borrower consents and agrees that neither the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or against or in payment of any or all of the Secured Obligations. Notwithstanding any other provision of this Section, the joint and several liability of each Borrower hereunder shall be limited to the extent, if any, required so that its obligations under this Section shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

Article X

Loan Guaranty

Section 10.01            Guaranty. Each Loan Guarantor hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties and their respective successors and assigns, the prompt and punctual payment in full and performance when due, whether at stated maturity, by required prepayment, declaration, demand, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations (including all fees, costs, expenses, including, without limitation, all court costs and out-of-pocket attorneys’ and paralegals’ fees and expenses paid or incurred by the Administrative Agent, the Issuing Bank and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations) (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”; provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor). The Guarantors hereby jointly and severally agree that if the Borrowers or other Guarantor(s) shall fail to make payment in full, whether at stated maturity, by required prepayment, declaration, demand, upon acceleration or otherwise, any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

Section 10.02            Guaranty of Payment. This Loan Guaranty is a guaranty of payment and performance when due and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, the Issuing Bank or any Lender to sue any Borrower, any other Loan Guarantor, any other guarantor of, or any other Person obligated for, all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

Section 10.03            No Discharge or Diminishment of Loan Guaranty. Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the occurrence of the Termination Date), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Guaranteed Obligations, by operation of law or otherwise, (ii) any change in the corporate existence, structure or ownership of any Borrower or any other Obligated Party liable for any of the Guaranteed Obligations, (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party or their assets or any resulting release or discharge of any obligation of any Obligated Party, or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, the Issuing Bank, any Lender or any other Person, whether in connection herewith or in any unrelated transactions.

(a)            The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(b)            Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations, (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations, (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of the Borrowers for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations, (iv) any action or failure to act by the Administrative Agent, the Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations, (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations) or (vi) any other circumstance (including, without limitation, any statute of limitations, solely to the extent such statute of limitations has not expired with respect to enforcement against such Loan Guarantor) or any existence of or reliance on any representation by the Administrative Agent or any Secured Party, or constitute a defense to, or a legal or equitable discharge of, any Borrower or any other Loan Party or any other guarantor or surety (other than the indefeasible payment in full in cash of the Guaranteed Obligations). The rights, powers, privileges and remedies of the Secured Parties hereunder are cumulative and are not exclusive of any rights, powers or remedies provided by applicable law.

Section 10.04            Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower, any Loan Guarantor or any other Obligated Party, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives (a) acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any Secured Party exhaust any right, power or remedy or otherwise proceed or take any action be taken against any Obligated Party or any other Person under this Agreement or any other agreement or instrument referred to herein and (b) any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon the Guarantee pursuant to this Article X or acceptance of the Guarantee pursuant to this Article X, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon the Guarantee pursuant to this Article X, and all dealings between any Borrower, the Administrative Agent and the other Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon the Guarantee pursuant to this Article X. To the fullest extent permitted by applicable law, each Loan Guarantor waives any suretyship defense under any state law to the extent such defense is expressly waived herein and is waivable under applicable law. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security prior to the Termination Date.

Section 10.05          Instrument for the Payment of Money. Each Loan Guarantor hereby acknowledges that the Guarantee pursuant to this Article X constitutes an instrument for the payment of money, and consents and agrees that the Administrative Agent, acting at the direction of the Required Lenders after acceleration of the Guaranteed Obligations, may bring a motion-action under New York CPLR Section 3213.

Section 10.06          Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any Obligated Party or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Bank and the Lenders.

Section 10.07          Continuing Guarantee. The Guarantee pursuant to this Article X is a continuing guarantee of payment and performance, and shall apply to all Guaranteed Obligations whenever arising.

Section 10.08          Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Bank and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.

Section 10.09          Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Administrative Agent, the Issuing Bank or any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

Section 10.10            Termination. Each of the Lenders and the Issuing Bank may continue to make loans or extend credit to the Borrowers based on this Loan Guaranty until five (5) days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth (5th) day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of such Guaranteed Obligations. Nothing in this Section 10.10 shall be deemed to constitute a waiver of, or eliminate, limit, reduce or otherwise impair any rights or remedies the Administrative Agent or any Lender may have in respect of, any Default or Event of Default that shall exist under Article VII hereof as a result of any such notice of termination.

Section 10.11          Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.

Section 10.12          Contribution.

(a)            To the extent that any Loan Guarantor shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Loan Guarantor if each Loan Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Loan Guarantor’s Allocable Amount (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following the Termination Date, such Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)            As of any date of determination, the “Allocable Amount” of any Loan Guarantor shall be equal to the excess of the fair saleable value of the property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Guarantors as of such date in a manner to maximize the amount of such contributions.

(c)            This Section 10.12 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 10.12 is intended to or shall impair the obligations of the Loan Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.

(d)            The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification is owing.

(e)            The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section 10.12 shall be exercisable upon the Termination Date.

Section 10.13            Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Bank and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

Section 10.14            Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.14 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.14 or otherwise under this Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 10.14 shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor intends that this Section 10.14 constitute, and this Section 10.14 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(ii) of the Commodity Exchange Act.

(signature pages follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective proper and duly authorized officers or representatives as of the day and year first above written.

ARROW BIDCO, LLC, as the Administrative Borrower and a Guarantor

By:	/s/ Jason Vlacich
Name:	Jason Vlacich
Title:	Chief Financial Officer

TOPAZ HOLDINGS LLC, as Holdings and a Guarantor

By:	/s/ Jason Vlacich
Name:	Jason Vlacich
Title:	Chief Financial Officer

TARGET LOGISTICS MANAGEMENT, LLC, as a Borrower and a Guarantor

By:	/s/ Jason Vlacich
Name:	Jason Vlacich
Title:	Chief Financial Officer

TLM EQUIPMENT, LLC, as a Borrower and a Guarantor

By:	/s/ Jason Vlacich
Name:	Jason Vlacich
Title:	Chief Financial Officer

[Signature Page to Credit Agreement]

TARGET CULINARY, LLC, as a Borrower and a Guarantor

By: Target Logistics Management, LLC, its sole member

By:	/s/ Jason Vlacich
Name:	Jason Vlacich
Title:	Chief Financial Officer

US IRON BIDCO, LLC, as a Borrower and a Guarantor

By:	/s/ Jason Vlacich
Name:	Jason Vlacich
Title:	Chief Financial Officer

RL SIGNOR HOLDINGS, LLC,
as a Borrower and a Guarantor,

By:	/s/ Jason Vlacich
Name:	Jason Vlacich
Title:	Chief Financial Officer

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as the Administrative Agent, a Lender and an Issuing Bank

By:	/s/ Ethan Turner
Name:	Ethan Turner
Title:	Authorized Officer

[Signature Page to Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION,
as a Lender and an Issuing Bank

By:	/s/ Ashlee Gage
Name:	Ashlee Gage
Title:	AVP, Relationship Manager

[Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Charles Card
Name:	Charles Card
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

THE HUNTINGTON NATIONAL BANK,
as a Lender

By:	/s/ Heather Wah
Name:	Heather Wah
Title:	Vice-President

[Signature Page to Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC.,
as a Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Vice President

[Signature Page to Credit Agreement]

Deutsche Bank AG New York Branch,
as a Lender

By:	/s/ Stephen Lapidus
Name:	Stephen Lapidus
Title:	Director

By:	/s/ Craig Cheverko
Name:	Craig Cheverko
Title:	Vice President

[Signature Page to Credit Agreement]

First National Bank of Omaha,
as a Lender

By:	/s/ Lindsey Guinn
Name:	Lindsey Guinn
Title:	Sr. Director

[Signature Page to Credit Agreement]